UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10/A
(Amendment No. 1)
GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

SOURCE FINANCIAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	80-0142655
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

Level 6/97 Pacific Highway North Sydney NSW 2060 Australia	N/A
(Address of principal executive offices)	(Zip Code)

+61 2 8907-2500
Registrant's telephone number, including area code

Securities to be registered pursuant to Section 12(b) of the Act: None

Title of each class	Name of each exchange on which
To be so registered	each class is to be registered
None	N/A

Securities to be registered pursuant to section 12(g) of the Act:
Common Stock, $0.001 par value
(Title of class)

Indicate by check mark if the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and smaller reporting company in Rule 12b-2 of the Exchange Act. (Check one)

Large Accelerated Filer	☐	Accelerated Filer	☐
Non-accelerated Filer	☐ (Do not check if a smaller reporting Company)	Smaller Reporting Company	☒

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This registration statement contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Any statements about our expectations, beliefs, plans, predictions, forecasts, objectives, assumptions, or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends,” and similar words or phrases. Accordingly, these statements are only predictions and involve estimates, known and unknown risks, assumptions, and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described under the caption “Risk Factors” and elsewhere in this registration statements, including the exhibits hereto.

   Any or all of our forward-looking statements in this registration statement may turn out to be inaccurate. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, or expectations contemplated by us will be achieved. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, and financial needs. There are important factors that could cause our actual results, level of activity, performance, or achievements to differ materially from the results, level of activity, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, statements regarding (i) our asset growth and sources of funding; (ii) our expansion into different consumer segments; (iii) our financing plans; (iv) the impact of regulations on us; (v) our exposure to market risks, including interest rate risk and equity price risk; (vi) our exposure to credit risks, including credit default risk and settlement risk; (vii) our competition; (viii) our projected capital expenditures; (ix) our capitalization requirements and level of reserves; (x) our liquidity; (xi) trends affecting the economy generally; and (xii) trends affecting our financial condition and our results of operations. Examples of these important factors, in addition to those discussed elsewhere in this registration statement, that could cause our actual results to differ substantially from those anticipated in our forward-looking statements, include, among others:

●	adverse economic conditions in the United States, Australia and worldwide may negatively impact our results;

●	our business could suffer if our access to funding is reduced;

●	we face significant risks implementing our growth strategy, some of which are outside our control;

●	our financial condition, liquidity, and results of operations depend on the credit performance of our loans;

●	loss of our key management or other personnel, or an inability to attract such management and personnel, could negatively impact our business; and

●	we operate in a highly regulated industry and continually changing federal, state, and local laws and regulations could materially adversely affect our business.

   All forward-looking statements are necessarily only estimates of future results, and actual results may differ materially from expectations. You are, therefore, cautioned not to place undue reliance on such statements which should be read in conjunction with the other cautionary statements that are included elsewhere in this registration statement. In particular, you should consider the numerous risks described in the “Risk Factors” section of this registration statement. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

    We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.  You are advised, however, to consult any additional disclosures we make in our reports filed with the Securities and Exchange Commission (“SEC”). This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.

 Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this registration statement only:

●	“AUD” or “ AU Dollar” refer to the legal currency of Australia;

●
  “Source,” “Company,” “we,” “us,” and “our” refer to the combined businesses of Source Financial, Inc., a Delaware corporation, and its subsidiaries, Moneytech Limited, an Australian company (“Moneytech”) and its subsidiaries,  WikiTechnologies, Inc., a Delaware corporation (“WikiTechnologies” or”WTI”), and Moneytech USA, Inc., a Delaware corporation.  For all periods prior to June 30, 2013, the date of the Moneytech Acquisition, these terms refer to Source Financial, Inc., and its predecessors and their respective consolidated subsidiaries.

●	“Exchange Act” refers to the Securities Exchange Act of 1934, as amended;

●	“SEC” refers to the Securities and Exchange Commission;

●	“Securities Act” refers to the Securities Act of 1933, as amended;

●	“Series B Shares” refers to the Company’s Series B Preferred Stock; and

●	“U.S. dollars,” “dollars”, “USD” and “$” refer to the legal currency of the United States.

All share and per share information in this registration statement give effect to a 1-for 100 reverse stock split of our common stock that became effective on March 21, 2013.

Item 1. Business

Acquisition of Moneytech Limited

Share Exchange

On June 30, 2013, Source Financial, Inc. (formerly known as Wiki Group, Inc.) acquired all of the outstanding shares of Moneytech  Limited, an Australian company (“Moneytech”) pursuant to a Share Exchange Agreement dated May 30, 2013 (the “Exchange Agreement”) we entered into with Moneytech, Marco Garibaldi (“Garibaldi”), Edward DeFeudis (“DeFeudis”) and Hugh Evans (“Evans”), individually as the beneficial owner of approximately 39.75% of the outstanding shares of Moneytech and on behalf of the other 49 shareholders of Moneytech (the “Moneytech Shareholders”), in exchange, for 5,300,000 shares of our common stock (the “Share Exchange”). As a result of the Share Exchange, Moneytech became a wholly-owned subsidiary of our company, with the Moneytech Shareholders owning in excess of 50% of our outstanding shares on a fully diluted basis.

Issuance of Series B Shares

In connection with our acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of common stock (the “Common Shareholders”), with each Series B Share having a number of votes equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and we will have the right to purchase the Series B Shares at a per share price equal to one tenth of a cent ($0.001).  Thus, as the holder of the Series B Shares, Mr. Evans will be able to elect a majority of our Board of Directors until June 30, 2018, and as the holder of approximately 55.25% of our outstanding voting shares, Mr. Evans has effective control over our business, including matters requiring the approval of our stockholders, such as the approval of significant corporate transactions.

As a result of the consummation of the Share Exchange Agreement, the shareholders of Moneytech in combination with Evans, became our controlling stockholders.  Consequently, the Share Exchange has been accounted for as a recapitalization of Moneytech effected by a share exchange in which for accounting and financial reporting purposes Moneytech is considered the acquirer. Consequently, the historical consolidated financial statements of Moneytech are now our historical financial statements, and the assets and liabilities of Source as of June 30, 2013, have been brought forward at their book value and no goodwill has been recognized.

  Escrow Arrangement Concerning WikiTechnologies and Attainment of Financial Benchmarks

In connection with the Share Exchange, Garibaldi, our former Chairman and Chief Technology Officer, deposited in escrow 1,120,000 shares of our common stock  (the “Garibaldi Shares”) and  DeFeudis, our former President, Chief Executive Officer and Chief Financial Officer, deposited in escrow 1,120,000 shares of our common  stock  (the “DeFeudis Shares,” together with the Garibaldi Shares, the “GD Escrow Shares”), and we deposited in escrow all outstanding shares of the common stock of WikiTechnologies, Inc. (the “WikiTechnologies Escrow Shares,” and together with the GD Escrow Shares, the “Escrow Shares”).

During the term of the Escrow Agreement, the operations of WikiTechnologies, Inc. (“WTI”) were to be directed by Garibaldi and DeFeudis.  If during the twelve-month period commencing July 1, 2013 (the “Escrow Period”),  WTI achieved revenues of $4.2 million, a gross profit percentage of 25% and broke even (the “Benchmarks”), the Garibaldi Shares and DeFeudis Shares were to be returned to Garibaldi and DeFeudis and the WikiTechnologies Escrow Shares were to be returned to us.  If the Benchmarks were not met during the Escrow Period, at our option, the Garibaldi Shares and DeFeudis Shares were to be cancelled, and the WTI Escrow Shares were to be delivered to DeFeudis and Garibaldi, and we would no longer own WTI. Further, if, at any point during the Escrow Period, we were to sell WTI, cause WTI to merge with another entity, or dispose of the assets of WTI, or take any other action to compromise the ability of WTI to meet the Benchmarks, the Benchmarks were to be deemed to have been achieved, and the Garibaldi Shares and DeFeudis Shares were to be returned to Garibaldi and DeFeudis. Under the terms of the Exchange Agreement, we were under no obligation to take affirmative action to further the objectives of WTI. In addition, the Exchange Agreement provided that at any time during the Escrow Period our Board of Directors in its discretion may determine that we will keep WTI and cause the Garibaldi Shares and DeFeudis Shares to be delivered to Garibaldi and DeFeudis.

Prior to the consummation of the Share Exchange, WTI was a technology company dedicated to making financial transactions simple, secure, social and affordable. Its principal product, WikiPay is a simple, low-cost alternative to existing mobile and online payment solutions.  WikiPay is a proprietary fee-based mobile Peer-to-Peer payment system that allows mobile and online Peer-to-Peer, Business-to-Consumer, Consumer-to-Business and Business-to-Business payments through its website www.wikipay.com and mobile website m.wikipay.com. WikiPay empowers its users to perform real-time payments, scheduled payments, account inquiries for balance and transaction history, bill payment initiation, notifications and alerts, and transaction security verifications.

Immediately prior to the consummation of the Share Exchange, Source lacked the capital to aggressively market WTI’s services.  The growth of WTI’s business was subject to our ability to obtain financing to implement its business plan.

Separation Agreement

               On February 11, 2014, we entered into a Separation Agreement with Garibaldi and DeFeudis, pursuant to which (i) the WTI Escrow Shares were delivered to Garibaldi and DeFeudis, as a result of which we no longer own any equity interest in WTI, and (ii) 2,140,000 of the GD Escrow Shares were delivered to us for cancellation, with the remaining 100,000 shares delivered to a noteholder of WTI (the “Noteholder”) in payment of certain indebtedness.

                 Our Board of Directors authorized the Settlement Agreement based upon an evaluation of the operations of WTI during which it became apparent that without significant additional financing WTI would not be able to generate significant revenues and become profitable, and thus was unlikely to satisfy the financial benchmarks specified in the Share Exchange Agreement by June 30, 2014.  Accordingly, our Board of Directors determined that relinquishing our equity interest in WTI on the terms and subject to the conditions set forth in the Settlement Agreement was in the best interests of our company and its stockholders.

  On February 14, 2014,Garibaldi and Defeudis entered into lock-up agreements with us restricting the number of shares of our common stock which they may sell publicly during specified periods. See Item 11. “Description of Registrant’s Securities to be Registered – Shares Eligible for Future Sale.”

In addition, in connection with the Settlement Agreement:

1.  Evans and our company executed and delivered releases in favor of each of Garibaldi, DeFeudis and WTI, and each of Garibaldi, DeFeudis and WTI executed and delivered releases in favor of Evans and our company. In its release, WTI indemnified us against any claim that may be made by the Noteholder arising out of the actions of WTI.

2. Our designees serving on the Board of Directors of WTI delivered their resignations as directors of WTI.

              3. WTI executed and delivered an agreement granting us a right to acquire its technologies in the event WTI commences a voluntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding whereby it could be adjudicated a bankrupt or insolvent, or consents to the entry of a decree or order for relief in respect of an involuntary case or proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against it, or the filing by WTI of a petition or answer or consent seeking reorganization or relief under any such applicable law, or the consent by WTI to the filing of such petition or to the appointment of or the taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of WTI or of any substantial part of its property, or the making by WTI of an assignment for the benefit of creditors, or the taking of action by WTI in furtherance of any such action.

Corporate History

Source Financial, Inc., formerly known as Wiki Group, Inc., was incorporated on June 24, 1988 under the laws of the State of Delaware under the name Windsor Capital Corp.

In February 2008, we became an Internet person-to-person lending service as a result of our acquisition from Spider Investments, LLC, of all right, title and interest in and to www.swapadebt.com, a person-to-person lending website, in consideration for shares of our common stock. At the time of the acquisition, Edward DeFeudis was our Chairman, President and CEO, and was a principal in and the managing member of Spider. In connection with the acquisition, we also issued shares of our common stock to a company owned by Marco Garibaldi for services rendered and to be rendered by Mr. Garibaldi. As a result of the transaction, Mr. DeFeudis was the beneficial owner of shares representing approximately 49.8% of our then outstanding common stock, and Mr. Garibaldi was the beneficial owner of shares representing approximately 30.3% of our then outstanding common stock.

 On May 4, 2011, we authorized a 10 for 1 forward split of our common stock and increased the number of our authorized shares of common stock to 750,000,000.  On July 31, 2011, we authorized a 1-for-10 reverse stock split and reduced the number of our authorized shares of common stock to 150,000,000.

                On February 10, 2012, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), we acquired all of the outstanding equity of WikiPay, Inc., in exchange for shares of our Series A Preferred Stock (the “Series A Preferred Shares”) convertible into sixty percent (60%) of our then outstanding shares of common stock on a fully diluted basis. At the time of the acquisition, Mr. Garibaldi, our then Chief Executive Officer, was the Chief Financial Officer and a director of WikiPay and the owner of 37% of the outstanding shares of WikiPay, and Mr. DeFeudis, our then Chairman, Chief Financial Officer and a director of our company, was the Chief Executive Officer and a director of WikiPay and the owner of approximately 35% of the then outstanding shares of WikiPay.  Of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement, 37% were issued to Mr. Garibaldi and approximately 35% were issued to Mr. DeFeudis.

On February 6, 2012, we increased the number of our authorized shares of common stock to 250,000,000.

On December 7, 2012 we increased the number of our authorized shares of common stock to 500,000,000.

On March 21, 2013, we effected a 1-for-100 reverse split of our authorized and issued common stock and changed our corporate name to Source Financial, Inc.

On October 3, 2013, we amended and restated our certificate of incorporation to decrease the number of our authorized shares of common stock and preferred stock to 50,000,000 and 1,000,000, respectively.

On June 30, 2013, we consummated the Exchange Agreement whereby Moneytech became a wholly-owned subsidiary of our company and the Moneytech Shareholders acquired in excess of 50% of our outstanding shares on a fully diluted basis.

On February 14, 2014, pursuant to the Settlement Agreement, we relinquished our ownership interest in WikiTechnologies.

The following chart reflects our current organizational structure:

Our principal executive offices are located at Level 6/97 Pacific Highway, North Sydney NSW 2060, Australia, and our telephone number is +61 2 8907-2500. Our Internet address is www.sourcefinancial.com. Information on, or accessible through, our website is not part of this registration statement.

Operational Overview

                We provide commercial asset based lending, including accounts receivable and trade financing and other financial services, to small to medium sized businesses and individuals in Australia through Moneytech and its subsidiaries, with a focus on utilizing leading edge technology to deliver these services.

Moneytech commenced operations in 2003 as an Australian based, technology driven, commercial finance company. Moneytech has an AUD$50 million securitized wholesale debt facility (the “Wholesale Facility,” “Receivables Purchase Agreement” or “RPA”) with the structured finance division of Westpac banking Corporation (“Westpac”), one of the four leading Australian banks. Moneytech uses the Wholesale Facility to offer asset based, trade finance or accounts receivable finance and working capital solutions to small and medium enterprises (‘SME’s’) throughout Australia.   Moneytech has built a portfolio of more than 5,000 high-quality business customers with its existing range of financing solutions and has experienced strong organic growth since inception.

To distinguish itself from traditional asset based lenders, and to manage and facilitate the advance of money to its customers, Moneytech has developed, operates and maintains its own real time core money transfer platform called The Moneytech Exchange. The Moneytech Exchange stores and tracks every invoice and payment entered into the system and automatically communicates with the major Australian transactional banks to settle thousands of transactions per day, in real time. The Moneytech Exchange is fully automated, real time and online. Human intervention only occurs to manage exceptions and provide necessary transaction approvals or authorizations. The Moneytech Exchange provides significant benefits over traditional non-technology based systems such as:

●	Simple, secure two factor authenticated login to initiate transactions through the web;

●	Automatic processing up to pre-approved limits;

●	Same day settlement for all transactions;

●	Real-time reporting for all parties to each transaction, allowing for easy record keeping, reconciliation and auditing; and

●	Parameters can be assigned to each transaction to vary the cost, settlement timeframe and interest rate, depending on the industry, product, payment terms or any other criteria.

Moneytech has invested approximately AUD$10 million developing this banking platform technology, including approximately AUD$1,161,344 and AUD$873,685 in the fiscal years ended June 30, 2013 and 2012, respectively, and continues to invest in research and development to expand and improve its technology and product suite to maintain and further its competitive position.

For the fiscal years ended June 30, 2013 and 2012 and the six months ended December 31, 2013, receivables financing  accounted for approximately 87%, 85% and 88%, respectively, of total revenue, and payment services  accounted for approximately 11%, 11% and 7% ,respectively, of total revenue.

               Moneytech is an Australian Financial Services License (“AFSL”) holder and BPAY (bill pay) Authorized PIM (“Payment Institution Member”). As a BPAY PIM Moneytech is authorized by BPAY, Australia’s leading bill payment service accepted by all the major Australian banks, to manage stored value accounts for BPAY customers.

We are seeking financing to expand Moneytech’s asset based credit solutions operations in Australia through a combination of strategic acquisitions and organic growth and we are considering introducing those operations in the United States, most likely through a strategic acquisition.  As of the date of this registration statement, we are not engaged in any negotiations, nor do we have any understandings, commitments or agreements with respect to any acquisitions. With the addition of growth capital, Moneytech will seek to accelerate its growth by expanding its customer base, decreasing its cost of funds and achieving a greater degree of autonomy over its credit policies.   See “Business Strategy.”

Our Services

Credit Express

Moneytech offers two products which provide small and medium sized businesses with access to capital – Credit Express and Confirmed Capital.   The underwriting criteria, fee structure and approval process for both of these products is discussed below.
Credit Express offers approved businesses, including retailers, resellers, wholesalers and manufacturers (“Buyers” or “Sellers”), commercial lines of credit and provides them access to the Moneytech Exchange. The Moneytech Exchange allows pre-approved Buyers and Sellers to automatically access financing up to pre-approved limits when a Buyer purchases inventory from a Seller. Moneytech’s client may be either the Buyer or Seller, depending upon which party requests the financing and only the party which requests the financing needs to be pre-approved.

Each transaction is conducted electronically and is based on predetermined criteria to ensure that the Moneytech receivable is acceptable to the provider of its Wholesale Facility.  By utilizing Credit Express:

●	Buyers are able to fund the purchase of inventory with Moneytech delivering the proceeds directly to the Seller’s bank account; or

●
Sellers can fund working capital without having to wait for Buyers to pay invoices. After paying the Seller directly for the goods, Moneytech assumes the risk and collects the money from the Buyer, relieving the Seller of collection costs and cash flow challenges.

Confirmed Capital

Confirmed Capital is unique because of its accounts receivable/asset based financing capability in that Moneytech funds 100% of the face amount of invoices on the day each transaction is conducted. This is more flexible than other accounts receivable financiers who typically provide a maximum of 80% of the invoice value and release funds periodically. Furthermore, Moneytech has the ability to electronically track transactions through the Moneytech Exchange which stores and processes information concerning the customer and its account debtors against individual invoices, decreasing Moneytech’s risk of loss and increasing its efficiency.

                For both Credit Express and Confirmed Capital, customers have agreed repayment terms (which may include an interest free period) for repayment of the amount advanced by Moneytech.  In addition to an ownership or security interest in the goods which are the subject of a transaction or an interest in the receivable, Moneytech often secures the credit provided by having its customer grant liens on all or a portion of its assets, or by providing personal guarantees.  Moneytech generates profits by charging an interest on the amounts funded above its own cost of funds and by charging service fees on transactions and account management fees.  To the maximum extent possible Moneytech seeks to pass along to its customers at a mark-up, every fee incurred by it under the Wholesale Facility.  Further, if the Wholesale Facility requires that Moneytech deposit funds to secure its lender, it requires its customers to fund such deposits.

Fee Structure

Moneytech has two primary ways of charging fees to clients for Credit Express and Confirmed Capital:

(a)	Moneytech charges an interest rate on amounts outstanding in excess of the rate incurred by Moneytech’s to access its funds; and

(b)
Moneytech charges an initial transaction fee when a customer is accepted and seeks to charge a fee for performing each transaction, calculated as either a percentage of the transaction value or a fixed amount, or a combination of the two, but in all events in excess of the corresponding fee charged Moneytech by its lender.

The actual fees charged to clients on an ongoing basis are usually a combination of the above, but depending on the terms of the facility may be limited to only an interest rate or only a fee for conducting the transaction.

Pre-Approval Process

Customers seeking access to either Confirmed Capital or Credit Express are required to complete an application on-line or manually downloaded from the Moneytech Exchange and furnish financial and other information concerning the applicant, all of which is input and stored on the Moneytech Exchange.  The application contains terms and conditions which applicants must review and acknowledge.

Moneytech assesses the creditworthiness of each applicant using on-line verification services and in certain instances third party sources, and regularly reviews and conducts audits of customer accounts.

Where a customer displays a good credit history, Moneytech may offer an increased credit limit.  In such cases, Moneytech will issue the account holder a letter of acceptance subject to acceptance by the account holder.  The letter of acceptance states that in the event the offer is accepted, the account holder shall remain subject to the terms and conditions of the original Buyer Account Application form and Moneytech Buyer Terms and Conditions.  This ensures that Moneytech is in a position to reduce the credit limit or put the account on hold in the event of default.

Underwriting Standards

When a new Business Account is opened, a credit limit must be established for all authorized Account members/users.  This is achieved by assessing each applicant’s personal circumstances. Determination of individual credit limits are based on the assessment criteria described in Moneytech’s Statement of Credit Policy.  The criteria are both qualitative and quantitative, and include but are not limited to: current and historic financial performance of the business based on assessment of its income statement and balance sheet, the net asset position of any individuals or entities providing guarantees in support of the application,  the tenure of the business, the industry in which the business operates, and credit reports from reporting agencies on both the applicant and the principals or proprietors of the applicant.

No credit limit must be set above that which this Credit Policy allows unless the Credit and Risk Committee approve it. The Managing Director reserves the right to veto such approval.  Generally speaking, unless the benefits associated with the proposed Credit Limit significantly outweigh the risks involved, no such limit increases will be approved. For credit limits not in excess of $50,000, the approval of the designated money manager and Moneytech’s national credit manager are required; for credit limits in excess of $50,000 to $150,000, the approval of the money manager and one member of Moneytech’s Credit and Risk Committee is required; and for credit limits in excess of $150,000, the approval of the money manager, two members of Moneytech’s Credit and Risk Committee and Moneytech’s insurer is required.

There is a constant review process where the credit limits of existing customers are re-assessed based on need and application by individual Accounts.  The credit limit re-assessment process is critical to ensuring customer growth within the confines of our commercial risk framework. Accounts that change adversely against their original risk category must be reassessed and adjusted with reference to the Account users circumstances and the then current assessment criteria.

The Moneytech Exchange prevents customers from exceeding their credit limits except where the account is delinquent or when interest or fees and charges are added to the account balance.

Collateral

Moneytech routinely obtains liens on customer assets and also requires personal guarantees (other than public companies) which often are secured by liens on individuals’ assets.

Profitability

Profitability for the account of any customer is determined by measuring the difference between Moneytech’s revenue derived from the transaction fees or interest rates charged to the customer and the interest rates and fees charged by Moneytech’s senior debt provider to it.  Moneytech internally targets a gross profit margin of 50% using these measures.  Facilities may have a higher or lower margin, depending on the amount of risk Moneytech determines (based on its credit and collections policy) is present in the deal.  Moneytech will target higher margins where it believes the risk is relatively higher, and will accept lower margins where it has determines that the risk is relatively low.

Recent and Historical Statistics as to Nonpayment

The percentage of delinquent balances in our portfolio was 1.60% as of June 30, 2013 and 2012, respectively.  The percentage of delinquent balances in our portfolio averaged 1.85% and 2.24% in the fiscal year ended June 30, 2013 and 2012, respectively.  The average collection period in our portfolio decreased from 47 days at the beginning of Fiscal 2013 to 45 days at June 30, 2013 and remained constant at 47 days during the fiscal year ended June 30, 2012.  Bad debts as a percentage of amount funded was 0.21% and 0.05% in the fiscal years ended June 30, 2013 and 2012 respectively.

The percentage of delinquent balances in our portfolio was 2.00% and 1.60% as of December 31, 2013 and 2012 respectively.  The percentage of delinquent balances in our portfolio averaged 1.97% and 1.70% in the six months ended December 31, 2013 and 2012 respectively.  The average collection period in our portfolio increased from 45 days to 55 days during the three months ended December 31, 2013 and from 47 to 58 days during the three months ended December 31, 2012.  Bad debts as a percentage of amount funded was 0.23% and 0.07% in the three months ended December 31, 2013 and 2012, respectively.

Actions Taken in the Event of Nonpayment

In the event of non-payment, a Moneytech staff member will first contact the Buyer to request prompt payment.  If a payment or an acceptable payment arrangement is not forthcoming, Moneytech will utilize a collections agent to pursue the debt.

mPayments Pty Ltd – Payment Processing, Point of Sale and Payment Aggregation Solutions

The Moneytech Exchange was initially developed to facilitate the movement and tracking of money against debtor and trade finance facilities.  The Moneytech Exchange can be used to allow members of the general public to conduct transactions and disburse funds to multiple beneficiaries in real time particularly where existing transactional banking facilities are not adequate or are cost prohibitive or inefficient.  These activities which have yet to produce significant revenues, will be conducted by Moneytech’s subsidiary mPayments Pty Ltd (“mPay”), which  Moneytech anticipates will become an additional revenue source as businesses and, potentially individual consumers, seek both efficiencies and a point of difference in making payments.  There are approximately 5,000 newspaper outlets in Australia which, in addition to newspapers and magazines, distribute cigarettes, snacks and similar items. We are currently working with a product and service aggregator, to establish kiosks in the storefronts of Australian newsagents, bringing in-store, online and mobile solutions for new financial products and services to be promoted through the news agents in Australia.  Kiosks have already been installed and are operational in more than 100 of the 5,000 newsagents’ storefronts throughout Australia.

Card Solutions

Moneytech is authorized to distribute Visa and Electronic Funds Transfer at Point of Sale (“‘eftpos”) Gift and Prepaid Cards. To do this, Moneytech has partnered with another Australian bank and Authorized Deposit taking Institution to deliver Gift and Prepaid Card solutions to the market.

In addition, Moneytech recently applied for and secured its own AFSL allowing it to further develop its financial services business and product suite. Moneytech now has the ability to issue Non Cash Payment Products (which includes gift and prepaid cards, loyalty and rewards programs) in its own right for the benefit of its business partners. As an example, in 2012, Moneytech was engaged by a major computer reseller to manage and distribute a Gift Card cash back rewards program. The customers were offered a Gift Card as an incentive for purchasing certain laptops. This program resulted in the issuance and distribution of over 30,000 Gift Cards in a six month period.

Moneytech’s mPay and Card Solutions businesses which are not currently producing significant amount of revenues, represent significant growth opportunities without the credit risk associated with Credit Express and Confirmed Capital.  Moneytech will earn a fee on all cards issued or each transmission of funds, representing significant revenue opportunities.  Moreover, the technology necessary for these businesses has been completed.

 360 Markets Pty Ltd: Foreign Exchange Services

Moneytech secured its entry into the Foreign Exchange market by acquiring a 37.5% equity interest in 360 Markets Pty. Limited (“360 Markets”). 360 Markets is a foreign exchange business started in 2010 by a senior foreign exchange dealer previously employed by the Commonwealth Bank of Australia, the largest Australian commercial bank.

As the holder of an Australian Financial Services License, or AFSL, Moneytech Limited is authorized to operate a financial services business in Australia. The license authorizes the provision of financial product advice in foreign exchange contracts and derivatives, dealing in foreign exchange contracts and derivatives and making a market in foreign exchange contracts and derivatives.  Moneytech Limited is not authorized to use the term ‘Broker’ by its AFSL and is not a participant member of a licensed market that covers dealings in securities (e.g. Australian Securities Exchange) or derivatives (e.g. Sydney Futures Exchange).  360 Markets Pty. Limited is authorized to engage in foreign exchange transactions in Australia as an Authorized Representative of Moneytech Limited.

Business Strategy

In Australia, the banking environment is dominated by the “Big Four” Australian banks --- Commonwealth Bank of Australia (CBA), National Australia Bank (NAB), Australia and New Zealand Banking Group (ANZ) and Westpac.  This oligopoly has resulted in a particularly risk averse and high priced lending environment, and many viable Australian business are limited in both their access to capital and their options for obtaining business loans.  The SME space is especially under-serviced in this regard.  This represents an opportunity for non-bank lenders, such as Moneytech, to target both high growth and established Small to Medium Enterprises with unique financial solutions, including Confirmed Capital and Credit Express.

Moneytech believes it is in a strong position to capitalize on this opportunity, as:

1
Moneytech’s product offerings (particularly Confirmed Capital and Credit Express) are unique and market leading in that they can finance up to 100% of the value of an individual invoice and track the details of each transaction in real time utilizing Moneytech’s proprietary Moneytech Exchange system.

2
Moneytech’s small size relative to the “Big Four” allows it to be more agile, responding to and developing opportunities which the Australian banks are either unwilling or unable to develop or are too slow to respond on.

3	Moneytech has a full suite of financial products, both transactional and lending all operated through the Moneytech Exchange, affording it a competitive advantage over similar non-bank lenders.
4
Moneytech has an ongoing and historic entrepreneurial spirit with a customer focus, aiming to creatively and profitably satisfy customer needs and exceed customer expectations in the delivery of financial products.

We intend to capitalize on our opportunities in the Australian market by initiating a marketing campaign to increase the number of customers served by Moneytech.  As a first step in this effort, we have engaged a business development officer, formerly with Commonwealth Bank of Australia, to develop a marketing program and establish the relationships necessary to cross sell our services.    Any significant increase in the number of customers served and the volume of loans provided by us will require that we increase the credit facility we rely upon to service our customers.  If we are successful in obtaining financing to finance expansion  of our business in Australia, we will seek to increase our Wholesale Facility with Westpac or find another lender which will provide us with the credit necessary to expand our business at lower costs. We cannot assure you that we will be successful in increasing our Wholesale Facility, that we will be able to find another lender that will provide the necessary credit increase or that any increase will be on terms that will allow the expansion of our business to be profitable.

A number of our Australian customers regularly purchase goods from or supply goods to U.S. based counterparties or otherwise engage in dollar denominated transactions.  To enable us to serve the needs of these customers without the exchange rate risk associated with AUD, we intend to seek to obtain a loan facility denominated in U.S. dollars from a U.S. institutional lender.

In addition to expanding our asset based lending business in Australia, we are actively developing a money transfer business in Australia.  The Moneytech Exchange, developed to facilitate the movement and tracking of funds in connection with our debtor and trade finance facilities, provides us with a platform to conduct financial transactions and disburse funds to and from multiple parties in real time.

While seeking to grow our businesses organically in Australia, we will also attempt to identify and acquire one or more asset based lenders in Australia and the United States.  Management believes that an acquisition in the U.S. would accelerate our efforts to enter the U.S. market and provide us with a management team with knowledge of the U.S. market.  An acquisition of a traditional asset based lender in either Australia or the U.S. should allow us to upgrade the services such lender provides to its customers, although we cannot assure you that such acquisition will result in upgrading the services furnished to such lender’s customers.   As of the date of this registration statement, we are not engaged in any negotiations, nor do we have any understandings, commitments or agreements with respect to any acquisitions

Moneytech’s Markets

Moneytech operates in the commercial financial services market in Australia, targeting small to medium businesses (revenues between $1 million and $100 million) for their asset based lending solutions (including trade and accounts receivable finance) generally seeking loans of up to $5 million.  Any business involved in the provision of products or services to other businesses which requires funds to grow or that is not satisfied with its existing finance provider is a candidate for a Moneytech financial solution.  Businesses sourcing their products overseas for resale to business in Australia are a particularly good fit, as Moneytech is able to assist them with the payment of their overseas supplier, the hedging and conversion into a foreign currency, and the conversion of their receivables into cash.

Moneytech believes that the number of potential customers for its financial services will increase as banks and other financial institutions in Australia  raise the minimum size of the loans they are willing to make and the categories of eligible potential borrowers.

Sales and Marketing

To date Moneytech has grown its credit line portfolio largely by word of mouth recommendations from its customers to other businesses.  Moneytech is actively seeking experienced business development officers (“BDOs”) to grow amounts funded.  These BDOs will work with providers of products and services to small and medium businesses, such as traditional banks, lawyers and accountants to develop a referral network. As financing becomes available we will engage in select media advertising in key metropolitan markets and increase our internet advertising.

The Moneytech Exchange has been developed to the point where Moneytech can offer its customers funds transfer services (mPay)’s, debit and gift cards solutions and foreign exchange services.  Moneytech has begun to offer these services on a limited basis and will seek to increase its marketing of these services as the necessary funds become available.   In determining which product to market, we will analyze the market potential for each of these products to determine which can more readily achieve positive cash flow and allocate our marketing dollars accordingly.

 Competition

The commercial finance and financial service industry in Australia has traditionally been dominated by the Big 4 Australian banks— Commonwealth Bank, Westpac Banking Corporation, Australia and New Zealand Banking Group and National Australia Bank. More recently, these banks have been decreasing the loans and other financial services provided to smaller businesses, preferring to service larger customers or act as the lender to companies such as Moneytech which then deal directly with smaller businesses.  Nevertheless, the competition to provide financing to small and medium sized businesses remains intense. Competitive factors vary depending upon the financial services products offered, the nature of the customer and geographic region. Competitive forces may limit our ability to charge our customary fees and raise fees to our customers in the future. Pressure on our margins is intense and we cannot assure you that we will be able to successfully compete with our competitors. We are currently an insignificant competitor in our industry, which includes national, regional and local independent banks and finance companies and other full service financing organizations. Many of these competitors are larger than we are and have access to capital at a lower cost than we do.

Government Regulation

Australia

The Australian Securities and Investments Commission (ASIC) regulates corporations, markets and financial services in Australia and the Australian Prudential Regulatory Authority (APRA) oversees banks, credit unions, building societies, general insurance and reinsurance companies, life insurance companies, friendly societies and most members of the superannuation industry.  The Reserve Bank of Australia serves as the central bank of Australia and is responsible for the payments system.

Receivables and purchase order financing in the style provided by Moneytech in Australia is not subject to regulation in Australia, as confirmed in an interpretation issued by the Australian Securities and Investment Commision concerning the exemption available to factoring arrangements under the Corporations Act 2001.

Moneytech’s payment services activity is considered a regulated financial activity and is conducted by virtue of having an Australian Financial Services License (AFSL) and by being a member of BPAY.  Moneytech’s foreign exchange services activity is considered a regulated financial activity and is conducted by virtue of having an AFSL. An AFSL is granted by ASIC.  Moneytech Limited was granted AFSL number 421414 on August 10, 2012.  As the holder of an Australian Financial Services License, or AFSL, Moneytech is authorized to conduct a financial services business providing financial product advice for deposit and payment products, derivatives and foreign exchange contracts; dealing in these financial products for their own account or on behalf of another person and making a market in foreign exchange contracts and derivatives to retail and wholesale clients.  The conditions of the license require compliance with various key person, financial services laws compliance measures, training, notification, financial, reporting, dispute resolution and documentation requirements..

BPAY is an electronic bill payment system in Australia which enables payments to be made through a financial institution’s on-line or telephone banking facility to merchants who are registered BPAY billers. BPAY is not subject to regulation by the Australian Payments Clearing Association or otherwise. BPAY is the registered trading name of BPAY Pty Ltd., a wholly-owned subsidiary of CreditLink Services, which is owned by Australia’s four major banks.

Moneytech Limited was accepted as a Payer Institution Member , or PIM, and was authorized to commence participating in the BPAY system commencing  March 6, 2013.  BPAY is offered by over 150 financial institutions and on more than 45,000 bills.  The BPAY system supports its members in the provision of BPAY payments to their customers.  Its members work across the banking system to provide seamless and convenient customer payments.  There are three membership types: Participant Members, Associate Members and Payer Institution Members.  Participant Members are Australian deposit-taking Institutions (ADIs) who directly settle their BPAY inter-institutional settlement obligations with other Participant Members.  Associate Members are ADIs who don’t directly settle their BPA inter-institutional settlement obligations, instead settling through a Payment Member.  Payer Institution Members (PIMs) are organizations, not necessarily ADIs, that manage stored value accounts for customers.  A PIM is represented by a Participant Member and cannot be a Biller Institution.

BPAY members are required to comply Rules and Operating Procedures established by BPAY, but are not otherwise subject to regulation by any of the Australian regulatory bodies..

United States

Historically non-bank asset based lenders engaged in traditional factoring and accounts receivables/asset based lending activities have not been subject to federal and state regulation. However, we cannot assure you that if we decide to enter the U.S. marketplace, alternative assets based lenders, like us, will not become subject to federal and state regulation, and impose regulatory requirements, which may limit the fees we may charge our customers and impose monetary penalties for violations of such regulatory requirements, increasing the cost of conducting their businesses.  Recent legislation adopted particularly at the Federal level, such as the Dodd-Frank Act, which among other things, authorized various studies concerning the operations of financial institutions and the effects of their activities on the U.S. economy following the disastrous consequences in 2008 resulting from defaults on collateralized obligations, and the creation of the Consumer Financial Protection Bureau, which was created to regulate certain types of consumer financing transactions, and regulations adopted pursuant to such legislation, and future legislative and regulatory initiatives may impose certain regulatory requirements on non-bank financial services companies engaged in asset based lending and money transfers by individuals. If adopted, these laws also could:

●	regulate credit granting activities, including establishing licensing requirements, if any, in various jurisdictions,

●	require disclosures to customers,

●	govern secured transactions,

●	set collection, foreclosure, repossession and claims handling procedures and other trade practices,

●	prohibit discrimination in the extension of credit, and

●	regulate the use and reporting of information related to a seller’s credit experience and other data collection.

Intellectual Property

Our intellectual property, which includes software and trade secrets, trademarks, copyrights and domain names, software and trade secrets, is key to our success. We have expended significant amounts developing the software which constitutes the Moneytech Exchange.  We have obtained no significant patents protecting these or our other products but rely upon trade secret laws in Australia.  We routinely seek to protect our proprietary rights by entering into confidentiality and non-disclosure agreements with our employees, contractors, customers and other parties with whom we conduct business in order to protect our proprietary information.

            In addition to our software we have developed and use trademarks registered in Australia, particularly relating to corporate, brand and product names.   Registration of a trademark in Australia affords the owner nationwide exclusive trademark rights in the registered mark in the country of registration and the ability to prevent others from using the same or similar marks. However, to the extent a common law user has made prior use of the mark in connection with similar goods or services in a particular geographic area, the nationwide rights conferred by federal registration would be subject to that geographic area.   We continue to seek to develop goodwill and brand recognition for our trademarks in Australia, and we intend to register additional trademarks in foreign countries where our products or services are or may be sold or used in the future.   We cannot assure you, however, that our current trademarks or any trademarks we may use or register in the future will afford us any significant competitive advantage.

            In recent years, many software companies have filed applications for patents covering their technologies. Many of these patents have yet to be litigated. Other competitors may develop technologies that are similar or superior to our technology and may receive and seek to enforce patents on such technology. We are not aware of any issued or pending patents that may be asserted against us.

Research and Development

To date we have invested approximately AUD$10 million developing the Moneytech Exchange, including approximately AUD$1,161,344 and AUD$873,685 in each of the fiscal years ended June 30, 2013 and 2012, respectively. The design and technical development of The Moneytech Exchange and our payment services platform are completed and both are operational. Although we will continue to upgrade and add additional functionality to The Moneytech Exchange and our payment services platform, we anticipate that our expenditures on research and development will decrease substantiality as a percentage of our revenues.

 Employees

As of April 1, 2014, we had a total of 13 full time employees, 2 part time employees, 2 full-time contractors and 1 part-time program developer based in India.

 None of our employees are parties to a collective bargaining agreement. We consider our relationship with our employees to be satisfactory.

Reports to Security Holders

We intend to furnish our shareholders annual reports containing financial statements audited by our independent auditors and to make available quarterly reports containing unaudited financial statements for each of the first three quarters of each year.

The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is www.sec.gov.

Item 1A. Risk Factors

The purchase of our common stock involves a very high degree of risk.

In evaluating us and our business, you should carefully consider the risks and uncertainties described below and the other information and our consolidated financial statements and related notes included herein. The risks provided below may not be all the risks we face.  If any of events described in the risks below actually occurs, our financial condition or operating results may be materially and adversely affected, the price of our common stock may decline, perhaps significantly, and you could lose all or a part of your investment.

Risks Related to Our Business

Adverse economic conditions in Australia, the United States and worldwide may negatively impact our results.

We are subject to changes in general economic conditions that are beyond our control. During periods of economic slowdown, delinquencies, defaults, and losses, generally increase while collections decrease. These periods may also be accompanied by increased unemployment rates and decreased consumer demand, which negatively impact businesses being lent to, weakening the collectability of the purchase orders we finance, increasing the risk that an event of default from one of our customers will eventuate in a loss. In addition, during an economic slowdown or recession, our servicing costs may increase without a corresponding increase in our finance charge income. Furthermore, our business is significantly affected by monetary and regulatory policies of the Reserve Bank of Australia, the Australian Federal Government and its agencies, the U.S. federal government and the US Federal Reserve. Changes in the policies of the institutions are influenced by macroeconomic conditions and other factors that are beyond our control and could have a material adverse effect on us through interest rate changes, costs of compliance with increased regulation, and other factors.

The process we use to estimate losses inherent in our credit exposure requires complex judgments, including analysis of individual industries, forecasts of economic conditions and how those economic conditions might impair the ability of our borrowers to repay their loans. The degree of uncertainty concerning economic conditions may adversely affect the accuracy of our estimates, which may, in turn, impact the reliability of the process and the quality of our assets.

Our business could be negatively impacted if our access to funding is reduced.

We have available an AUD$50 million Wholesale Facility with Westpac which is renewed annually on an agreed anniversary date.  Our borrowing limit under the RPA is AUD$50 million, subject to interim agreed upon limits determined by various tests and covenants.  As at December 31, 2013 the total amount drawn against the facility was $25,593,086.  The facility was recently renewed until December 31, 2014, and the interim agreed upon credit limit has been extended to AUD$40 million. We cannot guarantee that the RPA will be renewed on the current maturity date or thereafter, on reasonable terms, or at all. We require additional capital or the expansion of our borrowing capacity to substantially increase the aggregate amount of credit lines we provide. The availability of additional financing depends, in part, on factors outside of our control, and the availability of bank liquidity in general. We may also experience the occurrence of events of default or breach of financial covenants, which could reduce our access to funding. In the event of a sudden or unexpected shortage of funds in the banking system, we cannot be sure that we will be able to maintain necessary levels of funding without incurring high funding costs, a reduction in the availability of financing or the liquidation of certain assets.

Downsizing our business would have a material adverse effect on our financial position, liquidity, and results of operations.

Our business could be negatively impacted if we no longer receive grants from the Australian Government.

A significant portion of the amounts paid to develop the Moneytech Exchange represents funds received from the Australian Government pursuant to a research and development grant program.  Such grants represented approximately 45% of our research and development budgets in the fiscal years ended June 30, 2013 and 2012.  Although the acquisition of Moneytech by us should not adversely impact Moneytech’s ability to qualify for such grants, as we grow, we may no longer be eligible for such grants.  The inability to receive grants in the future commensurate with those received in the past could force us to reduce the amounts spent on research and development and could adversely affect our business and our financial results.

Our indebtedness and other obligations are significant and impose restrictions on our business.

We have a significant amount of indebtedness and are dependent upon our Wholesale Loan Facility.  Our Facility imposes various constraints on the operation of our business, reduces operational flexibility and creates default risks. Our receivables purchase facility contains a cash reserve requirement which requires us to deposit money in a bank account in accordance with an agreed upon formula. We are required to hold these funds in restricted cash accounts to provide additional collateral for borrowings under the borrowing facilities. Additionally, the receivables purchase facility contains various covenants requiring in certain cases minimum financial ratios, asset quality, and portfolio performance ratios. Generally, these limits are calculated based on the as a whole, however for certain obligors delinquency, net loss and dilution are calculated with respect to the individual obligor.

        Failure to meet any of these covenants could result in an event of default under the Facility. If an event of default occurs under the Facility, the lender could elect to declare all amounts outstanding to be immediately due and payable, enforce its interest against collateral pledged under the Facility or restrict our ability to obtain additional borrowings under the Facility.

            If our debt service obligations increase, whether due to the increased cost of existing indebtedness or the incurrence of additional indebtedness, we may be required to dedicate a significant portion of our cash flow from operations to the payment of principal of, and interest on, our indebtedness, which would reduce the funds available for other purposes. Our indebtedness also could limit our ability to withstand competitive pressures and reduce our flexibility in responding to changing business and economic conditions.

We purchase accounts receivable primarily from and make purchase order advances primarily to small to medium companies, which present a greater risk of loss than purchasing accounts receivable from and purchase order advances to larger companies.

Our portfolio consists primarily of accounts receivable and purchase order advances from small to medium businesses with annual revenues ranging from $5 million to $50 million. Compared to larger, publicly owned firms, these companies generally have more limited access to capital and higher funding costs, may be in a weaker financial position and may need more capital to expand or compete. These financial challenges may make it difficult for our clients to continue as a going concern. Accordingly, advances made to these types of clients entail higher risks than advances made to companies who are able to access traditional credit sources.  In part because of their smaller size, our clients may:

●	experience significant variations in operating results;

●	have narrower product lines and market shares than their larger competitors;

●	be particularly vulnerable to changes in customer preferences and market conditions;

●	be more dependent than larger companies on one or more major customers or suppliers, the loss of which could materially impair their business, financial condition and prospects;

●	face intense competition, including from companies with greater financial, technical, managerial and marketing resources;

●
depend on the management talents and efforts of a single individual or a small group of persons for their success, the death, disability or resignation of whom could materially harm the client’s financial condition or prospects;   and

●	have less skilled or experienced management personnel than larger companies.

Accordingly, any of these factors could impair a client’s cash flow or result in other events, such as bankruptcy, which could limit our ability to collect on the client’s purchased accounts receivable or purchase order advances, and may lead to losses in our portfolio and a decrease in our revenues, net income and assets.

 Our financial condition, liquidity, and results of operations depend on the credit performance of the credit facilities we provide to our customers.

            While our underwriting guidelines were designed to establish that the obligors on the receivables we purchase represent a reasonable credit risk, the receivables we purchase nonetheless are likely to experience higher default rates than a portfolio of obligors comprised of large companies. In the event of a default, the most practical alternative may be to engage in collection action against the obligor or, if permitted under the terms of our agreement, the customer who sold the receivable to us. The realizable value of a receivable may not cover the outstanding account balance and costs of recovery, and if collection of the receivables does not yield sufficient proceeds to repay the receivables in full could result in losses on those receivables.

 Our allowance for loan losses and impairments may prove to be insufficient to absorb probable losses inherent in our portfolio.

            We maintain an allowance for bad or doubtful debts that we believe is appropriate to provide for probable losses inherent in our portfolio. The determination of the appropriate level of the allowance for bad or doubtful debts and impairment reserves inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which are subject to change. Changes in economic conditions affecting clients, new information regarding our clients or their obligors, and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. Furthermore, growth in our funding book generally would lead to an increase in the provision for loan losses. If the net write-offs exceed the allowance for bad and doubtful debt, we will need to make additional provisions to increase the allowance for bad and doubtful debt. There is no accurate method for predicting losses, and we cannot assure you that provision for bad and doubtful debts will be sufficient to cover actual losses. Any increases in the allowance for bad and doubtful debts will result in a decrease in net income and may have a material adverse effect on us.

Poor portfolio performance may trigger credit enhancement provisions in our Receivables Purchase Agreement.

          Our RPA has delinquency, net loss ratio limits, dilution and Day Sales Outstanding limits that, if exceeded, would increase the level of credit enhancement requirements for that facility and redirect all excess cash to our lender. Generally, these limits are calculated based on the aggregate portfolio performance across all clients; however, delinquency, net loss ratios and dilutions are calculated with respect to some individual obligors.

If, at any measurement date, a trigger was hit with respect to any financing, provisions of the financing agreements would increase the level of credit enhancement requirements for that financing and redirect all excess cash to the credit provider. During this period, excess cash flow, if any, from the Facility would be used to fund the increased credit enhancement levels rather than being distributed to us. Once an impacted trust reaches the new requirement, we would return to receiving a residual distribution from the trust

There is a risk that in the event portfolio performance was not adequate, triggering credit enhancement criteria, and that there was not sufficient cash-flow from our business to satisfy the increase in enhancement required, that our credit provider could cease its support of our business which would have a materially adverse effect on our business,

  Competition may adversely impact our results, especially in Australia.

            The financial services sector in which we operate is highly competitive and could become even more so, particularly in those segments which are perceived as providing higher growth prospects.  Factors contributing to this include industry deregulation, mergers and acquisitions, changes in customers’ needs and preferences, entry of new participants, development of new distribution and service methods and increased diversification of products by competitors.  For example, changes in the financial services sector have made it possible for non-bank financial institutions to offer products and services traditionally provided by banks, such as automatic payment systems, mortgages and credit cards.

            The effect of competitive market conditions may have a material adverse effect on our financial performance and position, especially in Australia.  For example, increasing competition for customers can lead to a compression in our net interest margin, or increased advertising and related expenses to attract and retain customers.

           The asset backed lending market is served by a variety of entities, including, banks, credit unions, and independent finance companies. Our competitors may provide financing on terms more favorable to customers than we offer. Many of these competitors also have long-standing relationships with potential clients.

           We anticipate that we will encounter greater competition as we expand our operations.

The market for providing loans and other financial services to small to medium size businesses is highly competitive and we expect that competition will increase. Current competitors have significantly greater financial, technical and marketing resources than we do. We expect that more companies will enter this sector of the financial services market. We may not be able to compete successfully against either current or future competitors. Increased competition could result in reduced revenue, lower margins or loss of market share, any of which could significantly harm our business.

  Failure to obtain insurance on favorable terms may result in unexpected losses.

The receivables due Moneytech from its customers or their counterparties are insured pursuant to a policy issued by Euler Hermes, a Standard & Poor’s rated Trade Credit insurance provider.  Pursuant to this policy, Moneytech would bear the first $500,000 of losses incurred in any calendar year, after which any bad debt losses are borne by Euler Hermes.  This policy is renewed annually.  No assurances can be made that we will be able to continue to insure bad debt losses or that we will be able to obtain policy coverage with premiums that are cost effective. If we are unable to renew our bad debt insurance policy or the premiums for coverage become cost prohibitive, we may face larger than expected losses from bad debts.

Changes in interest rates may adversely impact our profitability and risk profile.

Our profitability may be directly affected by interest rate levels and fluctuations in interest rates. As interest rates change, our gross interest rate spread on new facilities either increases or decreases because the rates we charge on the facilities we provide is limited by market and competitive conditions, restricting our ability to pass on increased interest costs to the consumer. Additionally, although the majority of our clients are small to medium businesses and are not highly sensitive to interest rate movement, increases in interest rates may reduce the volume of facilities we originate.

 A security breach or a cyber attack could adversely affect our business.

            In the normal course of business, we receive, process and retain sensitive and confidential personal and business information and may, subject to applicable law, share that information with third parties. Our facilities and systems, and those of third parties to which we provide information, could be vulnerable to external or internal security breaches, acts of vandalism, computer viruses, misplaced or lost data, programming or human errors, or other similar events. A security breach or cyber attack of our systems could interrupt or damage our operations or harm our reputation. If third parties or our employees penetrate our network security or otherwise misappropriate our customers’ confidential information or contract information, or if we give third parties or our employees improper access to consumers’ confidential information or contract information, we could be subject to liability. This liability could include investigations, fines, or penalties imposed by regulatory agencies, including the loss of necessary permits or licenses. This liability could also include identity theft or other similar fraud-related claims, claims for other misuses, or losses of personal information, including for unauthorized marketing purposes or claims alleging misrepresentation of our privacy and data security practices.

          We rely on encryption and authentication technology both licensed from third parties and developed in house to provide the security and authentication necessary to effect secure online transmission of confidential information. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments may result in a compromise or breach of the algorithms that we use to protect sensitive data. A party who is able to circumvent our security measures could misappropriate proprietary information or cause interruptions in our operations. We may be required to expend capital and other resources to protect against such security breaches or cyber attacks or to alleviate problems caused by such breaches or attacks. Our failure to prevent security breaches and cyber attacks, whether due to an external cyber-security incident, a programming error, or other cause, could damage our reputation, expose us to mitigation costs and the risks of private litigation and government enforcement, disrupt our business, or otherwise have a material adverse effect on our sales and results of operations.

We depend on the accuracy and completeness of information about our clients and obligors and any misrepresented information could adversely affect our business, results of operations, and financial condition.

            In deciding whether to purchase particular receivables or to enter into other transactions with our clients and their obligors, we rely on information furnished to us by or on behalf of our clients and counterparties, including financial statements and other financial information. We also rely on representations made by our clients and counterparties as to the accuracy and completeness of that information and, with respect to financial statements, on reports of independent third parties. If any of this information is intentionally or negligently misrepresented and such misrepresentation is not detected, the value of receivables or purchase order loans may be significantly lower than expected. Whether a misrepresentation is made by our client, another party, or one of our employees, we generally bear the risk of loss associated with the misrepresentation. Any such misrepresented information could adversely affect our business, financial condition, and results of operations.

We are subject to operational risk, which may adversely impact our results.

            Operational risk refers to risks arising from day-to-day operational activities which may result in direct or indirect loss. These losses may result from both internal and external events.  We are highly dependent on information systems and technology and there is a risk that these, or the services they use or depend on, might fail.  Our daily operations are computer based.   The exposure to systems risks includes: complete or partial failure of information technology systems; inadequacy of internal or third party information technology systems due to, among other things, failure to keep pace with industry developments; and capacity of the existing systems to effectively accommodate planned growth and integrate existing and future acquisitions and alliances.  Any failure in these systems could result in business interruption, the loss of customers, damaged reputation and weakening of our competitive position and could adversely impact our business and have a material adverse effect on our financial condition and loss of operations.

            We also are exposed to failings by third party providers, including outsourcing, to natural disasters, political, security and social events and to failings in the financial services sector.

We cannot assure you that any business we acquire will benefit from its acquisition by us.

We cannot assure you we will realize any of the perceived benefits to our business from the acquisition of Moneytech. The past performance of Moneytech is not necessarily indicative of future performance. The process of combining the organizations of private companies into a public company such as ours involves certain risks, including exposure to unknown liabilities of the acquired companies, and may cause fundamental changes to their businesses or in their operations. In addition, our operating results may be affected by the additional expenses we incur in integrating Moneytech into our organization and the significant increase in expenses relating to financial statement preparation and compliance with controls and procedures standards established by the Sarbanes-Oxley Act of 2002.

Our inability to successfully manage the growth of our business may have a material adverse effect on our business, results of operations and financial condition.

            We intend to continue our growth strategy to (i) expand our portfolio by increasing market penetration and market share through new customer acquisitions and (ii) grow our other businesses such as our payments aggregation and processing business, our gift card business and our foreign exchange business. Our ability to execute this growth strategy is subject to significant risks, some of which are beyond our control, including:

●	the inherent uncertainty regarding general economic conditions;

●	our ability to obtain adequate financing for our expansion plans;

●
the prevailing laws and regulatory environment of each territory and country in which we operate or seek to operate, and, to the extent applicable, laws and regulations, which are subject to change at any time;

●	the degree of competition in new markets and its effect on our ability to attract new customers; and

●	our ability to recruit qualified personnel, in particular in areas where we face a great deal of competition.

As part of our growth we expect to experience growth in the number of employees and the scope of our operations. This could result in increased responsibilities for management.

Our future success will be highly dependent upon our ability to manage successfully the expansion of our operations. Our ability to manage and support our growth effectively will be substantially dependent on our ability to implement adequate improvements to financial, inventory, management controls, reporting, and hire sufficient numbers of financial, accounting, administrative, and management personnel. We may not succeed in our efforts to identify, attract and retain experienced accounting and financial personnel.

Our future success also depends on our ability to address potential market opportunities and to manage expenses to match our ability to finance operations. The need to control our expenses will place a significant strain on our management and operational resources. If we are unable to control our expenses effectively, our business, results of operations and financial condition may be adversely affected.

Our growth strategies require significant capital investments and may require us to seek external financing, which may not be available on terms favorable to us.

            Our business operations and growth strategies require substantial capital investments, the availability of which depends on our ability to generate cash flow from operations, borrow funds on satisfactory terms and raise funds in the capital markets. Our ability to arrange for financing to support our capital expenditures and the cost of such financing are dependent on numerous factors, including general economic and capital markets conditions, interest rates and credit availability from banks or other lenders, many of which are beyond our control. In addition, increases in interest rates or the failure to obtain external financing on terms favorable to us will affect our financing costs and our results of operations. We may not be able to obtain financing in amounts or on terms acceptable to us,

A reduction in demand for our services and failure by us to adapt to such reduction could adversely affect our business and results of operations.

The demand for a particular service we offer may be reduced due to a variety of factors, such as regulatory restrictions that decrease customer access to particular services, the availability of competing services or changes in customers' preferences or financial conditions. Should we fail to adapt to significant changes in our customers' demand for, or access to, our services, our revenues could decrease significantly and our operations could be harmed.  Even if we do make changes to existing services or introduce new services to fulfill customer demand, customers may resist or may reject such services. Moreover, the effect of any change in our services on the results of our business may not be fully ascertainable until the change has been in effect for some time and by that time it may be too late to make further modifications to such service without causing further harm to our business, results of operations and financial condition.

Fluctuations in exchange rates could adversely affect our business as well as result in foreign currency exchange losses in our US dollar financials.

Our financial statements are expressed in U.S. dollars. The functional currency of Moneytech is Australian dollars. The value of the Australian dollar against the U.S. dollar and other currencies is affected by, among other things, changes in political and economic conditions and U.S. and Australian foreign exchange policies. Any material change in the exchange ratio between the Australian dollar and the U.S dollar may materially and adversely affect our reported amounts in US dollars of cash flows, revenues, earnings and financial position and the value of, and any dividends payable to, our shares of common stock in US dollars.

Loss of our management and other key personnel, or an inability to attract such management and other key personnel, could negatively impact our business.

The successful implementation of our strategy depends in part on our ability to retain our experienced management team, particularly Hugh Evans, our President and Chief Executive Officer and key employees, and on our ability to attract appropriately qualified new personnel. Hugh Evans has extensive experience in the small business and consumer internet-based finance industry. He has a proven track record of successfully operating our business. The loss of any key member of our management team or other key employees could hinder or delay our ability to implement our growth strategy effectively. Further, if we are unable to attract appropriately qualified new personnel as we expand, we may not be successful in implementing our growth strategy. In either instance, our profitability and financial performance could be adversely affected. Experienced management and other key personnel in the financial services industry are in demand and competition for their talents is intense. Furthermore, we do not maintain key person insurance on any of our management personnel. Failure to attract and retain qualified employees or the loss of any member of our management may result in a loss of organizational focus, poor operating execution or an inability to identify and execute potential strategic initiatives. This could, in turn, materially and adversely affect our business, financial condition and results of operations.

Our senior management lacks experience managing a public company and complying with laws applicable to a U.S. public company.

Our senior management has no experience in complying with laws and regulations applicable to U.S. publicly-traded companies, including the United States federal and state securities laws and regulations and the U.S. Sarbanes–Oxley Act of 2002. For example, we are required to file periodic and other reports and to comply with U.S. securities and other laws, which did not apply to Moneytech prior to the Share Exchange. These obligations can be burdensome and complicated, and failure to comply with such obligations could have a material adverse effect on our company. In addition, we expect that the process of learning about such new obligations as a public company in the United States will require senior management to devote time and resources to such efforts that might otherwise be spent on the operation of our business.

The obligations associated with being a public company will require significant resources and management attention, which will increase our costs of operations and may divert focus from our business operations.

As a publicly traded company, we are required to file with the SEC periodic reports containing our consolidated financial statements within a specified time following the completion of quarterly and annual periods. As a public company, we incur significant legal, accounting, insurance, and other expenses. Compliance with these reporting requirements and other rules of the SEC will increase our legal and financial compliance costs and make some activities more time consuming and costly. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing our strategy, which could prevent us from successfully implementing our strategic initiatives and improving our business, results of operations, and financial condition. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, we cannot predict or estimate the amount of additional costs we may incur in order to comply with these requirements. We anticipate that these costs will materially increase our total costs and expenses.

We are required to make significant estimates and assumptions in the preparation of our financial statements and our estimates and assumptions may not be accurate.

The preparation of our consolidated financial statements in conformity with generally accepted accounting principles in the United States of America (“GAAP”) requires our management to make significant estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of income and expense during the reporting periods. We use estimates and assumptions in determining the residual values of delinquent receivables. Critical estimates are made by management in determining, among other things, the allowance for loan losses, amounts of impairment, and valuation of income tax assets or tax refunds. If our underlying estimates and assumptions prove to be incorrect, our financial condition and results of operations may be materially different from that reported in our financial statements.

The failure of third parties who provide products, services or support to us to maintain their products, services or support could disrupt our operations or result in a loss of revenue.

We are reliant on third parties to provide certain products, services and support that is material to our business. In the event such parties become unwilling or unable to continue to provide such products, services or support to us, our business operations could be disrupted and our revenue could be materially and adversely affected.

We may not be successful at entering new businesses or broadening the scope of our existing service offerings.

We may enter into new businesses that are adjacent or complementary to our existing businesses and that broaden the scope of our existing service offerings.

Despite our current level of indebtedness, we may still be able to incur substantial additional indebtedness. This could exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing our senior notes and the agreement governing our revolving credit facility limit, but do not prohibit, us or our subsidiaries from incurring additional indebtedness. If we incur any additional indebtedness the holders of that indebtedness will be entitled to share ratably with our other secured and unsecured creditors in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our business prior to any recovery by our shareholders. This may have the effect of reducing the amount of proceeds paid to you in such an event. If new indebtedness, including under our revolving credit facilities, is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify, especially with respect to the demands on our liquidity as a result of increased interest commitments.

Our information technology may not support our future volumes and business strategies.

We rely on our proprietary origination and servicing platforms that utilize database-driven software applications. We employ a team of engineers, information technology analysts, and website designers to ensure that our information technology systems remain on the cutting edge. However, due to the rapid changes in technology, there can be no assurance that our information technology systems will continue to be adequate for our business or provide a competitive advantage.

Our network and information systems are important to our operating activities and any network and information system shutdowns could disrupt our ability to process applications, originate financing facilities, or service our existing portfolio, which could have a material adverse impact on our operating activities. Shutdowns may be caused by unforeseen catastrophic events, including natural disasters, terrorist attacks, large-scale power outages, software or hardware defects, computer viruses, cyber attacks, external or internal security breaches, acts of vandalism, misplaced or lost data, programming or human errors, difficulties in migrating technology facilities from one location to another, or other similar events. We cannot be certain that our disaster recovery plan will function as intended, or otherwise resolve or compensate for such effects. Failure of our disaster recovery plan, if and when experienced, may have a material adverse effect on our revenue and ability to support and service our customer base.

Failure to protect our intellectual property rights may materially and adversely affect our competitive position and operations, and we may be exposed to infringement or misappropriation claims by third parties.

Our success is in part attributable to the technologies, know-how and other intellectual property that we have developed or acquired. We rely upon a combination of trade secrets, confidentiality policies, non-disclosure and other contractual arrangements, and trademark laws to protect our intellectual property rights. There can be no assurance that the steps we have taken to protect our intellectual property rights are adequate to prevent or deter infringement or other misappropriation of our intellectual property. We may not be able to detect unauthorized uses or take appropriate and timely steps to enforce our intellectual property rights. Any significant infringement of our proprietary technologies and processes or our intellectual property rights could weaken our competitive position and have an adverse effect on our operations. To protect our intellectual property rights, we may have to commence legal proceedings or otherwise spend significant amounts of time and money.  We cannot assure you that we will prevail in such proceedings. The occurrence of any unauthorized use of or other infringement to our intellectual property rights, it could result in potential damage to our competitive position.

We may be subject to litigation involving claims of patent or trademark infringement or the violation of intellectual property rights of third parties. The defense of intellectual property suits, patent opposition proceedings and related legal and administrative proceedings can be costly and time-consuming and may significantly divert the efforts and resources of our technical and management personnel. An adverse determination in any litigation or proceedings to which we become a party could subject us to significant liability to third parties, require us to seek licenses from third parties, pay ongoing royalties, or redesign our products or subject us to injunctions prohibiting the manufacture and sale of our products or the use of our technologies, which could materially and adversely affect our business, financial condition or results of operations. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase or use of our products until resolution of such litigation, which could adversely affect our business.

Catastrophic events may negatively affect our business, financial condition, and results of operations.

Natural disasters, acts of war, terrorist attacks, and the escalation of military activity in response to these attacks or otherwise may have negative and significant effects, such as imposition of increased security measures, changes in applicable laws, market disruptions, and job losses. These events may have an adverse effect on the economy in general. Moreover, the potential for future terrorist attacks and the national and international responses to these threats could affect our business in ways that cannot be predicted. The effect of any of these events or threats could have a material adverse effect on our business, results of operations and financial condition.

Regulatory Risks

If our asset-based financing business in Australia were to become subject to more extensive regulation under Australian law, our business, financial condition, liquidity and results of operations would be materially and adversely affected.

  Our asset based lending activities, including factoring receivables and purchase order financing, are not subject to governmental regulation in Australia, since we are deemed not to make loans.  Nevertheless, if any of the transactions entered into by us are deemed to be loans or financing transactions instead of a true purchase of accounts receivable, then various laws and regulations we would become subject to numerous laws and regulations otherwise not applicable to our principal activities in Australia and could limit the fees and other charges we are able to charge our customers and may further subject us to penalties under such regulations.  These laws and regulations would also:

●	regulate our credit granting activities, and require that we obtain additional licenses,

●	require additional disclosures to customers,

●	govern the manner in which we conduct secured transactions,

●	set collection, foreclosure, repossession and claims handling procedures and other trade practices,

●	prohibit discrimination in the extension of credit, and

●	regulate our use and reporting of information related to a seller’s credit experience and other data collection.

This could have a material adverse effect on our business, financial condition, liquidity and results of operations.

If we are  found to be subject to or in violation of any laws or regulations, including those in Australia, the United States and other jurisdictions governing money transmission, electronic funds transfers, money laundering, terrorist financing, sanctions, consumer protection, banking and lending, it could be subject to liability, licensure and regulatory approval and may be forced to change its business practices.

Moneytech’s planned electronic payments business and money transfer business will be subject to the laws and regulations of Australia, and those of the United States if we decide to engage in those businesses in the United States, including those governing money transmission, electronic funds transfers, money laundering, terrorist financing, sanctions, consumer protection, banking and lending. The legal and regulatory requirements that apply to our payments businesses vary from country to country. While we have programs focused on compliance with applicable laws and regulations, there can be no assurance that we will not be subject to fines or other enforcement actions in one or more jurisdictions or be required to make changes to our business practices or compliance programs to comply in the future if our business should expand outside of Australia.

If Moneytech were to become a money transmitter in the United States, it would become subject to restrictions on its investment of customer funds, reporting requirements, bonding requirements, and inspection by state regulatory agencies. If Moneytech were found to be in violation of money services laws or regulations, we could be subject to criminal or civil penalties, be forced to alter our business practices or be required to obtain additional licenses or regulatory approvals that could impose substantial costs on us. Any change to our business practices that makes our services less attractive to customers or prohibits the use of our services by residents of a particular jurisdiction could harm our business.

We also would be subject to various anti-money laundering and counter-terrorist financing laws and regulations around the world that prohibit, among other things, involvement in transferring the proceeds of criminal activities. Any errors, failures or delays in complying with federal, state or foreign anti-money laundering and counter-terrorist financing laws could result in significant criminal and civil lawsuits, penalties and forfeiture of significant assets or other enforcement actions.

Risks Related to Our Common Stock and Our Status as a Public Company

There is currently a limited trading market for our common stock and an active, liquid trading market for our common stock may not develop, which could adversely affect the liquidity and price of our common stock.

Our common stock is quoted on the OTCQB quotation service. There is currently a limited trading market for our common stock. If an active, liquid trading market does not develop, you may have difficulty selling your shares of common stock at an attractive price, or at all. An inactive market may also impair our ability to raise capital by selling our common stock and may impair our ability to acquire other companies, products or technologies by using our common stock as consideration.

The market price of our common stock could decline due to the large number of outstanding shares of our common stock eligible for future sale.

Sales of substantial amounts of our common stock in the public market, or the perception that these sales could occur, could cause the market price of our common stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate.

As of April 1, 2014, we had outstanding 7,671,632 shares of common stock. All of the 5,300,000 shares of common stock issued in the Share Exchange, as well as all shares outstanding prior to consummation of the Share Exchange, are eligible for sale under Rule 144, subject to the volume limitations and other conditions of the Rule. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate.

Holders of our shares, including members of our management, could choose to pledge their shares as collateral for loans and might not be required to disclose such arrangements. A subsequent decline in the price of our shares could cause the lender to foreclose upon the pledged shares and sell them into the market, leading to a further decline in the price of our shares.

Hugh Evans, our President and Chief Executive Officer, has significant influence over us, including control over decisions that require the approval of stockholders, which could limit your ability to influence the outcome of key transactions, including a change of control.

Hugh Evans, our Chief Executive Officer and President, owns approximately 55.25% of our outstanding voting shares, and consequently has  continue effective control over our business, including matters requiring the approval of our stockholders, such as election of directors, approval of significant corporate transactions and the timing and distribution of dividends, if any. In addition, his ownership of the Series B Shares entitles him to elect a majority of our directors until July 1, 2018, and as a result Mr. Evans will control our policies and operations, including, among other things, the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence of debt by us, and the entering into of extraordinary transactions.

Mr. Evans may have interests that do not align with the interests of our other stockholders, including with regard to pursuing acquisitions, divestitures, and other transactions that, in his judgment, could enhance his equity value, even though such transactions might involve risks to our other stockholders. For example, Mr. Evans could cause us to make acquisitions that increase our indebtedness. Mr. Evans will have effective control over our decisions to enter into such corporate transactions regardless of whether others believe that any transaction is in our best interests. Such control may have the effect of delaying, preventing, or deterring a change of control of our company, could deprive stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company, and might ultimately affect the market price of our common stock.

  Since our principal assets are located in Australia, and most of our officers and directors are not residents of the United States, it may be difficult or impossible for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the securities laws or otherwise, or to enforce any judgments rendered against us or our officers and/or directors.

             Our principal assets are located in Australia, and all of our officers and  all but one of our directors are not residents of the United States. Therefore, it may be difficult to effect service of process on such persons in the United States, and it may be difficult to enforce any judgments rendered by any courts of the United States against us or these officers and directors. Furthermore, it may be difficult or impossible for you to bring an action against us or against these individuals in Australia in the event that you believe that your rights have been infringed under the securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of Australia may render you unable to enforce a judgment against our assets or the assets of our directors or officers that are not residents of the United States. There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia. As a result of all of the above, our shareholders may have more difficulty in protecting their interests through actions against our management, directors or major shareholders compared to shareholders of a corporation doing business entirely within the United States.

Certain provisions of our amended and restated certificate of incorporation may have anti-takeover effects, which could limit the price investors might be willing to pay in the future for our common stock. In addition, Delaware law may inhibit takeovers of us and could limit our ability to engage in certain strategic transactions our board of directors believes would be in the best interests of stockholders.

           Certain provisions of our amended and restated certificate of incorporation and bylaws could discourage unsolicited takeover proposals that stockholders might consider to be in their best interests. Among other things, our amended and restated certificate of incorporation and bylaws may include provisions that:

●	do not permit cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect director candidates;

●	limit the ability of our stockholders to nominate candidates for election to our board of directors;

●	authorize the issuance of “blank check” preferred stock without any need for action by stockholders; and

●	limit the ability of stockholders to call special meetings of stockholders; and

The foregoing factors, as well as the significant common stock ownership by Hugh Evans, could impede a merger, takeover, or other business combination or discourage a potential investor from making a tender offer for our common stock, which, under certain circumstances, could reduce the market value of our common stock.

In addition, Section 203 of the Delaware General Corporation Law (the “DGCL”), generally affects the ability of an “interested stockholder” to engage in certain business combinations, including mergers, consolidations, or acquisitions of additional shares, for a period of three years following the time that the stockholder becomes an “interested stockholder.” An “interested stockholder” is defined to include persons owning directly or indirectly 15% or more of the outstanding voting stock of a corporation.

We currently do not intend to pay any dividends on our shares in the immediate future.

We currently do not intend to pay dividends on our shares.  We cannot give any assurance that we will declare dividends of any amounts, at any rate or at all in the future. Future dividends, if any, will be at the discretion of our board of directors, and will depend upon our results of operations, cash flow, financial condition, the terms of any bank loan, line of credit or funding agreement to which we are party, as well as our capital needs, future prospects and other factors that our directors may deem appropriate.

The market price of our common stock may be volatile, which could cause the value of an investment in our common stock to decline.

The market price of our common stock may fluctuate substantially due to a variety of factors, many of which are beyond our control, including:

●	general market conditions;

●	domestic and international economic factors unrelated to our performance;

●	actual or anticipated fluctuations in our quarterly operating results;

●	changes in or failure to meet publicly disclosed expectations as to our future performance;

●	downgrades in securities analysts’ estimates of our financial performance or lack of research and reports by industry analysts;

●	changes in market valuations or earnings of similar companies;

●	any future sales of our common stock or other securities;

●	additions or departures of key personnel;

●	fluctuations in foreign exchange rates;

●	regulatory developments in Australia affecting us or our competitors; and

●	release or expiry of transfer restrictions on our outstanding shares.

The stock markets in general have experienced substantial volatility that has often been unrelated to the operating performance of particular companies. These types of broad market fluctuations may adversely affect the trading price of our common stock. In the past, stockholders have sometimes instituted securities class action litigation against companies following periods of volatility in the market price of their securities. Any similar litigation against us could result in substantial costs, divert management’s attention and resources, and harm our business or results of operations. For example, we are currently operating in, and have benefited from, a protracted period of historically low interest rates that will not be sustained indefinitely, and future fluctuations in interest rates could cause an increase in volatility of the market price of our common stock.

Item 2: Financial Information

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion of our financial condition and results of operations should be read in conjunction with the audited and unaudited financial statements and the notes to those statements included elsewhere in this registration statement. This discussion contains forward-looking statements that involve risks and uncertainties. You should specifically consider the various risk factors identified in this registration statement that could cause actual results to differ materially from those anticipated in these forward-looking statements.

Overview

We provide commercial asset based lending including accounts receivable and trade financing and other financial services to small to medium sized businesses and individuals in Australia through Moneytech and its subsidiaries, with a focus on utilizing leading edge technology to deliver these services.  Our services are offered in Australia through our subsidiary, Moneytech Limited and its subsidiaries.

On June 30, 2013, we acquired Moneytech in exchange for 5,300,000 shares of our common stock (the “Share Exchange”). As a result of the Share Exchange, Moneytech has become our wholly-owned subsidiary, and the former shareholders of Moneytech own in excess of 50% of our outstanding shares of common stock on a fully diluted basis. In connection with acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The Series B Shares enable Mr. Evans, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of our common stock (the “Common Shareholders”), with each vote per Series B Share equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and may be redeemed by us for a per share price one tenth of a cent ($0.001).

The Share Exchange was accounted for as a recapitalization of Moneytech effected by a share exchange, where Moneytech is considered the acquirer for accounting and financial reporting purposes. Our net assets and liabilities as of the date of the consummation of the Share Exchange were brought forward at their book value and no goodwill was recognized.  Consequently, the historical consolidated financial statements of Moneytech are now the historical financial statements of Source Financial, Inc.

Moneytech commenced operations in 2003 as an Australian based, technology driven, commercial finance company. Moneytech has an AUD$50 million securitized wholesale debt facility (the “Wholesale Facility,” “Receivables Purchase Agreement” or “RPA”) with Westpac. Moneytech uses the Wholesale Facility to offer asset based, trade finance or accounts receivable finance and working capital solutions to small and medium enterprises (“SME’s”) throughout Australia. Moneytech has been in operation for over ten years and has operated profitably in five of the last six years.

To distinguish itself from traditional asset based lenders, and to manage and facilitate the advance of money to its customers, Moneytech has developed, operates and maintains its own real time core money transfer platform called The Moneytech Exchange.  The Moneytech Exchange stores and tracks every invoice and payment entered into the system and automatically communicates with the major Australian transactional banks to settle thousands of transactions per day, in real time. The Moneytech Exchange is fully automated, real time and online. Human intervention only occurs to manage exceptions and provide necessary transaction approvals or authorizations.

A reorganization of the company structure was effected following the acquisition of Moneytech on June 30, 2013.  The following chart reflects our organizational structure as of today.

Our objective is to become a leading provider of commercial lines of credit and financial services, in particular money transfer services, to small and medium businesses in Australia and the United States.  We seek to differentiate our services by developing and utilizing leading edge technologies to deliver our services.  Moneytech currently provides asset based lines of credit in Australia using funds made available under its RPA with Westpac.  We also provide payment processing (money transfer) solutions in Australia.  For the immediate future we intend to continue to focus on our asset based lending solutions business in Australia while seeking to expand our money transfer businesses in Australia and enter into the United States market.  We plan to achieve our growth objectives by signing up new customers for our products in Australia, expanding the services offered to our customers, entering new international markets, and continuing our research and development efforts to launch new technology driven financial products into both the Australian and United States markets.

Discontinued operations

In January 2014, management decided to return the ‘Wiki Technologies’ business we operated before the June 2013 Share Exchange to Edward DeFeudis and Marco Garibaldi.  The decision was taken because revenue and profitability benchmarks set in the Share Exchange Agreement were unlikely to be met.  On February 14, 2014, the outstanding shares of Wiki Technologies, Inc.  were returned to Edward DeFeudis and Marco Garibaldi, and Edward DeFeudis and Marco Garibaldi relinquished their right to the 2,240,000 shares of our Common Stock held in escrow on their behalf,  of which 2,130,000 shares were returned to us for cancellation and 100,000 were issued to a noteholder of Wiki Technologies.

Net income attributable to our shareholders, and the associated return on equity, are the primary metrics by which we judge the performance of our business. Accordingly, we closely monitor the primary drivers of net income:

•
Net financing income - We track the split between the  interest income, finance charges and fee income earned on the funds we lend and the interest, finance charges and fees incurred on our Wholesale Facility, and continually monitor the components of our yield and our cost of funds.  In addition, we monitor external rate trends, including the Reserve Bank of Australia cash rate.

•
Net bad debt losses - Other than our cost of funds- interest expense and related fees- the largest driver of business profitability is the minimization of bad debts.  Each asset based line of credit is priced based on an industry and individual customer risk profile developed by us. Delinquencies negatively impact our business performance.  Our profitability is directly connected to our net credit losses; therefore, we closely analyze credit performance and seek to limit our exposure when feasible through the purchase of credit insurance. Our target customer is a business that has financing requirements (in terms of size and time to funding) that make them poor candidates for loans from larger Australian commercial banks. Our lending criteria have, to date, resulted in a relatively low level of overdue and delinquent balances and correspondingly low levels of bad debt.  We extend Credit for a maximum of 122 days.  Amounts outstanding beyond their due date are considered overdue and amount overdue for more than 30 days are considered delinquent.  We monitor credit quality within our portfolio by observing trends in “average collection periods” “Days Sales Outstanding,” delinquent balances as a percentage of our portfolio and single obligor concentration limits and expect our bad debt to be approximately 0.15% of amounts funded. We assess the recoverability of each delinquent balance when determining the required amount of bad debt reserve.

•
Costs and expenses - We assess our operational efficiency using our cost-to-income ratio.  We perform extensive analysis to determine whether observed fluctuations in cost and expense levels indicate a trend or are the nonrecurring impact of large projects.  Our cost and expense analysis also includes a loan- and portfolio-level review of origination and servicing costs to assist us in assessing profitability by pool and vintage.  Portfolio volume and rate of turnover determine the magnitude of the impact of each of the above factors on our earnings, we also closely monitor new business volume and business growth.

The accounts of Moneytech and its wholly owned subsidiaries are maintained, and its consolidated financial statements are expressed, in Australian dollars.  Such financial statements were translated into United States Dollars to prepare the consolidated financial statements included in this Report. All assets and liabilities were translated at the exchange rate at the date of each balance sheet, stockholder’s equity is translated at the historical rates as of the date of each balance sheet and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Results of Operations

Six months ended December 31, 2013 and 2012

The following discussion of our results of operations constitutes management’s review of the factors that affected our financial and operating performance for the six months ended December 31, 2013 (“First Half 2014”) and 2012 (“First Half 2013”).  This discussion should be read in conjunction with the consolidated financial statements and notes thereto contained elsewhere in this report.

Set forth below are certain items from our operating statements for the six months ended December 31, 2013 and 2012:

	Six months Ended December 31, 2013	Six months Ended December 31, 2012	Dollar Increase (Decrease)	Percentage Increase (Decrease)

Revenue	$2,714,213	$2,342,316	$371,897	16%
Confirmed capital and credit express	2,399,867	2,096,162	303,705	14%
Interest revenue	1,616,379	1,232,607	383,772	31%
Fees	719,585	859,868	(140,283)	(16)%
Other revenue	63,903	3,687	60,216	1,633%
Payment services	213,607	212,953	654	0%
Giftcard program revenue	54,315	117,597	(63,282)	(54)%
Other revenue	159,293	95,356	63,937	67%
Other revenue	100,739	33,201	67,538	203%
360FX customer referral	52,355	29,128	23,228	80%
Foreign exchange	48,895	768	48,127	6,266%
Other revenue	(511)	3,306	(3,817)	(115)%
Cost of revenue	1,497,715	1,409,004	88,711	6%
Confirmed capital and credit express	1,126,803	1,094,386	32,417	3%
Interest expense	884,769	900,988	(16,219)	(2)%
Insurance	76,641	96,400	(19,758)	(20)%
Account Issuing Expenses	87,158	90,608	(3,449)	(4)%
Other	78,235	6,392	71,843	1,124%
Payment services	50,131	(2,724)	52,855	(1,941)%
Gift card expenses	10,280	(3,890)	14,170	(364)%
Other	39,851	1,166	38,684	-
Depreciation and amortisation	320,780	315,586	5,194	2%
Other cost of revenue	-	1,755	(1,755)	-
Gross profit	1,216,498	933,312	283,186	30%
Operating expenses
Compensation expenses	369,074	321,402	47,672	15%
Research and development expense	218,795	236,115	(17,320)	(7)%
Bad debt expenses	251,252	68,686	182,566	266%
Occupancy expenses	129,176	112,119	17,057	15%
Depreciation expense	36,907	29,921	6,986	23%
General and administration expenses	645,671	147,954	497,717	336%
(Loss) income from operations	(434,377)	17,115	(451,492)	(2,638)%
Other income	345,495	234,773	110,722	47%
(Loss) income before income tax	(88,882)	251,888	(340,770)	(135)%
Income tax expense	177,372	167,384	9,988	6%
Net (loss) income from continuing operations	(266,254)	84,504	(350,758)	(415)%
Net result from discontinued operations	(297,530)	-	(297,530)	NA
Net (loss) income	(563,784)	84,504	(648,288)	(767)%
Other comprehensive loss
Foreign currency transaction	(156,257)	175,839	(332,096)	(189)%
Comprehensive loss	$(720,041)	260,343	(980,384)	(377)%

Revenue

Consolidated revenue from continuing operations for the First Half 2014 was approximately $2,714,213, an increase of $371,897 or 16% from our consolidated revenue from continuing operations for the First Half 2013 of $2,342,326.  Excluding differences attributable to changes in foreign exchange rates, revenue increased 30% in the First Half 2014 as compared to the comparable period in the prior year.  Excluding differences attributable to changes in foreign exchange rates, the increase resulted primarily from an increase in Confirmed Capital and Credit Express revenue (26%), an increase in other revenue (3%) and an increase in payment services revenue (1%).  The Confirmed Capital and Credit Express revenue increase is mainly attributable to an increase in interest revenue which increased by 25% from First Half 2013 to First Half 2014 and an increase in fees charged to new customers to set up their accounts which increased by 3% from First Half 2013 to First Half 2014.  Excluding differences attributable to changes in foreign exchange rates, Confirmed Capital and Credit Express revenue was 11% higher in First Half 2014 as compared to First Half 2013 as a result of settled penalties associated with the default of one Confirmed Capital customer.  The remainder of the increase in interest revenue primarily results from an increase in the lines of credit we funded from approximately AUD$122 million during the First Half 2013 to AUD$133 million during the First Half 2014.  The other revenue increase is primarily attributable to increases in referrals of Moneytech’s customers to the 360 Markets Foreign Exchange.  The payment services revenue increase is mainly attributable to a decrease in gift cards revenue and an increase in revenues at MPOS and mPay.  MPOS and mPay are subsidiaries of Moneytech which provide money transfer services in Australia.

Cost of Revenue; Gross Profit

Our cost of revenue from continuing operations, which is composed principally of the interest, fees and insurance we pay related to our RPA and the amortization expense of capitalized research and development costs, was $1,497,715 in the First Half 2014, an increase of $88,711 or 6% from our cost of revenue of $1,409,004 for the First Half 2013.  Excluding differences attributable to changes in foreign exchange rates, costs of revenue increased 20%.  Excluding differences attributable to changes in foreign exchange rates, the increase is primarily the result of increases in Confirmed Capital and Credit Express costs (12%), increases in payment services costs (4%) and increases in amortization of intangibles (3%).  Excluding differences attributable to changes in foreign exchange rates, the Confirmed Capital and Credit Express cost increase is mainly attributable to an increase in interest expense (7%), an increase in costs associated with setting up the accounts of new customers (6%), a decrease in insurance costs (1%) and an increase in fees associated with existing accounts (1%).  The increase in our interest expense primarily results from the growth in the volume of credit lines funded in the current period.  The payment services cost increase is mainly attributable to an increase in costs at Mpos and mPay and the increase in amortization is attributable to increased investment in intangibles.

Our profit from continuing operations, increased $283,186 from $933,313 in the First Half 2013 to $1,216,498 in the First Half   2014.  This was primarily because net interest revenues and fee revenues in the Confirmed Capital and Credit Express businesses increased.  Net interest revenues increased primarily because lines of credit funded increased, net interest margins increased as a result of a lag in decreasing the interest rates charged to our customers as the rate interest charged under the RPA decreased and increased rates of interest received from one Confirmed Capital customer as a result of its default.

Operating Expenses; Bad Debt Expense; Income from Operations

Apart from the costs under our RPA, the other significant factor in determining our overall profitability is our operating expenses, in particular our bad debt expense.  Our bad debt expense for the First Half 2014 was $251,252, representing an increase of $182,566 from bad debt expense of $68,686 for the First Half 2013.  We regularly evaluate the credit quality of our customers and this increase is primarily attributable to a determination to increase the reserve for one customer in First Half 2014 in accordance with our credit and collections policy.

Our total operating expenses from continuing operations (other than bad debt) increased by $552,112 or 65% from $847,511 in the First Half 2013 to $1,399,623 in the First Half 2014.  This increase primarily reflects costs associated with becoming a public company, including legal and accounting fees, and other costs, such as board expenses, associated with operating as a public company, including the issuance of restricted stock and options to employees, consultants and non-employee directors of the company ($178,356 or 21%) and other professional services ($304,885 or 36%).

Other Income; Provision for income taxes; net (loss) income

To date, our other expense (income) has consisted of financing costs other than those incurred under the RPA, offset by interest income on the cash reserves we are required to maintain under the RPA, and research and development grants received from the Australian government. In the First Half 2014 we accrued AUD $320,000 for research grants we expect to receive later this year from the Australian government.

The research and development grant payment is determined according to criteria set by the Australian government.  Grant processing and payment takes place annually and requires the filing of the Australian tax return prior to finalization and payment.  It is not a return of tax.  The company works with Ernst and Young in preparing the claim and the payment expected is accrued as income when the grant criteria are met.

Our net loss from continuing operations before tax for the First Half 2014 was $88,882, as opposed to net income of $251,888 for First Half 2013.  As a result of $177,323 in taxes incurred in the First Half 2014, we incurred a net loss after tax for the First Half 2014 of $266,254, as compared to net income after tax for the First Half 2013 of $84,504.  No tax benefit has been recognised for the losses incurred in the United States because management believes it more likely than not that these assets will not be realized in the near future.  Operations in Australia (Moneytech) remain profitable while operations in the United States (Source) are not yet profitable.  This is primarily attributable to the WikiTechnologies business not meeting targets and the subsequent decision to discontinue these operations.

Net loss from discontinued operations.
In January 2014, management decided to return the ‘Wiki Technologies’ entity to Edward DeFeudis and Marco Garibaldi.  The decision was taken because revenue and profitability benchmarks included in the Share Exchange Agreement were unlikely to be met.  Revenue and expenses, and gains and losses relating to the discontinued business have been reclassified from the results of continuing operations and are reflected as net loss from discontinued operations.

Revenue $2,647, Cost of Revenue ($70,460), Operating expenses ($230,277) and Other income $560 contributed to the net loss of $297,530.

Other comprehensive income.
Our other comprehensive income consists of gains and losses in net asset value that occur when movements in foreign exchange rates occur.  These gains or losses are primarily as a result of changes in the AUD/USD exchange rate between the beginning and end of the period covered by the relevant financial statements.  We cannot and do not attempt to predict movements in exchange rates and do not hedge our exchange rate exposure.  The changes in net asset value occur because our net assets and operational activity are principally in Australian Dollars.  If we initiate operations in the United States, the impact of foreign exchange rates on our results of operations will decrease.

The average AUD/USD exchange rates were 1 to 1.0386 and 1 to 0.9225 in the First Half 2013 and the First Half 2014, respectively.

Comparison of the fiscal year ended June 30, 2013 (“Fiscal 2013”), to the fiscal year ended June 30, 2012 (“Fiscal 2012”)

Set forth below are certain items from our operating statements for the years ended June 30, 2013 and 2012:

All amounts, other than percentages, in U.S. dollars

	Year Ended June 30, 2013	Year Ended June 30, 2012	Dollar Increase (Decrease)	Percentage Increase (Decrease)

Revenue	$5,305,130	$4,171,622	$1,133,508	27%
Confirmed capital and credit express	4,626,538	3,546,579	1,079,959	30%
Interest revenue	2,537,679	1,903,372	634,307	33%
Fees	2,072,743	1,635,851	436,893	27%
Other revenue	16,116	7,357	8,759	119%
Payment services	565,036	461,903	103,133	22%
Giftcard program revenue	382,432	461,893	(79,461)	(17)%
Other revenue	182,605	10	182,594	1,797,573%
Other revenue	113,556	163,139	(49,584)	(30)%
360FX customer referral	75,511	4,677	70,835	1,515%
Foreign exchange	2,944	155,966	(153,022)	(98)%
Other revenue	35,100	2,496	32,604	1,306%
Cost of revenue	3,001,573	2,715,227	286,346	11%
Confirmed capital and credit express	2,331,401	2,061,897	269,504	13%
Interest expense	1,905,472	1,711,918	193,554	11%
Insurance	169,203	161,764	7,439	5%
Account Issuing Expenses	231,453	179,242	52,210	29%
Other	25,273	8,972	16,301	182%
Payment services	42,909	95,558	(52,649)	(55)%
Gift card expenses	18,969	95,558	(76,589)	(80)%
Other	23,939	-	23,939	-
Depreciation and amortisation	621,173	557,609	63,564	11%
Other cost of revenue	6,090	163	5,927	-
Gross profit	2,303,557	1,456,395	847,162	58%
Operating expenses
Compensation expenses	730,268	806,711	(76,443)	(9)%
Research and development expense	472,229	199,144	273,085	137%
Bad debt expenses	393,774	78,038	315,736	405%
Occupancy expenses	254,132	221,000	33,132	15%
Depreciation expense	75,844	36,402	39,442	108%
General and administration expenses	251,220	226,936	24,284	11%
Income (loss) from operations	126,090	(111,836)	237,926	(213)%
Other income	441,908	369,423	72,485	20%
Income before income tax	567,998	257,587	310,411	121%
Income tax expense	305,246	179,647	125,599	70%
Net income	262,752	77,940	184,812	237%
Other comprehensive (loss)
Foreign currency translation	(826,704)	(253,280)	(573,424)	226%
Comprehensive (loss)	$(563,952)	(175,340)	(388,612)	222%

Revenue

Consolidated revenues from operations for the year ended June 30, 2013 (“Fiscal 2013”) were approximately $5,305,130, an increase of $1,133,508 or 27% compared with consolidated revenues from operations of $4,171,622 for the year ended June 30, 2012, (“Fiscal 2012”).  Excluding differences attributable to changes in foreign exchange rates, revenue increased 28% for the year ended June 30, 2013 as compared to the year ended June 30, 2012.  Excluding differences attributable to changes in foreign exchange rates, the increase resulted primarily from an increase in Confirmed Capital and Credit Express revenue (26%) and an increase in payment services revenue (3%).  Excluding differences attributable to changes in foreign exchange rates, the Confirmed Capital and Credit Express revenue increase is mainly attributable to an increase in interest revenue (16%) and an increase in fees charged to new customers to set up their accounts (11%).  Excluding differences attributable to changes in foreign exchange rates the increase in revenues primarily reflects the increase in the volume of the lines of credit we funded which grew from approximately US$162 million during Fiscal 2012 to approximately US$245 million during Fiscal 2013.  Excluding differences attributable to changes in foreign exchange rates, the payment services revenue increase is mainly attributable to an increase in revenues attributable to MPOS and mPay.  MPOS and mPay are subsidiaries of Moneytech which provide money transfer services in Australia.  MPOS was acquired in fiscal 2013 and mPay was developed internally and began generating revenue in fiscal 2013.

Cost of Revenue; Gross Profit;

Our cost of revenue, which is composed principally of the fees and interest we pay on our RPA and amortization expense of capitalized research and development costs, was $3,001,573 for Fiscal 2013, an increase of $286,346 or 11% from our cost of sales of $2,715,227 for Fiscal 2012.  Excluding differences attributable to changes in foreign exchange rates, costs of revenue increased 11%.  Excluding differences attributable to changes in foreign exchange rates, the increase is primarily the result of increases in Confirmed Capital and Credit Express costs (10%).  Excluding differences attributable to changes in foreign exchange rates, the increase in Confirmed Capital and Credit Express costs is mainly the result of an increase in interest expense (7%) and an increase in account issuing expenses (2%).   Excluding differences attributable to changes in foreign exchange rates these primarily result from the growth in the volume of credit lines funded as discussed above.  Because we were able to decrease the rates of interest charged to our customers at a slower rate than the decrease in the rate of interest paid by us, we were able to increase our gross profit from $1,456,395 in Fiscal 2012 to $2,303,557 in Fiscal 2013, a rate of increase which exceeded the growth rate in our revenues.

Operating Expenses; Bad Debt Expense; Income from Operations

The other significant factor in determining our overall profitability is our operating expenses, in particular our bad debt expense.  Our bad debt expense for Fiscal 2013 was $393,774, an increase of $315,736 or 405% from bad debt expense of $78,038 for Fiscal 2012.  We believe the level of bad debt experienced in Fiscal 2013, 0.21% of credit extended, is acceptable and the increase over Fiscal 2012 reflects the extraordinarily low level of bad debt experienced in Fiscal 2012, when bad debt expense was 0.05% of credit extended.

The percentage of delinquent balances in our portfolio was 1.60% as of June 30, 2013 and 2012, respectively.  The percentage of delinquent balances in our portfolio averaged 1.85% and 2.24% in the fiscal year ended June 30, 2013 and 2012, respectively.  The average collection period in our portfolio decreased from 47 days at the beginning of Fiscal 2013 to 45 days at June 30, 2013 and remained constant at 47 days during the fiscal year ended June 30, 2012.  Bad debts as a percentage of amount funded was 0.21% and 0.05% in the fiscal year ended June 30, 2013 and 2012 respectively.

Our total operating expenses (other than bad debt) increased by 20% from $1,490,193 in Fiscal 2012 to $1,783,693 in Fiscal 2013.  Excluding differences attributable to changes in foreign exchange rates, total operating expenses (other than bad debt) increased by 20%. Our ability to control the growth in our operating expenses, other than bad debt, from Fiscal 2012 to Fiscal 2013, while increasing the volume of our business enabled us to generate income from operations in Fiscal 2013 as compared to the loss from operations generated in Fiscal 2012.  The biggest increase was from the research and development cost that was not capitalized in Fiscal 2013 for Moneytech Exchange and mPay.

The design and technical development of the Moneytech Exchange and our payment services platform are completed and both products are operational for purposes of providing the services we currently offer. Although we will continue to upgrade and add additional functionality to the Moneytech Exchange and our payment services platform and will need to add additional personnel as we grow, the rate of growth of these expenses should be less than the rate of growth of our revenue. Further, we anticipate that as we expand our portfolio and increase the number of services we offer, the rate of growth in the lines of credit we service and in our revenues will exceed the rate of growth in our operating expenses.  There are a number of reasons for this, the most significant being that most of the expense involved with any debtor/obligor is incurred when the relationship is established.  In the absence of a default or other triggering event, so long as a debtor/obligor is online, it generates revenue for us with little impact on our operating expenses.  We do anticipate a slight increase in the rate of growth of our operating expenses this year due to, among other factors, the fact that Moneytech’s operational financial statements prior to June 30, 2013, do not include any of the expenses associated with being a public company nor the expenses incurred by WikiTechnologies before it was discontinued.

Other Income (Expense); Provision for income taxes; net income (loss)

To date, our other expense (income) has consisted of financing costs other than those incurred under the RPA, offset by interest income on the cash reserves we are required to maintain under the RPA and research and development grants received from the government.

In both Fiscal 2012 and 2013, we received research grants from the Australia government.  During Fiscal year 2013 we received $526,962, as compared to $302,876 received in Fiscal 2012.  The increase was due to our increased costs for the development of mPay during Fiscal 2013.  Interest income increased from $109,899 to $114,309 due to the increase in cash reserves from Fiscal 2012 to 2013.  Other expenses increased from $14,797 to $182,566 due to costs related to the exchange agreement.

Our net income before tax for Fiscal 2013 was $567,998, a 121% increase from net income of $257,587 for Fiscal 2012. As a result of the income, we incurred $305,246 in taxes in Fiscal 2013 and $179,647 in taxes for Fiscal 2012.  Our net income for Fiscal 2013 of $262,752, as compared to net income after tax for Fiscal 2012 of $257,586 was mainly due to the increase in revenue.

Other comprehensive income.

Our other comprehensive income consists of gains and losses in net asset value that occur due to changes in foreign exchange rates.  These gains or losses are primarily as a result of changes in the AUD/USD exchange rate.  We cannot and do not attempt to predict movements in exchange rates and do not hedge our foreign exchange rate exposure.  The changes in net asset value occur because our net assets and operational activity are principally in Australian Dollars. If we initiate operations in the United States the impact of foreign exchange rates on our results of operations will decrease.

The average AUD/USD exchange rates were 1 to 1.0269 and 1 to 1.0323 in the fiscal years ended June 30, 2013 and 2012 respectively.

Liquidity and Capital Resources

Our ability to offer asset backed credit lines is determined by the amount of funds we can borrow which is influenced by the amount of our capital.  We require a significant amount of liquidity to offer our asset backed credit lines and our rate of growth and profitability will, for the foreseeable future, largely be determined by our ability to raise equity or borrow funds to make available to our clients and the effective cost of such funds.

Comparison of Balance Sheet Data as at December 31, 2013, June 30, 2013 and June 30, 2012

Set forth below are certain items from our Consolidated Balance Sheets at December 31, 2013, June 30, 2013 and June 30, 2012:

Comparison of Balance Sheet Data as at June 30, 2013 and June 30, 2012

	December 31,	At June 30,
	2013	2013	2012
Cash and cash equivalents	$6,899,738	$7,205,827	$5,617,025
Trade Receivables	26,768,591	27,008,840	26,577,290
Total Assets	41,171,047	41,360,924	40,113,093
Wholesale Loan Facility	25,593,086	$25,669,388	$24,688,865
Total Liabilities	33,766,544	33,696,546	32,208,189
Total Equity	$7,404,503	$7,664,378	$7,904,905

Cash Flow Comparison

After adjusting for the cash deemed used in operating activities as a result of the increase in the volume of credit lines we made available each year, we have produced positive net cash from operating activities every year since July 2009.  Our revenue generating activities have consisted primarily of making credit lines available to our customer and our principal cost of sales has consisted of interest charges and other fees payable under our Wholesale Facility.

Comparison of the Statement of Cash Flows for the Six Months Ended December 31, 2013 and 2012:

	SIX MONTHS ENDED
	December 31, 2013	December 31, 2012
Net cash (used in) operating activities	(132,257)	(585,085)
Net cash (used in) investing activities	(395,928)	(588,536)
Net cash provided by financing activities	429,299	807,650
Net cash (used in) discontinued operations	(65,287)	-
Exchange rate effect on cash	(141,916)	124,483
Net cash (outflow)	(306,089)	(241,488)

Cash (Used in) Operating Activities

During the six months ended December 31, 2013, we used approximately $132,257 of net cash in our operating activities. This reflects our net loss from continuing operations of $266,254 partially offset by a net of $133,997 provided by changes in operating assets and liabilities and adjustments for non-cash items. Cash provided by working capital items was primarily impacted by an increase in other assets of $460,933 and adjustments for non-cash items of $536,043   Other assets increased mainly due to increases in grants receivable. Adjustments for non-cash items consisted of depreciation and amortization in the amount of $357,687 and stock options and shares issued for compensation of $178,356.

During the six months ended December 31, 2012, we used approximately $585,086 of net cash in our operating activities.  This reflects our net income of $84,504 less cash used by changes in operating assets and liabilities and adjustments for non-cash items.   Cash used by working capital items and other activities was primarily impacted by a decrease in trade payables of $1,191,086, reflecting a decrease in buyer payments and sellers liabilities and other items providing $175,989. Adjustments for non-cash items consisted entirely of depreciation and amortization of $345,507.

Cash (Used) in Investing Activities
During the six months ended December 31, 2013, net cash used in investing activities of $395,928 primarily reflects $322,875 in capitalized costs incurred on the development of intangible assets,principally software related to The Moneytech Exchange and mPay.

During the six months ended December 31, 2012, net cash used in investing activities of $588,536 primarily reflects capitalized costs incurred on the development of intangible assets, principally software related to The Moneytech Exchange.

Cash Provided by Financing Activities
During the six months ended December 31, 2013, net cash provided by financing activities of $429,299 primarily reflects an increase in our borrowings under the Wholesale Loan Facility of $457,395.  Withdrawals from our capital reserve accounts by our customers of $28,096 account for the difference.

During the six months ended December 31, 2012 net cash provided by financing activities of $807,650 primarily reflects an increase in our borrowings under the Wholesale Loan Facility of $531,199.  Contributions to our capital reserve accounts by from our customers of $347,921 and loans repaid of $71,470 account for the difference.

Cash (Used in) discontinued operations
During the six months ended December 31, 2013, net cash used in discontinued operations of $65,287 primarily reflects the losses incurred by the Wiki business of $297,530, offset by adjustments for non-cash items and changes in operating assets and liabilities providing $88,149 and net cash provided by financing activities of $150,000.  Net cash used by investing activities of $5,906 accounts for the difference.

Net cash (outflow)
During the six months ended December 31, 2013, net cash decreased by $306,089 as compared to the six months ended June 30, 2013, where net cash decreased by $241,489.

Our ability to offer asset based credit lines is determined by the amount of our capital and the amount of funds we can borrow.  We require a significant amount of liquidity to offer our asset based credit lines and our rate of growth and profitability will, for the foreseeable future, largely be determined by our ability to raise equity or borrow funds with which to purchase receivables and the effective cost of such funds.

Comparison of the Statement of Cash Flows for the Fiscal Years Ended June 30, 2013 and 2012

	Year Ended June 30,
	2013	2012

Net cash provided by (used in) operating activities	$(2,855,751)	$(4,034,980)
New cash provided by (used in) investing activities	$(824,747)	$(790,967)
Net cash provided by (used in) financing activities	$6,096,650	$7,751,988

Cash used in Operating Activities

For Fiscal 2013, we used approximately $2,855,751 of net cash in our operating activities.  This reflects our net income of $262,752 less $3,815,520 used by changes in operating assets and liabilities and adjustments for non-cash items providing $697,017.  Adjustments for non-cash items consisted entirely of depreciation and amortization. The increase in operating assets and liabilities was primarily the result of an increase in trade receivables of $3,555,934, reflecting the increase in the volume of credit lines we provided.

For Fiscal 2012, we used approximately $4,034,980 of net cash in our operating activities.  This reflects our net income of $77,940 less $4,706,931 used by changes in operating assets and liabilities and adjustments for non-cash items providing $594,011.  Adjustments for non-cash items consisted entirely of depreciation and amortization. Cash used in working capital items and other activities was primarily the result of an increase in trade receivables of $7,765,220 reflecting an increase in the volume of credit lines we provided offset by an increase in trade payables of $3,737,665 reflecting an increase in balances associated with the new Confirmed Capital business.

Cash Used in Investing Activities

During Fiscal 2013, net cash used in investing activities of $824,747 primarily reflects $747,580 in capitalized costs incurred on the development of intangible assets, principally software related to the Moneytech Exchange and mPay, $110,392 invested in our subsidiary  mPayments Pty Ltd. and $32,063 used to purchase property, plant and equipment, partially offset by $65,288 realized upon consummation of the Exchange Agreement.

During Fiscal 2012, net cash used in investing activities of $790,967 reflects $706,496 in capitalized costs incurred on the development of intangible assets, principally software related to the Moneytech Exchange and $84,471 used to purchase property, plant and equipment .

Cash Provided by Financing Activities

During Fiscal 2013, net cash provided by financing activities of $6,096,650 reflects an increase in our borrowings under the Wholesale Loan Facility of $3.906 million, contributions to our capital reserve account received from our customers of $2.360 million, partially offset by payments of loans.

During Fiscal 2012, net cash provided by financing activities of $7,751,988 consisted entirely of an increase in the amounts borrowed under the RPA.

Credit Facility
In 2005 we entered into a Receivables Purchase Agreement (the “Wholesale Facility” or the “RPA”) with Westpac Banking Corporation, one of the “Big Four” Australian banks, which has been renewed annually each year thereafter.  Pursuant to this Agreement we electronically offer eligible receivables to Westpac for purchase on a nightly basis.  These offerings are then settled by the lender on a daily basis.  The funds we receive upon settlement are automatically and electronically delivered to our customers.  Our gross profit is represented by the difference between what we charge our customers in interest, finance charges and fees and what we pay to our lender. Our borrowing limit under the RPA is AUD$50 million, subject to interim agreed upon limits determined by various tests and covenants.  As at December 31, 2013 the total amount drawn against the facility was $25,593,086.  The agreement is renewed annually on an agreed anniversary date, the latest of which was December 31, 2013.  In 2014, the facility was extended until December 31, 2014, and the interim agreed upon limit was been extended to AUD$40 million subject to pricing approval.

We pay an interest rate on all borrowed monies under the RPA which is directly linked to the Reserve Bank of Australia cash-rate, a utilization fee charged on monies available to be borrowed but not utilized, an annual line fee and fees for electronically accessing the facility.  The Facility contains a number of covenants relating to our financial performance and performance of our receivables portfolio including but not limited to net profit targets, maximum dilution ratios, concentration limits, maximum delinquency ratios and cash reserve requirements.  As of the date hereof we are in compliance with all covenants imposed by the RPA.

We, in turn, provide our customers with funds provided by the RPA.  We charge each of our clients, interest at a rate above that charged by our lender and seek to have our clients pay a fee corresponding to each of the fees charged to us in respect of their loans.  To the extent that the RPA requires that we deposit monies into an account to partially secure repayment of our loans, we seek to have those funds advanced by our customers as a condition of their credit lines.  The cash reserve we are required to maintain pursuant to the RPA is included under Cash and cash equivalents on our balance sheet.

Insurance

As a condition of the RPA, the receivables due Moneytech from its customers or their counterparties are insured pursuant to a policy issued by Euler Hermes, a Standard & Poor’s rated Trade Credit insurance provider.  Pursuant to this policy, Moneytech would bear the first $500,000 of losses incurred in any calendar year, after which any bad debt losses are borne by Euler Hermes.  This policy is renewed annually.

Commitments for Capital Expenditures

We do not have any commitments for capital expenditures.

The design and technical development of The Moneytech Exchange and our payment platform are completed and they are operational. Although we will continue to upgrade and add additional functionality to The Moneytech Exchange and our payment platform, the rate of growth of these expenses should be less than the rate of growth of our revenue.

Off Balance Sheet Items

We do not have any off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “special purpose entities” (SPEs).

Critical Accounting Policies

Use of Estimates
Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We continually evaluate our estimates, including those related to bad debts, recovery of long-lived assets, income taxes, and the impact of changes in currency exchange rates. We base our estimates on historical experience and on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Any future changes to these estimates and assumptions could cause a material change to our reported amounts of revenues, expenses, assets and liabilities. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in Note 3 to our consolidated financial statements, we believe the following accounting policies are the most critical to aid you in fully understanding and evaluating our financial statements and our management’s discussion and analysis.

The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include collectability of accounts receivable and recoverability of long-term assets.

Allowance for Doubtful Accounts
The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, most of which are in Australia. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Cost of Revenue
Cost of revenue includes; programs licensed; operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services, including inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

Exchange (Loss) Gain
During the six months ended December 31, 2013 and the fiscal year ended June 30, 2013, the transactions of Moneytech and its wholly owned subsidiaries were denominated in foreign currency and were recorded in Australian dollar (AUD) at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income
The accounts of Moneytech and its wholly owned subsidiaries were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD with the AUD as the functional currency. All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period. Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction. Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Item 3. Properties

Our corporate Australian headquarters are located at Level6/97 Pacific Highway, North Sydney NSW 2060 Australia, where we lease approximately 270 square meters of office and operations space pursuant to a lease agreement expiring in August 2014, subject to our right to renew for an additional three years.  The annual rent for the premises was initially AUD$125,490 and increases 4% per year.  In addition we occupy an office on Albany Highway, Victoria Park, Western Australia.  The initial term of the lease for this space expires July 31, 2015, at which time we can renew the lease for an additional 2 years.  The rent is AUD $1,375 per month subject to an inflation adjustment on August 1, 2014 and to a reset to market rate if we elect to renew the lease in August 2015.

Management believes the terms of the leases are consistent with market standards and were arrived at through arm’s-length negotiation.

 Item 4. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters.

Change in Control

As a result of the issuance of 5,300,000 shares of common stock to the former shareholders of Moneytech, including the shares issued to Hugh Evans, the Chairman and Managing Director of Moneytech, and the issuance to Mr. Evans of 5,000 shares of Series B Preferred Stock, there has been a change in control of our company. Under the terms of the Series B Certificate of Designation, Mr. Evans, as the holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to holders of our common stock (the “Common Shareholders”), with each vote per Series B Share equal to 1,000 shares of common stock. After June 30, 2018, the Series B Preferred Shares will have no voting rights and we may redeem the Series B Shares for a per share price of one tenth of a cent ($0.001.  The Series B Shares do not have any conversion rights and are not be entitled to receive any dividends, distributions, or other economic or financial interest in our company, and in the event of a liquidation, dissolution, or winding up of our company, whether voluntary or involuntary, the holders of Series B Shares are entitled to receive out of the assets of the company, whether such assets are capital or surplus of any nature, the sum of one tenth of a cent ($0.001) per Series B Share, after payment to the holders of the common stock and the holders of any other series or class of the equity securities of our company ranking senior to the common stock.

Security Ownership

The following table sets forth information about the beneficial ownership of our common stock as of  April 1, 2014 by:

●	each person known to us to be the beneficial owner of more than 5% of our common stock and our series B preferred stock, our only voting securities;

●	each named executive officer;

●	each of our directors; and

●	all of our executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Source Financial, Inc., Level6/97 Pacific Highway, North Sydney NSW 2060, Australia. We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the tables below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws, where applicable.

In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of February 18, 2014. We, however, did not deem these shares outstanding for the purpose of computing the percentage ownership of any other person.

Applicable percentage voting power is based on 7,671,632 shares of common stock and 5,000 shares of Series B Preferred Stock outstanding on February 18, 2014. Holders of the Company’s Series B Shares are entitled to elect a majority of our Board of Directors through June 30, 2018 and vote together with holders of common stock as a single class on all matters presented to holders of our common stock, with each vote per Series B Share equal to 1,000 shares of common stock.

Shares Beneficially Owned

	Common Stock			Series B Preferred Stock			Percent Total Voting Power (1)
	Shares		Percent	Shares		Percent
Directors and Named Executive Officers: Hugh Evans	2,001,514	(2)	26.09%	5,000	(1)	100%	55.25%
Klaus Selinger	18,747	(3)	*	0		—	*
John Wolfgang	18,747	(3)	*	0		—	*
Richard Allely	18,747	(3)	*	0		—	*

All directors and executive officers as a group (4 persons beneficially owning shares)	2,057,755	(2)(3)	26.63%	5,000		100%	55.45%

Holders of More than 5%
Christopher John Taylor and Angus James Taylor ATF CTJ Super Fund and Christopher John Taylor and Angus James Taylor ATF The Taylor Family Superannuation Fund No.2 PO Box 66 Manly NSW 2095 Australia	629,680	8.21%	0	—	4.97%

(1)
Percentage total voting power represents voting power with respect to all shares of our common stock and Series B preferred stock, as a single class. Except as provided in the certificate of designation creating the Series B preferred stock or as may be required by law, the holder of Series B Shares and holders of common stock vote together as a single class on all matters upon which holders of common stock are entitled to vote with holders of Series B Shares entitled to 1,000 votes per share of Series B Shares through June 30, 2018 and each holder of common stock entitled to one vote per share of common stock. The holder(s) of Series B Shares are entitled to elect a majority of the members of our Board of Directors through June 30, 2018.

(2)	Represents shares of common stock registered in the name of BIX Holdings Pty Ltd ATF The Atherstone Trust & The Evans Family Superannuation Trust, a family trust of which Mr. Evans is the trustee.

(3)	Represents shares that may be acquired upon exercise of options at an exercise price of $2.00 per share

Item 5. Directors and Executive Officers of the Registrant.

Our directors and executive officers are:

Name	Age	Position
Hugh Evans	49	President, Chief Executive Officer and a Director
Brian M. Pullar	43	Chief Financial Officer
Klaus Selinger	61	Chairman of the Board
John Wolfgang	66	Director
Richard Allely	60	Director

            Hugh Evans has served as Chief Executive Officer, President, Chief Financial Officer and a Director of the Company since June 30, 2013.  Mr. Evans founded Moneytech in 2003, and has served as its Chairman and Managing Director since its inception.  Mr. Evans has a commercial background in high growth businesses, mergers and acquisitions, and divestments, with a strong financial, sales and technology focus.

Mr. Evans was the founder and CEO of Agate Technology, which he developed and built to become a leading niche storage distribution company in both Australia and New Zealand.  Mr. Evans served as Chief Executive Officer of Agate Technology from 1991 to 1999.  Agate Technology was acquired by the South African conglomerate Siltek in 1999. Mr. Evans also has been responsible for the organization and sale of three other technology businesses.  The prior experience of Mr. Evans as an executive officer and director of Moneytech Limited prior to the consummation of the Share Exchange qualifies him to serve as a director of our company.

Brian Pullar has been our Chief Financial officer since October 16, 2013. Mr. Pullar is a Chartered Accountant (Australia and South Africa) with nearly twenty years of experience in financial services.  He was a Senior Vice President at Citigroup in Australia, where he worked from June 2000 until January 2013.  Having joined as an accountant within the finance function, his responsibilities subsequently included Regulatory Reporting Manager (2.5 years), Financial Controller (4 years) and Product Controller (3 years).  He worked across the institutional stock broking / advisory, corporate and retail banking businesses.

Prior to Citigroup he worked in London with Abbey National Treasury Services from September 1999 to April 2000, as a Project Accountant, with Warburg Dillon Read from October 1998 to May 1999, as a Consultant, and from July 1997 to June 1998, as a Market Risk Analyst with Credit Suisse Financial Products. From January 1994 to March 1997, Mr. Pullar was employed as a Trainee and Qualified Accountant by Ernst and Young in Johannesburg and Los Angeles.

Mr. Pullar’s skills include financial controlling, financial management, statutory accounts preparation, regulatory reporting and capital requirements for banks and broker dealers, as well as product accounting and control, financial and regulatory systems implementation and liaison with regulatory authorities.

Klaus Selinger has served as a Director since June 30, 2013 and Chairman of the Board since July 2013. He has a background in Financial Markets and Financial Systems, and has assisted in the development of complex financial solutions, including off-balance sheet finance structures, venture capital raising and equity finance. Since 2009, Mr. Selinger has been a principal of Dequity Partners, a financial services firm based in Sydney, Australia.  Mr. Selinger was the Chief Executive Officer of Jacobsen Entertainment Ltd, an Australian entertainment industry firm, formerly listed on the Sydney Australia Stock Exchange, from 2002 to 2003, and Chief Executive Officer of Bioenergy Corporation Ltd, a PNG incorporated biofuel firm formerly listed on the Sydney Australia Stock Exchange, from 1989 to 1991. He is a certified practicing accountant in Australia and in that capacity served as a member of Charles J. Berg & Partners from 1972 to 1982, Mann Judd and Rowlands from 1984 to 1990.Mr. Selinger received a Bachelor of Business degree in Accounting from the University of Technology, Sydney, Australia.  Mr. Selinger’s varied management experience with a number of listed companies qualifies him to serve as a director of our Company.

John Wolfgang has served as a Director since June 30, 2013. Since January 1, 2014, he has been a Senior Consultant to UHY Advisors N.Y., Inc. For 45 years prior to January 1, 2014 Mr. Wolfgang was an audit partner of the accounting firm of UHY LLP or its predecessor and served on the management committee of UHY LLP, which sets policy for the audit practice of the firm, until December 31, 2012.  Mr. Wolfgang has extensive experience in and has overseen the audits of listed public entities operating globally and has experience in advising businesses with multi-national presence on complex tax and accounting issues. Mr Wolfgang has served on the Board of Directors of Urbach Hacker Young International Ltd (“UHYI”) for the past 26 years. Mr. Wolfgang was Chairman of the UHYI Board for 5 years until October, 2012. UHYI is the 23rd largest global accounting and consulting networks with presence in 87 countries worldwide. Mr. Wolfgang will serve as Chairman of the Audit Committee.  Mr. Wolfgang is qualified to serve as a director by virtue of his experience in auditing public companies and serving on the boards of numerous private and public companies.

Richard Allely has served as a Director since June 30, 2013. He has held senior management roles with leading Australian & International companies, including Tenix Pty Limited (formerly Transfield Pty Limited), John Fairfax Holdings Limited, Boral Limited and James Hardie Industries Limited. For more than ten years prior to October 2012, Mr. Allely was the Managing Director and CEO of PMP Limited, the largest printing and distribution company in Australia and New Zealand listed on the ASX. Mr. Allely is currently a Non-Executive Director and Audit Committee Chairman for the PGA of Australia, and was recently appointed to the Advisory Board for Renoir Consulting Group. Mr. Allely has held a number of non-executive roles in the past including Chairman of Australian Property Monitors Pty Ltd and Independent member with the WorkCover Authority of NSW. He is a FCPA (Fellow Australian Society of CPA),  FCSA (Fellow Chartered  Institute of Company Secretaries Australia), and FAICD (Fellow Australian Institute of Company Directors).  Mr. Allely’s varied management experience with a number of listed companies qualifies him to serve as a director of our Company.

Each of our Directors is elected annually and serves until his successor is duly elected and qualified or until his earlier death, resignation or removal.  Our officers are elected annually and serve at the discretion of our Board of Directors.

 Director Independence

Our Board of Directors has determined that Klaus Selinger, John Wolfgang and Richard Allely are "independent directors" within the meaning of  NYSE MKT Rule 803A.

Board Committees

We maintain the following committees of the Board of Directors: the Audit Committee, the Compensation Committee and the Nominating Committee. Each committee is comprised entirely of directors who are “independent” within the meaning of NYSE MKT Rule 803A. Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board of Directors. Copies of the committee charters are available on our website at sourcefinancial.com under the heading “Investor Relations.”

Audit Committee. Messrs. Wolfgang, Selinger and Allely are members of the Audit Committee. Mr. Wolfgang serves as Chairman of the Audit Committee and also qualifies as an "audit committee financial expert," as that term is defined in Item 407(d)(5)(ii) of Regulation S-K. The Board has determined that each member of our Audit Committee meets the financial literacy requirements under the Sarbanes-Oxley Act and SEC rules and the independence requirements under NYSE MKT Rule 803A. We did not have an Audit Committee prior to the acquisition of Moneytech on June 30, 2013.

Our Audit Committee is responsible for preparing reports, statements and charters required by the federal securities laws, as well as:

●
overseeing and monitoring the integrity of our consolidated financial statements, our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters, and our internal accounting and financial controls;

●	preparing the report that SEC rules require be included in our annual proxy statement;

●	overseeing and monitoring our independent registered public accounting firm's qualifications, independence and performance;

●	providing the Board with the results of its monitoring and its recommendations; and

●	providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

Compensation Committee. Our Compensation Committee is composed of Messrs. Selinger (Chairman), Wolfgang and Allely. The Compensation Committee is responsible for:

●	establishing the Company’s general compensation policy, in consultation with the Company’s senior management, and overseeing the development and implementation of compensation programs.

●
reviewing and approving corporate goals and objectives relevant to the compensation of the CEO, and evaluating the performance of the CEO at least annually in light of those goals and objectives and communicating the results of such evaluation to the CEO and the Board, and has the sole authority to determine the CEO’s compensation level based on this evaluation, subject to ratification by the independent directors on the Board. In determining the incentive component of CEO compensation, the Committee will consider, among other factors, the Company’s performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years, and such other factors as the Committee may determine to be appropriate.

●	reviewing and approving the compensation of all other executive officers of the Company, such other managers as may be directed by the Board, and the directors of the Company.

●
overseeing the Board’s benefit and equity compensation plans, overseeing the activities of the individuals and committees responsible for administering these plans, and discharging any responsibilities imposed on the Committee by any of these plans.

●
approving issuances under, or any material amendments to, any stock option or other similar plan pursuant to which a person not previously an employee or director of the Company, as an inducement material to the individual’s entering into employment with the Company, will acquire stock or options.

●
in consultation with management, overseeing regulatory compliance with respect to compensation matters, including overseeing the Company’s policies on structuring compensation programs to preserve related tax objectives.

●	reviewing and approving any severance or similar termination payments proposed to be made to any current or former officer of the Company.

●	preparing an annual report on executive compensation for inclusion in our proxy statement for the election of directors, if required under the applicable SEC rules.

Since we did not have a Compensation Committee prior to our acquisition of Moneytech on June 30, 2013, our Board of Directors performed all of the responsibilities associated with the Company’s compensation policy during the fiscal year ended June 30, 2013.

Nominating Committee. Our Nominating Committee is composed of Messrs. Wolfgang, Selinger and Allely.  The purpose of the Nominating Committee is to seek and nominate qualified candidates for election or appointment to our Board of Directors. The Nominating Committee will seek candidates for election and appointment that possess the integrity, leadership skills and competency required to direct and oversee the Company’s management in the best interests of its stockholders, customers, employees, communities it serves and other affected parties.

A candidate must be willing to regularly attend Committee and Board of Directors meetings, to develop a strong understanding of the Company, its businesses and its requirements, to contribute his or her time and knowledge to the Company and to be prepared to exercise his or her duties with skill and care.  In addition, each candidate should have an understanding of all corporate governance concepts and the legal duties of a director of a public company.

Stockholders may contact the Nominating Committee Chairman, the Chairman of the Board or the Corporate Secretary in writing when proposing a nominee. This correspondence should include a detailed description of the proposed nominee’s qualifications and a method to contact that nominee if the Nominating Committee so chooses.

Stockholder Communications

Any stockholder who desires to contact any of our Directors can write to Source Financial, Inc., Level6/97 Pacific Highway, North Sydney NSW 2060, Australia, Attention: Stockholder Relations. Your letter should indicate that you are a Source Financial, Inc. stockholder. Depending on the subject matter, our stockholder relations personnel will:

●	forward the communication to the Director(s) to whom it is addressed;

●	forward the communication to the appropriate management personnel;

●	attempt to handle the inquiry directly, for example where it is a request for information about the Company, or it is a stock-related matter; or

●	not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic.

Director Compensation

Employee directors do not receive any compensation for their services as directors. We did not have any non-employee directors during the fiscal year ended June 30, 2013.

Commencing July 1, 2013, non-employee directors receive an annual retainer of $50,000, and the Chairman of the Audit Committee receives an additional $10,000 per annum. Non-employee directors also are eligible to receive option grants from our company. The compensation committee will assist the directors in reviewing and approving the compensation structure for our directors. In addition, non-employee directors are entitled to be reimbursed for their actual travel expenses for each Board of Directors meeting attended.

On July 19, 2013, we granted options to purchase 75,000 shares of common stock pursuant to the 2013 Omnibus Incentive Plan to each of Messrs. Klaus Selinger, John Wolfgang and Richard Allely, our non-employee directors.  The Options shall continue in force through June 30, 2020 (the "Expiration Date"), unless sooner terminated as provided herein and in the Plan. Subject to the provisions of the Plan, the right to exercise the Options shall vest as to 2,083 shares on September 30,, 2013, and as to an additional 2,083 shares on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the Options shall vest as to an additional 2,095 shares on the last day of August 31, 2016, and the exercise price per share of the Options vesting as of any date shall be $2.00.

 Risk Oversight

Enterprise risks are identified and prioritized by management and each prioritized risk is assigned to the full board for oversight. These risks include, without limitation, the following:

Risks and exposures associated with strategic, financial and execution risks and other current matters that may present material risk to our operations, plans, prospects or reputation.

Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters.

Risks and exposures relating to corporate governance; and management and director succession planning.

Risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

Board Leadership Structure

The Chairman of the Board presides at all meetings of the Board. The Chairman is appointed on an annual basis by at least a majority vote of the remaining directors. Currently, the offices of Chairman of the Board and Chief Executive Officer are separated, with Klaus Selinger as Chairman of the Board and Hugh Evans as our Chief Executive Officer.

Code of Ethics

We have adopted a code of ethics that applies to our Chief Executive Officer and Chief Financial Officer containing written standards that are reasonably designed to deter wrongdoing and to promote:

●	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

●
Full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities & Exchange Commission and in other public communications made by the Company;

●	Compliance with applicable governmental law, rules and regulations;

●	The prompt internal reporting of violations of the code to an appropriate person or persons identified in the code; and

●	Accountability for adherence to the code.

Item 6. Executive Compensation

The following summary compensation table sets forth the total compensation earned by, paid to, or accrued for the year ended January 31, 2013, for each individual who served as our Chief Executive Officer during the year ended January 31, 2013, the most recently completed fiscal year of the Company prior to the acquisition of Moneytech on June 30, 2013.  None of the executive officers of the Company earned or was paid in excess of $100,000, for services rendered in all capacities to the Company during the year ended January 31, 2013.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock awards ($)	Option awards ($)		Non Equity Incentive Plan Information ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)		Total ($)
Marco Garibaldi	2013	$85,000	(1)	0	0	0		0	0	0		$85,000
Chairman, CTO	2012	$0		0	0	0		0	0	30,000	(2)	$30,000

Edward DeFeudis	2013	$85,000	(3)	0	0	0		0	0	0		$85,000
President, CEO, CFO	2012	$0		0	0	0		0	0	30,000	(4)	$30,000

Denita Willoughby	2013	$10,083	(6)	0	0	$70,940	(7)	0	0	0		0
Former CEO(5)	2012	0		0	0	0		0	0	0		0
________________________

(1) In lieu of cash payment, Mr. Garibaldi was issued 100,000 shares of the Company’s common stock.
(2) Consists of $20,000 paid to Mr. Garibaldi as consulting fees through Godfather Entertainment, Inc. and $10,000 paid as consulting fees through Situation X, LLC.

(3) In lieu of cash payment, Mr. DeFeudis was issued 100,000 shares of the Company’s common stock.
(4) Consists of $30,000 paid to Mr. DeFeudis as consulting fees through Lion Equity Holding Corp.
(5) On August 31, 2012, Denita Willoughby resigned as the Chief Executive Officer of the Company and a member of the Company’s Board of Directors.
(6) In lieu of cash payment, Denita Willoughby was issued 5,041 shares of the Company’s common stock.
(7) Represents value of options to purchase 120,000 shares at an exercise price of $10.00 per share, granted in connection with employment as our CEO in March 2012, of which options to purchase 20,000 shares vested upon the date of grant, with the remaining options to purchase an additional 100,000 shares vesting over the following three years.

Moneytech:

The following summary compensation table sets forth the total compensation earned by, paid to, or accrued for the year ended June 30, 2013, for each individual who served as Chief Executive Officer of  Moneytech during the year ended June 30, 2013, the most recently completed fiscal year of the Company.  Except for Hugh Evans, none of the executive officers of Moneytech earned or was paid in excess of $100,000, for services rendered in all capacities to the Company during the year ended June 30, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock awards ($)	Option awards ($)	Non Equity Incentive Plan Information ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Hugh Evans Managing Director	2013	297,413	-	-	-	-	-	12,071	309,489(1)
	2012	278,721	-	-	-	-	-	11,149	289,870(1)
_____________________

1) Of the amounts ascribed to Mr. Evans as salary in the table above, during the years ended June 30, 2013 and 2012, Moneytech paid a company controlled by Mr. Evans, $209,500 and $201,299, respectively.

Executive Compensation Policies as They Relate to Risk Management

Moneytech has only recently become part of a public company.  Its payment policies in respect of nearly all of its employees are still indicative of those associated with a private company in Australia. The Compensation Committee and Management have considered whether our compensation policies might encourage inappropriate risk taking by the Company’s executive officers and other employees.  The Compensation Committee has determined that the current compensation structure aligns the interests of the executive officers with those of the Company without providing rewards for execessive risk taking by awarding a mix of fixed and performance based or discretionary bonuses with the performance based compensation focused on profits as opposed to revenue growth.

Of those employees which introduce new clients to the business or review the credit quality of clients, the compensation of credit analysts is all fixed and salesman are paid predominately fixed salaries with small monthly bonuses.

During the fiscal years ended June 30, 2013 and 2012 and the six months ended December 31, 2013, approximately 6.52%, 8.48% and 4.78% of the total compensation paid to employees was paid in performance-based compensation, including commissions and bonuses.

Option Exercises and Fiscal Year-End Option Value Table

None of the named executive officers exercised any stock options during the year ended June 30, 2013, or held any outstanding stock options as of June 30, 2013.

Long-Term Incentive Plans and Awards

On May 9, 2013, we issued 1,000,000 shares of common stock to each of Edward DeFeudis, our then President and CEO, and Marco Garibaldi, our then Chairman, pursuant to substantially identical Restricted Stock Agreements. The shares are subject to a right of first refusal in favor of the Company whereby should either of Mr. DeFeudis or Mr. Garibaldi desire to sell all or any portion of his 1,000,000 shares, he would have to offer to sell them to the Company at a price equal to the price offered by a third party (or at which the shares can be sold over the counter) minus $2.00 (the "First Refusal Discount Amount"). For example, if a third party were to offer to purchase 100,000 shares from either of Mr. DeFeudis or Mr. Garibaldi at a price of $3.00 per share, he would have to offer such shares to the Company at a price of $1.00 per share. Likewise, if Mr. DeFeudis or Mr. Garibaldi desires to sell any of his 1,000,000 in the public market at a time when the shares are trading for $3.00 per share, he will first have to offer to sell them to our company for $1.00 per share. All of the shares issued to Messrs. Garibaldi and DeFeudis pursuant to the Restricted Stock Agreements were returned to us for cancellation pursuant to the Settlement Agreement.

Outstanding Equity Awards at End of Fiscal Year

The following table reflects all outstanding equity awards held by our named executive officers as of June 30, 2013:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)	Market Value of Shares or Units of Stock that have not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested ($)
Edward DeFeudis Former CEO, President and CFO(1)	—	—		—	—	—	—	—	—
Marco Garibaldi Former Chairman and CTO(2)	—	—	—	—	—	—	—	—	—
Denita Willoughby Former CEO(2)	20,000	—		10.00	03/31/2015	—	—	—	—

The options ascribed to Ms. Willoughby represent those that vested immediately upon her appointment as Chief Executive Officer of WikiTechnologies in March 2012. All other options in which she may have vested were forfeited upon her departure from the Company.

2013 Omnibus Incentive Plan

On April 8, 2013, we approved and adopted an Omnibus Incentive Plan, which reserved 2,500,000 shares of common stock.  This plan was implemented to recognize and provide additional incentive to our directors, employees, consultants, advisors and affiliates to establish and sustain our growth and financial success.

On July 19, 2013, we granted options to purchase 75,000 shares of common stock pursuant to the 2013 Omnibus Incentive Plan to each of Messrs. Klaus Selinger, John Wolfgang and Richard Allely, our non-employee directors, at an exercise price of $2.00 per share. The options vest as to 2,083 shares on September 30, 2013, and as to an additional 2,083 shares on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the Options shall vest as to an additional 2,095 shares on the last day of August 31, 2016.  The options will vest immediately upon the occurrence of a Change in Control, as defined in the 2013 Omnibus Incentive Plan. The options expire on June 30, 2020.

Employment Agreements

Hugh Evans has served as Managing Director of Moneytech since March 1, 2004 pursuant to an Employment Agreement. The Employment Agreement provides for a salary of $250,000 per annum, plus commissions, including a guaranteed annual contribution equal to 9.25% of his salary to his superannuation fund. The Employment Agreement may be terminated by Moneytech or Mr. Evans upon four weeks prior written notice and Moneytech may terminate Mr. Evans employment immediately for cause (as defined in the Employment Agreement).

The Employment Agreement includes restrictive covenants which prohibit Mr. Evans personally or on behalf of any person, firm or company (other than the Moneytech Group):

 (a) for a period of twelve months from the termination of his employment with Moneytech from (i) soliciting clients or customers of Moneytech and its subsidiaries (the “Moneytech Group”) within Australia or New Zealand for any business conducted by Moneytech Group, or (ii) soliciting, interfering with or endeavoring to entice away from Moneytech Group any person, firm or company who at any time during the term of his employment was a customer or client of Moneytech Group; and

(b) for a period of six months from the termination of his employment with Moneytech from (i) approaching, enticing, endeavoring to entice away from the Moneytech Group any person, firm or company which during the six months before such termination was a director, employee, consultant, agent, representative, associate or advisor to any company within the Moneytech Group, or (ii) accepting any employment, which would require Mr. Evans to reveal any confidential information of the Moneytech Group without Moneytech Group’s prior written consent.

Edward DeFeudis is employed by WikiTechnologies as its Chief Executive Officer, President and Chief Financial Officer until May 29, 2015. The agreement provides for an annual base salary of $120,000, subject to increases of $30,000 for each $1,000,000 of cumulative revenues achieved by WikiTechnologies during the period commencing May 29, 2013; provided that payment of his base salary is deferred until WikiTechnologies receives an aggregate of $600,000 in financing, subject to the discretion of the Board of Directors of WikiTechnologies to accelerate payment. If Mr. DeFeudis’ employment is terminated other than for “cause” (as defined), his resignation, or death, he shall be entitled to receive payment of base salary for a period of six months after the date of termination, less in the case of a termination for disability, any long-term disability benefits he receives under a welfare benefit plan maintained by WikiTechnologies.

If his employment is terminated for cause or upon his resignation, the agreement prohibits Mr. DeFeudis, during the following twelve months, from engaging in a business which competes with the business of WikiTechnologies in any country where it has significant business operations, or soliciting for employment by anyone other than WikiTechnologies any individual known by him (after reasonable inquiry to be employed at the time by WikiTechnologies or any of its affiliated companies.

Pursuant to  the Separation Agreement, the outstanding shares of WikiTechnologies have been returned to Messrs. Garibaldi and DeFeudis, who own and continue to manage WikiTechnologies, We no longer have an equity interest in or relationship with WikiTechnologies. No compensation was earned, accrued or paid to Mr. DeFeudis under his employment agreement prior to the Separation Date.

Marco Garibaldi is employed by WikiTechnologies as its Chairman and Chief Technology Officer until May 29, 2015. The agreement provides for an annual base salary of $120,000, subject to increases of $30,000 for each $1,000,000 of cumulative revenues achieved by WikiTechnologies during the period commencing May 29, 2013; provided that payment of his base salary is deferred until WikiTechnologies receives an aggregate of $600,000 in financing, subject to the discretion of the Board of Directors of WikiTechnologies to accelerate payment. If Mr. DeFeudis’ employment is terminated other than for “cause” (as defined), his resignation, or death, he shall be entitled to receive payment of base salary for a period of six months after the date of termination, less in the case of a termination for disability, any long-term disability benefits he receives under a welfare benefit plan maintained by WikiTechnologies.

If his employment is terminated for cause or upon his resignation, the agreement prohibits Mr. DeFeudis, during the following twelve months, from engaging in a business which competes with the business of WikiTechnologies in any country where it has significant business operations, or soliciting for employment by anyone other than WikiTechnologies any individual known by him (after reasonable inquiry to be employed at the time by WikiTechnologies or any of its affiliated companies.

Pursuant to  the Separation Agreement, the outstanding shares of WikiTechnologies have been returned to Messrs. Garibaldi and DeFeudis, who own and continue to manage WikiTechnologies We no longer have an equity interest in or relationship with WikiTechnologies. No compensation was earned, accrued or paid to Mr. Garibaldi under his employment agreement prior to the Separation Date.

Item 7. Certain Relationships and Related Transactions, and Director Independence

 The following is a summary of material provisions of various transactions we have entered into with our executive officers, directors (including nominees), 5% or greater stockholders and any of their immediate family members or entities affiliated with them since February 1, 2011. We believe the terms and conditions set forth in such agreements are reasonable and customary for transactions of this type.

In the years ended June 30, 2013 and 2012, the Company paid to a company controlled by Mr. Evans $209,500 and $201,299 of the salary due him and attributed to him in the summary compensation table above.

During 2012, $20,000 was paid to Mr. Garibaldi as consulting fees through Godfather Entertainment, Inc. and $10,000 was paid as consulting fees through Situation X, LLC.  In addition, during 2012,  $30,000 was paid to Mr. DeFeudis as consulting fees through Lion Equity Holding Corp.

             On May 9, 2013, we issued 1,000,000 shares of common stock to each of Edward DeFeudis, our then President and CEO, and Marco Garibaldi, our then Chairman, pursuant to substantially identical Restricted Stock Agreements. The shares are subject to a right of first refusal in favor of the Company whereby should either of Mr. DeFeudis or Mr. Garibaldi desire to sell all or any portion of his 1,000,000 shares, he would have to offer to sell them to the Company at a price equal to the price offered by a third party (or at which the shares can be sold over the counter) minus $2.00 (the "First Refusal Discount Amount"). For example, if a third party were to offer to purchase 100,000 shares from either of Mr. DeFeudis or Mr. Garibaldi at a price of $3.00 per share, he would have to offer such shares to the Company at a price of $1.00 per share. Likewise, if Mr. DeFeudis or Mr. Garibaldi desires to sell any of his 1,000,000 in the public market at a time when the shares are trading for $3.00 per share, he will first have to offer to sell them to our company for $1.00 per share.  All of the shares issued to Messrs. Garibaldi and DeFeudis pursuant to the Restricted Stock Agreements were returned to us for cancellation pursuant to the Settlement Agreement.

On October 4, 2012, Edward DeFeudis, our then President, Chief Executive Officer, Chief Financial Officer and Director, loaned the Company $5,000 for general working capital purposed.  The loan was non-interest bearing and due on demand.  The loan has been repaid.

Approval of Related-Party Transactions

Transactions by us with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. We intend to revise our written policy to ensure compliance with all applicable requirements of the SEC concerning related-party transactions.

Under the new policy, our directors and director nominees, executive officers and holders of more than 5% of our common stock, including their immediate family members, will not be permitted to enter into a related party transaction with us, as described below, without the consent of our Audit Committee. Any request for us to enter into a transaction in which the amount involved exceeds $120,000 and any such party has a direct or indirect material interest, subject to certain exceptions will be required to be presented to our Audit Committee for review, consideration and approval. Management will be required to report to our Audit Committee any such related party transaction and such related party transaction will be reviewed and approved or disapproved by the disinterested members of our Audit Committee.

Item 8. Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise, in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Item 9. Market Price and Dividends on the Registrant’s Common Equity and Related Shareholder Matters

Market for Our Common Stock

Our common stock is quoted on the OTCQB under the symbol “SRCF.” The OTCQB is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCQB equity security generally is any equity that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low closing sale prices per share of our common stock as reported by the OTCQB quotation service.

	High	Low
Fiscal Year 2012
First quarter ended September 30, 2011	$35.00	$10.00
Second quarter ended December 31, 2011	$23.00	$9.00
Third quarter ended March 31, 2012	$18.00	$7.00
Fourth quarter ended June 30, 2012	$14.00	$2.50

Fiscal Year 2013
First quarter ended September 30, 2012	$8.00	$2.00
Second quarter ended December 31, 2012	$4.10	$0.53
Third quarter ended March 31, 2013	$6.00	$2.10
Fourth quarter ended June 30, 2013	$2.59	$0.30
Fiscal Year 2014
First quarter ended September 30, 2013	$2.00	$1.02
Second quarter ended December 31, 2013	$2.50	$1.17

Approximate Number of Equity Security Holders

As of April 1, 2014, there were approximately 413 stockholders of record. Because shares of our common stock are held by depositaries, brokers and other nominees, the number of beneficial holders of our shares is substantially larger than the number of stockholders of record.

Dividends

Since inception we have not paid any dividends on our common stock. We currently do not anticipate paying any cash dividends in the foreseeable future on our common stock. Although we intend to retain our earnings, if any, to finance the exploration and growth of our business, our Board of Directors will have the discretion to declare and pay dividends in the future.

Payment of dividends in the future will depend upon our earnings, growth, capital requirements, and other factors, which our Board of Directors may deem relevant.

Equity Compensation Plan Information

The following table sets forth certain information as of June 30, 2013, our most recently complete fiscal year, with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	None	----	----
Equity compensation plans not approved by security holders	7,000	$2.50	2,500,000

As of December 31, 2013, we had outstanding options to purchase an aggregate of 350,000 shares of our common stock, at a weighted average exercise price of $1.70, of which options to purchase 62,996 shares were exercisable. The outstanding options include options to purchase an aggregate of 225,000 shares granted to our non-employee directors under our 2013 Omnibus Incentive Plan, at an exercise price of $2.00 per share, of which a total of 24,996 were exercisable at December 31, 2013.. See Item 6. “Executive Compensation – 2013 Omnibus Incentive Plan.” As of December 31, 2013, we did not have any other securities convertible into or exercisable for shares of our common stock.

Item 10.  Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, we issued the following securities:

On January 19, 2011, and in conjunction with a one year Advisory Agreement, the Company issued a warrant to purchase an aggregate of 1,500 shares of common stock to Eunice Azzani.  The warrant contains an exercise price of $0.10 per share, a cashless exercise provision, and a term of five years.  The value of the option was computed using the Black Scholes pricing model. The value of the warrant at issuance was $70,351,.  The amount of expense recognized during the years ended January 31, 2013 and 2012 in connection with this warrant was $0 and $64,488.

On March 16, 2011, the Company issued 21,614 shares of common stock to Robert S. Pearson upon conversion of convertible promissory notes issued on January 21, 2010, March 23, 2010, September 28, 2010 and October 26, 2010. The principal amount of the notes totaled $435,000 plus $46,910 of accrued interest. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On March 16, 2011, the Company issued a short-term convertible promissory note for $260,000 to Robert S. Pearson The note accrues interest at 12% per annum and is due on or before September 16, 2011.  The note is convertible into common shares of the Company at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice. The issuance of this note was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On June 28, 2011, the Company issued 42,000 shares of common stock to Ali Fakhari and 5,000 shares of common stock to Peter Berger for consulting services.  The issuances were valued based on the closing price of the Company’s common stock, which management determined estimated the fair market value of the services rendered. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

During the second quarter 2011, the Company issued 80,309 shares of common stock to each of Wendy Paskin-Jordan and Bashir Wada upon the exercise of warrants preciously issued for consulting services pursuant to consulting agreements dated August 2, 2010. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On September 2, 2011, we entered into an agreement with Karolus Maximus Kapital SA for financial advisory, strategic planning, and investor and public relations for payment of 20,000 shares of common stock.  The issuance of these shares was exempt from the registration requirements of the Securities Act under  Section 4(2) of the Securities Act.

On February 7, 2012, the Company engaged CB Capital Partners, Inc, as its financial advisor to the merger transaction with WikiPay, Inc.   The Company issued 2,000 shares of common stock for the services rendered.  The value of this transaction was $19,800.  The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On February 10, 2012, the Company issued 7,992,000 shares of Series A Preferred Stock, par value $0.01 to the former shareholders of WikiPay, Inc. a Delaware corporation (“WikiPay”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) dated February 10, 2012 (the “Merger”). Each share of common stock of WikiPay issued and outstanding immediately prior to the effective time, was converted into the right to receive a number of shares of Series A Preferred Stock such that immediately after the Merger,  WikiPay’s stockholders own sixty percent (60%) of the Company’s then outstanding shares of common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Series A Preferred Shares were converted), and the Company’s stockholders own forty percent (40%) of its then outstanding shares of the Company’s common stock on a fully diluted basis (as if all of WikiPay’s and the Company’s Series A Preferred Shares were converted). Each share of Series A Preferred Stock was convertible into 10 shares of the Company’s common stock, possessed 10 votes per share and was entitled to vote together with holders of the company’s common stock on all matters upon which common stockholders may vote. The Series A Preferred Stock contained rights to participate in dividends prior to holders of the Company’s Common Stock, and to receive the net assets of the Company upon liquidation, pari passu with the holders of the Company’s common stock. At the time of the acquisition, Mr. Garibaldi, our then Chief Executive Officer, was the Chief Financial Officer and a director of WikiPay and the owner of 37% of the outstanding shares of WikiPay, and Mr. DeFeudis, our then Chairman, Chief Financial Officer and a director of our company, was the Chief Executive Officer and a director of WikiPay and the owner of approximately 35% of the then outstanding shares of WikiPay.  Of the shares of Series A Preferred Stock issued pursuant to the Merger Agreement, 37% were issued to Mr. Garibaldi and approximately 35% were issued to Mr. DeFeudis.

On March 1, 2012, the Company granted options to purchase up to 120,000 shares of common stock to Denita Willoughby, in connection with her engagement as Chief Executive Officer of the Company pursuant to an employment agreement. The exercise price of the options was $1.00 per share. The options were to vest as follows:  options to purchase 20,000 shares vested immediately, with the remaining 100,000 to vest over the following three years.  The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On March 23, 2012, the Company issued a convertible note payable to Denita Willoughby in the amount of $12,000.  The note bore interest at 12% per annum and was due six months from the issuance date.  The note was convertible into shares of the Company’s common stock at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice, with a ceiling of $0.10 per share.

On May 9, 2012, the Company issued 31,154 shares of common stock to JRE Virtual Architect upon conversion of 311,540 shares of the Company’s Series A Preferred Stock. The issuance of the shares were exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

On May 10, 2012, the Company issued a short-term convertible promissory note for $50,000 to Robert S. Pearson.  The note bore at 12% per annum and was payable on or before November 10, 2012.  The note was convertible into shares of common stock at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice, with a ceiling of $0.10 per share. The issuance of the note was exempt from registration pursuant to the exemption provided in Section 4(2) of the Securities Act.

On June 7, 2012, the Company issued 600 shares of common stock to Lisa Harrison for marketing consulting services.  The value of this transaction was $5,400. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On June 7, 2012, the Company issued 768,046 shares of common stock to former shareholders of WikiPay, Inc. upon conversion of 7,680,460 shares of the Company’s Series A Preferred Stock. The issuance of the shares were exempt from the registration requirements of the Securities Act under Section 3(a)(9) of the Securities Act.

On June 19, 2012, the Company issued a short-term convertible promissory note for $35,000 to Robert S. Pearson.  The note bore interest at 12% per annum and was payable on or before December 20, 2012.  The note was convertible into shares of common stock at a conversion rate equal to 75% of the average closing price of the common stock ten trading days prior to the conversion notice, with a ceiling of $0.10 per share. The issuance of the note was exempt from registration pursuant to the exemption provided in Section 4(2) of the Securities Act.

On August 14, 2012, the Company issued 5,000 shares of common stock to Dennis J. Hawk, the Business Law Group, for legal services pursuant to a contract dated February 12, 2012.  The value of this transaction was $20,000. The shares were issued pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On August 31, 2012, the Company issued 5,041 shares of common stock to Denita Willoughby, the then Chief Executive Officer of the Company, in lieu of salary.  The value of this transaction was $10,083. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As an officer of the Company at the time of issuance Ms. Willoughby was an accredited investor within the meaning of Rule 501 (a) of Regulation D.

On August 31, 2012, the Company issued 7,000 shares of common stock to Ali Fakhari for consulting services. The value of this transaction was $14,000. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On October 31, 2012, the Company entered into a Note Purchase Agreement with Robert S. Pearson pursuant to which Mr. Pearson agreed to invest up to $600,000 in the Company, on an as needed basis. The notes issued pursuant to this agreement were payable six months from the date of issuance and were convertible into shares of the Company’s common stock at a conversion price of $1.75 per share, except that the total number of shares issuable upon conversion of the notes was limited in the aggregate to a maximum of 600,000 shares. The Company issued promissory notes pursuant to the terms and conditions of the Note Purchase Agreement on the dates and for the amounts indicated: On October 31, 2012 -- $75,000; on January 2, 2013 -- $10,000; on January 17, 2013 --$1,000; on January 30, 2013 -- $24,000; on February 13, 2013 --  $45,000; on February 21, 2013 -- $175,000; on April 2, 2013 --- $170,000; and on June 11, 2013 --- $100,000. In addition, on November 15, 2012, the Company issued to Mr. Pearson convertible notes in the principal amount of $412,052 with the same terms as the other convertible notes issued pursuant to the Note Purchase Agreement in exchange for the cancellation of an equal amount of indebtedness under certain non-convertible notes. The issuance of these notes was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On December 13, 2012, the Company issued 100,000 shares of common stock to each of Edward DeFeudis and Marco Garibaldi, executive officers of the Company, in lieu of salary.  The value of this transaction was $170,000. The shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As officers of the Company at the time of issuance Messrs. DeFeudis and Garibaldi were accredited investors within the meaning of Rule 501 (a) of Regulation D.

On December 13, 2012, the Company issued 160,000 shares of common stock to Peter Vita, a consultant, pursuant to the terms of an agreement dated December 17, 2012.  The value of this transaction was $120,000. The issuance of the shares were exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On December 21, 2012, the Company issued 100,000 shares of common stock to a consultant pursuant to the terms of an agreement dated December 20, 2012. The value of this transaction was $220,000. The issuance of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On December 28, 2012, the Company issued 239,493 shares of common stock to Robert S. Pearson in satisfaction of $598,003 of outstanding indebtedness under certain convertible notes. The issuance of the shares was exempt from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act.

On January 11, 2013, the Company issued 2,500 shares of common stock to each of Roy Eder, Robert Weber and Phil Prouty, each then a director of the Company, in exchange for 583,333 options.  The value of this transaction was $29,250. The issuance of the shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As directors of the Company at the time of issuance, Messrs. Eder, Weber and Prouty were accredited investors within the meaning of Rule 501 (a) of Regulation D.

On April 19, 2013, the Company entered into an agreement with 24Seven Technologies, Inc., a software developer. Upon achievement of certain milestones, the contractor can receive up to 100,000 Performance Based Stock Options at an exercise price of $2.50 per share. The option vest and become exercisable immediately upon grant with a three-year life. The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On May 9, 2013, we issued 1,000,000 shares of common stock to each of Edward DeFeudis, our then President and CEO, and Marco Garibaldi, our then Chairman, pursuant to substantially identical Restricted Stock Agreements. The shares are subject to a right of first refusal in favor of the Company whereby should either of Mr. DeFeudis or Mr. Garibaldi desire to sell all or any portion of his 1,000,000 shares, he would have to offer to sell them to the Company at a price equal to the price offered by a third party (or at which the shares can be sold over the counter) minus $2.00 (the "First Refusal Discount Amount").The Shares were issued pursuant to exemptions from the registration requirements of the Securities Act provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. As directors and officers of the Company at the time of issuance Messrs. DeFeudis and Garibaldi were accredited investors within the meaning of Rule 501 (a) of Regulation D.

In June 2013 Robert S. Pearson elected to exercise conversion rights contained in notes dated October 31, 2012, November 15, 2012, January 2, 2013, January 17, 2013, January 30, 2013, February 13, 2013, February 21, 2013, April 2, 2013 and June 11, 2013, in the aggregate principal amount of $1,012,052. As a result of the exercise of such rights the Company issued 600,000 shares of common stock to Mr. Pearson. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On June 30, 2013, we issued 5,300,000 shares of the Company’s common stock to the former shareholders of Moneytech in exchange all of the outstanding shares of Moneytech pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company, Moneytech, Marco Garibaldi (“Garibaldi”), Edward DeFeudis (“DeFeudis”) and Hugh Evans (“Evans”), individually and on behalf of the shareholders of Moneytech (the “Moneytech Shareholders. The issuance and sale of the shares were exempt from the registration requirements of the Securties Act under Regulation S of the Securities Act. None of the former Moneytech Shareholders was a”U.S. Person,” as defined in Regulation S. The certificates evidenced by the shares were endorsed with restrictive legends.

In connection with our acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of common stock (the “Common Shareholders”), with each Series B Share having a number of votes equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and we will have the right to purchase the Series B Shares at a per share price equal to one tenth of a cent ($0.001).  Thus, as the holder of the Series B Shares and the holder of approximately 46.84% of our voting shares, Mr. Evans has effective control over the composition of our Board of Directors until June 30, 2018. The issuance and sale of the shares were exempt from the registration requirements of the Securities Act under Regulation S of the Securities Act. None of the former Moneytech Shareholders was a “U.S. Person,” as defined in Regulation S. The certificates evidenced by the shares were endorsed with restrictive legends.

On July 9, 2013, the Company entered into a Consulting Agreement with Market Street Investor Relations LLC under which it agreed to issue 350,000 shares of common stock. The issuance of these shares was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

On July 19, 2013, we granted options to purchase 75,000 shares of common stock pursuant to the 2013 Omnibus Incentive Plan to each of Messrs. Klaus Selinger, John Wolfgang and Richard Allely, our non-employee directors, at an exercise price of $2.00 per share. The options vest as to 2,083 shares on September 30, 2013, and as to an additional 2,083 shares on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the Options shall vest as to an additional 2,095 shares on the last day of August 31, 2016.  The options will vest immediately upon the occurrence of a Change in Control, as defined in the 2013 Omnibus Incentive Plan. The options expire on June 30, 2020.  The value of the options as of the grant date was $454,500. The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder. Each of Messrs. Selinger, Wolfgang and Allely is an “accredited investor” as a director of the Company.

On August 22, 2013, the Company granted options to purchase 25,000 shares of common stock to Kumar Lanka, an employee.The exercise price of the options is $1.30 per share. The value of the transaction was $32,500. The grant of these options was exempt from the registration requirements of the Securities Act under Section 4(2) of the Securities Act.

Item 11. Description of Registrant’s Securities to be Registered

General

Our amended and restated certificate of incorporation authorizes us to issue 50,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of April 1, 2014, we had outstanding 7,671,632 shares of common stock and 5,000 shares of Series B Preferred Stock.

Common Stock

Voting Rights

Holders of common stock will be entitled to one vote per share on all matters to be voted upon by the stockholders. The holders of common stock will not have cumulative voting rights in the election of directors.

Dividend Rights

Holders of common stock will be entitled to ratably receive dividends if, as and when declared from time to time by our board of directors at its own discretion out of funds legally available for that purpose, after payment of dividends required to be paid on outstanding preferred stock, if any. Under Delaware law, we can only pay dividends either out of “surplus” or out of the current or the immediately preceding year’s net profits. Surplus is defined as the excess, if any, at any given time, of the total assets of a corporation over its total liabilities and statutory capital. The value of a corporation’s assets can be measured in a number of ways and may not necessarily equal their book value.

Liquidation Rights

Upon liquidation, dissolution or winding up, the holders of common stock will be entitled to receive ratably the assets available for distribution to the stockholders after payment of all liabilities and accrued but unpaid dividends and liquidation preferences on any outstanding preferred stock.

Other Matters

The common stock will have no preemptive or conversion rights pursuant to the terms of our amended and restated certificate of incorporation and bylaws. There will be no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of our common stock will be fully paid and non-assessable, and the shares of our common stock offered in this offering, upon payment and delivery in accordance with the underwriting agreement, will be fully paid and non-assessable.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors from time to time by resolution (and without further stockholder approval) may authorize the issuance of shares of preferred stock, in one or more series, with the designations of the series, the voting rights of the shares of the series (if any), the powers, preferences and relative, participation, optional or other special rights (if any), and any qualifications, limitations or restrictions thereof set forth in the resolution authorizing the series, subject to certain limitations. Each series will consist of that number of shares as will be stated and expressed in the certificate of designations providing for the issuance of the stock of the series.

In connection with our acquisition of Moneytech, we issued 5,000 shares of our Series B Preferred Stock to Hugh Evans, the Chairman and Managing Director of Moneytech. The holder of the Series B Shares has the right, until June 30, 2018, to (A) elect the majority of our Board of Directors and (B) vote on all other matters presented to the holders of common stock (the “Common Shareholders”), with each Series B Share having a number of votes equal to 1,000 shares of common stock. After June 30, 2018, the Series B Shares will have no voting rights and we will have the right to purchase the Series B Shares at a per share price equal to one tenth of a cent ($0.001).  Thus, as the holder of the Series B Shares and the holder of approximately 46.84% of our voting shares, Mr. Evans has effective control over the composition of our Board of Directors until June 30, 2018.

The Series B Preferred Shares do not have any conversion rights and are not entitled to receive any dividends, distributions, or other economic or financial interest in our company, and in the event of a liquidation, dissolution, or winding up of our company, whether voluntary or involuntary, the holders of Series B Preferred Shares will be entitled to receive out of our assets, whether such assets are capital or surplus of any nature, the sum of one tenth of a cent ($0.001) per Series B Preferred Share, after payment to the Common Shareholders and the holders of any other series or class of our equity securities ranking senior to the common stock.

Certain Anti-Takeover Provisions of Delaware Law and our Amended and Restated Certificate of Incorporation and Bylaws

Certain provisions of Delaware law and certain provisions that may be included in our amended and restated certificate of incorporation and bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series.

Vacancies

Vacancies on our board of directors may be filled only by election at an annual meeting or at a special meeting of stockholders called for that purpose, subject to the rights of the Board of Directors to designate replacements to fill vacancies created by the departure of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation provides that stockholders do not have the right to cumulative votes in the election of directors.

Business Combinations with Interested Stockholders

We are subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which generally prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation’s voting stock, for a period of three years following the date on which the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in accordance with Section 203.

Limitation on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director, except:

●	for breach of duty of loyalty;

●	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

●	under Section 174 of the DGCL (unlawful dividends); or

●	for transactions from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are expressly authorized to, and do, carry directors’ and officers’ insurance providing coverage for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive directors.

The limitation on liability and indemnification provisions in our amended and restated certificate of incorporation and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Shares Eligible For Future Sale

As of April 1, 2014, we had outstanding 7,671,632 shares of common stock. All of the 5,300,000 shares of common stock issued in the Share Exchange, as well as all shares outstanding prior to consummation of the Share Exchange, are eligible for sale under Rule 144, subject to the volume limitations and other conditions of the Rule.

On February 14, 2014,  the date of the closing contemplated by the Settlement Agreement (the “Settlement Closing Date”), each of Messrs. Garibaldi and DeFeudis executed and delivered to us a “lock-up” agreement whereby each of them agreed not to sell publicly, pursuant to Rule 144 or otherwise, any of the shares of our common stock then held by him for a period ending twelve months from the date on which we close a public offering of our securities (the “Source Offering”), provided that if by July 15, 2014, we have not completed a Source Offering, the restriction will not apply during the period commencing July 15, 2014 and ending on the date we request that the SEC declare effective a registration statement relating to a Source Offering.  Notwithstanding the foregoing, (i) during each calendar month commencing with February 2014 and continuing to the date on which we close a Source Offering (the “Pre-Offering Months”), each of Messrs. Garibaldi and DeFeudis will be permitted to sell pursuant to Rule 144 up to 2,500 shares of our Common Stock  currently held by him, (ii) any of such 2,500 shares not sold during a Pre-Offering Month may be carried forward and sold in another Pre-Offering Month, (iii) during the first three successive 30 day periods commencing as of the date of the closing of the Source Offering (each of such 30-day periods and the following successive 30-day periods being referred to as the “Post-Offering Months”), each of Messrs. Garibaldi and DeFeudis will not be permitted to sell any of the shares of our Common Stock currently held by him, (iv) during each of the fourth through the sixth Post-Offering Months each of Messrs. Garibaldi and DeFeudis will be permitted to sell pursuant to Rule 144 up to 2,500 shares of our Common Stock currently held by him provided that there shall be no “carry-forward” of unsold shares, (iv) during each of the seventh through twelfth Post-Offering Months each of Messrs. Garibaldi and DeFeudis shall be permitted to sell pursuant to Rule 144 up to 10,000 shares of our Common Stock currently held by him, provided that there shall be no “carry-forward” of unsold shares.  Messrs. Garibaldi and DeFeudis shall be relieved of all restrictions under the lock-up agreement on the first anniversary of the closing of the Source Offering.

If at any time prior to the expiration of the ninety day period commencing on the expiration of the twelfth Post-Offering Month (the “Protected Period”), we shall effectuate a “reverse-split” of our common stock and there shall be issued to or otherwise set aside for or made available to Hugh Evans, our President, Chief Executive Officer, a Director and principal stockholder (“Evans”), any of our other directors or any of their respective family members or affiliates, a number of our shares in excess of 5% of the number of shares outstanding as of the completion of the reverse split (such issuance, the “Make-whole Issuance”), we shall be obligated to issue to each of Messrs. Garibaldi and DeFeudis the number of shares of our common stock determined as follows:

X = ((number of shares held by Evans after Make-whole Issuance/number of shares held by Evans immediately after reverse split) x number of shares held by Garibaldi or DeFeudis after reverse split) – number of shares held by Garibaldi or DeFeudis after reverse split.

If the lock-up restriction is suspended July 15, 2014, because we have not closed the Source Offering, and 120 days expires before the closing of the Source Offering subjecting Messrs. Garibaldi and DeFeudis to a new lock up period, the Protected Period shall expire on such 120th day.  If Messrs. Garibaldi and DeFeudis are re-locked on or prior to such 120th day, the Protected Period shall end 12 months after the closing of the Source Offering.

Rule 144

In general, under Rule 144 under the Securities Act, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months (including any period of consecutive ownership of preceding non-affiliated holders), will be entitled to sell those shares, subject to the provisions of Rule 144. A non-affiliated person who has beneficially owned restricted securities within the meaning of Rule 144 for at least one year will be entitled to sell those shares without regard to the public information requirement of Rule 144.

A person (or persons whose shares are aggregated) who is deemed to be an affiliate of ours and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then-outstanding shares of our common stock or the average weekly trading volume of our common during the four calendar weeks preceding such sale. Such sales are also subject to certain manner of sales provisions, notice requirements and the availability of current public information about us.

Transfer Agent and Registrar

Standard Registrar & Transfer Co., Inc., 12528 S 1840 E, Draper, Utah 84020 is the transfer agent and registrar for the common stock.

Item 12. Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL (regarding, among other things, the payment of unlawful dividends or unlawful stock purchases or redemptions) or (4) for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation provides for such limitation of liability.

Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of such person’s service as a director, officer, employee or agent of the corporation, or such person’s service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit; provided that such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses that the court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in the by-laws, we shall be required to indemnify any such person in connection with a proceeding (or part thereof) commenced by such person only if the commencement of such proceeding (or part thereof) by any such person was authorized by the Board of Directors.

In addition, our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly required to advance certain expenses to our directors and officers and carry directors’ and officers’ insurance providing indemnification for our directors and officers for some liabilities. We believe that these indemnification provisions and the directors’ and officers’ insurance are useful to attract and retain qualified directors and executive officers.

Item 13: Financial Statements and Supplementary Data

The information required by this item may be found beginning on page F-1 of this Form 10.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

(a) Dismissal of Principal Accountant

1.   On July 30, 2013, we advised PS Stephenson & Co., P.C. that it had been dismissed as our independent registered public accounting firm.

2.   The dismissal of PS Stephenson & Co., P.C. was approved by our Board of Directors.

3.   PS Stephenson & Co., P.C. audited our financial statements as at and for the years ended January 31, 2012 and January 31, 2013.  The opinions issued by PS Stephenson & Co., P.C on our financial statements for the years ended January 31, 2012 and January 31, 2013, both contained “going concern” qualifications.  In both opinions, PS Stephenson & Co., P.C noted that we had minimal revenues, lacked substantial assets and had no significant cash flows, which raised substantial doubt as to our ability to continue as a going concern and that the financial statements did not contain any adjustments to the recoverability and classification of recorded asset amounts or the amount of liabilities that might be necessary should we be unable to continue as a going concern.

4.   During our fiscal years ended January 31, 2012 and January 31, 2013, and through August 5, 2013,the date we filed a Current Report on Form 8-K reporting the dismissal of PS Stephenson & Co., P.C.(the “Form 8-K”): (i) there were no disagreements between PS Stephenson & Co., P.C and us on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of PS Stephenson & Co, P.C. would have caused PS Stephenson & Co.,  P.C. to make reference to the subject matter of the disagreement in its report on our financial statements for such years or during the interim period through the date of the Form 8-K, and (ii) there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

5.   We provided PS Stephenson & Co., P.C. with a copy of the disclosures in the Form 8-K prior to the filing of the Form 8-K and requested that PS Stephenson & Co., P.C. furnish us with a letter addressed to the Securities and Exchange Commission stating whether or not PS Stephenson & Co., P.C. agreed with our statements in Item 4.01(a) of the Form 8-K. A copy of the letter furnished by PS Stephenson & Co., P.C. in response to that request was filed as an exhibit to the Form 8-K.

 (b) Engagement of Principal Accountant

1.   On July 30, 2013, we signed a letter to engage Lichter, Yu and Associates as our registered independent public accountants for the fiscal year ending June 30, 2013.  The decision to engage Lichter, Yu & Associates was approved by our Board of Directors.

2.   Lichter, Yu and Associates has been the registered independent public accountants for Moneytech and during Moneytech’s two most recent fiscal years ended June 30, 2011 and June 30, 2012 Lichter, Yu & Associates audited the consolidated financial statements of Moneytech and its subsidiaries and issued an audit report on the consolidated financial statements of Moneytech as at and for the years ended June 30, 2013 and June 30, 2012.

3.   During our two most recent fiscal years ended January 31, 2013 and January 31, 2012, and through the date of the Form 8-K, we did not consult with Lichter, Yu and Associates on (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that may be rendered on our  financial statements, and Lichter, Yu and Associates did not provide either a written report or oral advice to us that Lichter, Yu and Associates concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) the subject of any disagreement, as defined in Item 304 (a)(1)(iv) of  Regulation S-K and the related instructions, or a reportable event within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

Item 15.  Financial Statements and Exhibits

Documents filed as part of this Report:

1. Financial Statements Financial Statements filed as part of this registration statement: See Index to Consolidated Financial Statements

2. Financial Statement Schedules: None

3.   Exhibits:

Exhibit Number	Description

2.1	Agreement and Plan of Merger dated February 10, 2012 (incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed on February 14, 2012).

2.2	Share Exchange Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on June 5, 2013).

3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to Annual Report on Form 10-K filed on October 15, 2013).

4.1	Form of 12% convertible promissory note (incorporated by reference to Exhibit 4.1 to Annual Report on Form 10-K filed on May 1, 2013).

10.1	Employment Agreement between Moneytech and Hugh Evans (incorporated by reference to Exhibit 10.1 to Annual Report on Form 10-K filed on October 15, 2013).

10.2	Employment Agreement between WikiTechnologies and Edward DeFeudis (incorporated by reference to Exhibit 10.2 to Annual Report on Form 10-K filed on October 15, 2013).

10.3	Employment Agreement between WikiTechnologies and Marco Garibaldi (incorporated by reference to Exhibit 10.3 to Annual Report on Form 10-K filed on October 15, 2013).

10.4	Receivables Purchase Agreement, as amended (incorporated by reference to Exhibit 10.4 to Annual Report on Form 10-K filed on October 15, 2013).

10.5	Omnibus Incentive Plan (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on April 9, 2013).

Exhibit Number	Description

10.6	Restricted Stock Option Agreement effective May 9, 2013 with Edward DeFeudis (incorporated by reference to Exhibit 10.1 to Quarterly Report on Form 10-Q filed on August 5, 2013).

10.7	Restricted Stock Option Agreement effective May 9, 2013 with Marco Garibaldi (incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q filed on August 5, 2013).

10.8	Stock Option Agreement dated July 19, 2013 with Klaus Selinger (incorporated by reference to Exhibit 10.8 to Annual Report on Form 10-K filed on October 15, 2013).

10.9	Stock Option Agreement dated July 19, 2013 with John Wolfgang (incorporated by reference to Exhibit 10.9 to Annual Report on Form 10-K filed on October 15, 2013).

10.10	Stock Option Agreement dated July 19, 2013 with Richard Allely (incorporated by reference to Exhibit 10.10 to Annual Report on Form 10-K filed on October 15, 2013).

10.11
Lease dated September 13, 2011 for Suites 101A and 101B, Level 6, 97-103 Pacific Highway, North Sydney, Australia (incorporated by reference to Exhibit 10.11 to Annual Report on Form 10-K filed on October 15, 2013).

10.12	Lease dated July 25, 2013 for Suite 8, 842 Albany Highway, Victoria Park, Australia (incorporated by reference to Exhibit 10.12 to Annual Report on Form 10-K filed on October 15, 2013).

10.13	Escrow Agreement (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on July 5, 2013).

10.14	Letter Agreement dated May 28, 2013 with Hugh Evans concerning Series B Preferred Stock (incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed on June 5, 2013).

10.15
Service Agreement dated April 19, 2013 by and among Source, WikiTechnologies and 24 Seven Technologies, Inc. (incorporated by reference to Exhibit 10.15 to Annual Report on Form 10-K filed on October 15, 2013).

10.16	Consulting Agreement between Source and Market Street Investor Relations LLC, dated July 9, 2013 (incorporated by reference to Exhibit 10.16 to Annual Report on Form 10-K filed on October 15, 2013).

10.17	Note Purchase Agreement with Robert Pearson dated October 31, 2012 (incorporated by reference to Exhibit 10.2 to Annual Report on Form 10-K filed on May 1, 2013).

10.18	Note Cancellation Agreement dated November 15, 2012 (incorporated by reference to Exhibit 10.3 to Annual Report on Form 10-K filed on May 1, 2013).

10.19	Separation Agreement dated February 11, 2014 (incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed on February 18, 2014).

10.20	Australian Financial Services License.*

10.21	Distributor Program Agreement between mPayments Pty Limited and Hubbed Pty Limited.*

10.22	Referral Agreement dated April 30, 2013 between Hubbed Pty Limited and Moneytech Services Pty Limited.*

10.23	Letter dated March 13, 2014 from Westpac extending and amending the Westpac Receivables Purchase Agreement.*

10.24	Tripartite Agreement dated January 13, 2013 by and among Moneytech Limited, Moneytech Services Pty Limited and 360 Markets Pty Limited.*

10.25	Authorised Representative Agreement dated September 3, 2012 between Moneytech Limited and 360 Pty Limited.*

14.1	Code of Ethics*

16.1	Letter from P.S. Stephenson & Co., P.C. (incorporated by reference to Exhibit 16.1 to Current Report on Form 8-K/A filed on September 27, 2013).

21.1	Subsidiaries*

101.INS**	XBRL Instance Document

101.SCH**	XBRL Taxonomy Extension Schema Document

101.CAL**	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF**	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB**	XBRL Taxonomy Extension Label Linkbase Document

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed with this amendment

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to this  registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Source Financial, Inc.

	By:	/s/ Hugh Evans
Dated: April 30, 2014		Hugh Evans
President and Chief Executive Officer
(principal executive officer)

	By:	/s/ Brian M. Pullar
Dated: April 30, 2014		Brian M. Pullar
Chief Financial Officer
(principal financial and accounting officer)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
 SOURCE FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Financial Statements for the Six Months Ended December 31, 2013

Consolidated Balance Sheets as of December 31, 2013 (Restated) (Unaudited) and June 30, 2013 (Restated)	F-26

Consolidated Statements of Operations and Comprehensive (Loss) Income for the Six Months Ended December 31, 2013 (Restated) and 2012 (Restated) (Unaudited)	F-27

Consolidated Statements of Stockholders’ Equity for the Six Months Ended Deecember 31, 2013 (Restated) and 2012 (Restated) (Unaudited)	F-28

Consolidated Statements of Cash Flows for the Six Months Ended Deecember 31, 2013 (Restated) and 2012 (Restated) (Unaudited)	F-29

Notes to Consolidated Financial Statements (Unaudited)	F-30 to F-52

SOURCE FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2013 AND 2012

(RESTATED)

Lichter, Yu and Associates
Certified Public Accountants

16133 Ventura Blvd., suite 450
encino, California 91436
Tel (818)789-0265   Fax (818) 789-3949

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Source Financial, Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Source Financial, Inc. and Subsidiaries (the “Company”) as of June 30, 2013 (as restated) and 2012 (as restated), and the related consolidated statements of operations and comprehensive (loss) income (as restated), stockholders' equity (as restated), and cash flows for the years ended June 30, 2013 (as restated) and 2012 (as restated). These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of June 30, 2013 (as restated) and 2012 (as restated), and the consolidated results of its operations (as restated) and its cash flows for the years ended June 30, 2013 (as restated) and 2012 (as restated), in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1, the consolidated financial statements as of June 30, 2013 and 2012 have been restated.

Lichter, Yu & Associates
Encino, California
October 14, 2013, except as to Notes 1, 2, 3, 4, 12, 13, and 14, which are as of March 26, 2014.

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2013 AND 2012
(RESTATED)

ASSETS
CURRENT ASSETS	2013 (Restated)	2012 (Restated)

Cash and cash equivalents	$7,205,827	$5,617,025
Trade receivables, net	27,008,840	26,577,290
Other receivable	-	50,795
Inventories	220,377	125,783
Deferred tax asset	718,767	317,850
Other current assets	820,726	1,230,603
TOTAL CURRENT ASSETS	35,974,537	33,919,346

NON-CURRENT ASSETS
Intangible assets, net	3,512,767	3,467,872
Deferred tax asset	1,130,454	2,041,089
Property, plant and equipment, net	578,136	684,786
Other assets	95,973	-
Goodwill	69,057	-
TOTAL NON-CURRENT ASSETS	5,386,387	6,193,747

TOTAL ASSETS	$41,360,924	$40,113,093

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade and other payables	$5,250,399	$6,597,746
Wholesale loan facility	25,669,388	24,688,865
Cash reserve	2,731,094	703,003
TOTAL CURRENT LIABILITIES	33,650,881	31,989,614
NON-CURRENT LIABILITIES
Shareholders loans	45,665	218,574
TOTAL NON-CURRENT LIABILITIES	45,665	218,574

TOTAL LIABILITIES	33,696,546	32,208,188

STOCKHOLDERS' EQUITY
Preferred stock, Series A, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Preferred stock, Series B, $0.01 par value, 10,000,000 shares authorized, 5,000 issued and outstanding	50	50
Common stock, $0.10 par value, 500,000,000 and 250,000,000 shares authorized, 9,961,632 and 5,300,000 shares issued and outstanding respectively	996,163	530,000
Common stock to be issued	33,837	-
Additional paid-in capital	14,462,575	14,639,150
Other accumulated comprehensive loss	(1,079,762)	(253,058)
Accumulated deficit	(6,748,485)	(7,011,237)
TOTAL STOCKHOLDERS' EQUITY	7,664,378	7,904,905

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,360,924	$40,113,093

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE YEARS ENDED JUNE 30, 2013 AND 2012
(RESTATED)

	2013 (Restated)	2012 (Restated)

Revenue	$5,305,130	$4,171,622
Cost of revenue	3,001,573	2,715,227
Gross profit	2,303,557	1,456,395

Operating Expenses

Compensation expenses	730,268	806,711
Research and development expense	472,229	199,144
Bad debt expenses	393,774	78,038
Occupancy expenses	254,132	221,000
Depreciation expense	75,844	36,402
General and administration expenses	251,220	226,936
Total operating expenses	2,177,467	1,568,231
Income (loss) from operations	126,090	(111,836)

Other Income (Expense)
Interest income	114,309	109,899
Research and development grant	526,962	302,876
Other expense (income)	(182,566)	(14,797)
Finance costs	(16,797)	(28,555)
Total Other Income	441,908	369,423
Income before Provision of income taxes	567,998	257,587

Provision for income taxes	305,246	179,647

Net income	262,752	77,940
Other comprehensive loss
Foreign currency translation	(826,704)	(253,280)

Comprehensive loss	$(563,952)	$(175,340)

Net income per share
Basic	$0.049	$0.015
Diluted	$0.049	$0.015

Weighted average number of shares used in computing basic and diluted net income per share:

Basic	5,313,661	5,300,000
Diluted	5,313,680	5,300,000

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED JUNE 30, 2013 AND 2012
(RESTATED)

						Other
					Additional	Accumulated	Total
	Common Stock		Preferred Stock		Paid in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Capital	Loss	Deficit	Equity
Balance June 30, 2011 (Restated)	5,300,000	$530,000	5,000	$50	$14,639,150	$222	$(7,089,177)	$8,080,245
Foreign currency translation adjustments	-	-	-	-	-	(253,280)	-	(253,280)
Net income for the year ended June 30, 2012	-	-	-	-	-	-	77,940	77,940
Balance June 30, 2012 (Restated)	5,300,000	$530,000	5,000	$50	$14,639,150	$(253,058)	$(7,011,237)	$7,904,905
Issue of share capital at merger (Restated)	5,000,000	500,000	-	-	(176,575)	-	-	323,425
Foreign currency translation adjustments	-	-	-	-		(826,704)	-	(826,704)
Net income for the year ended June 30, 2013	-						262,752	262,752
Balance June 30, 2013 (Restated)	10,300,000	$1,030,000	5,000	$50	$14,462,575	$(1,079,762)	$(6,748,485)	$7,664,378

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED JUNE 30, 2013 AND 2012
(RESTATED)

	2013 (Restated)	2012 (Restated)
Net income	$262,752	$77,940
Adjustments to reconcile net income to net cash used in operating activities:

Depreciation and amortization	697,017	594,011

(Increase) decrease in assets:
Trade receivables, net	(3,555,934)	(7,765,220)
Inventories	(120,644)	3,440
Deferred tax asset	305,246	179,646
Other assets	324,906	(862,462)
Increase (decrease) in current liabilities:
Trade payables	(769,094)	3,737,665
Net cash used in operating activities	(2,855,751)	(4,034,980)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment	(32,063)	(84,471)
Cash acquired in acquisition	65,288	-
Investment in subsidiary	(110,392)	-
Development of intangible assets	(747,580)	(706,496)
Net cash used in investing activities	(824,747)	(790,967)

CASH FLOWS FROM FINANCING ACTIVITIES
Wholesale loan facility, net	3,906,061	7,751,988
Capital Reserve	2,360,184	-
Repayment of shareholder loans	(169,595)	-
Net cash provided by financing activities	6,096,650	7,751,988

Effect of exchange rate changes on cash and cash equivalents	(827,350)	(163,975)

Net increase in cash and cash equivalents	1,588,802	2,762,066

Cash and cash equivalents at the beginning of the period	5,617,025	2,854,959

Cash and cash equivalents at the end of the period	$7,205,827	$5,617,025

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$-	$-

Interest payments	$1,905,471	$1,711,920

Assets acquired in merger transaction	$323,425	$-

The accompanying notes are an integral part of these consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2013 AND 2012

Note 1 – BASIS OF PRESENTATION AND ORGANIZATION (RESTATED)

Basis of Presentation
Source Financial, Inc., formerly known as The Wiki Group, Inc., (the “Company” or “Source”) was incorporated under the laws of the State of Delaware on June 24, 1988 as Windsor Capital Corp.  Between March 2001 and January 2008 the Company amended and restated its Articles of Incorporation and changed its corporate name to Energy Control Technology, Inc., 5Fifty5.com, Inc., Swap-A-Debt, Inc., WikiLoan, Inc. and finally Wiki Group, Inc. on March 12, 2012.

Moneytech Limited (“Moneytech”) was incorporated under the laws of Australia on September 9, 2003, and (through its wholly owned subsidiaries Moneytech Finance Pty Ltd, mPayments Pty Ltd., Moneytech POS Pty Ltd. and Moneytech Services Pty Ltd.) offers working capital, trade and debtor finance solutions, to small and medium sized businesses in Australia.

On June 30, 2013, Source acquired Moneytech and it’s wholly owned subsidiaries, Moneytech Finance Pty. Ltd., mPayments Pty. Ltd., Moneytech POS Pty. Ltd. and Moneytech Services Pty. Ltd.  Under the terms of the Exchange Agreement, all stockholders of Moneytech received a total of 5,300,000 shares of voting common stock of Source in exchange for all outstanding shares of Moneytech. In addition, pursuant to a separate agreement, the President of Moneytech received 5,000 shares of Preferred Series B Stock.  Under accounting principles generally accepted in the United States, the share exchange is considered to be a capital transaction in substance, rather than a business combination.  That is, the share exchange is equivalent to the issuance of stock by Moneytech for the net monetary assets of Source accompanied by a recapitalization, and is accounted for as a change in capital structure.  Accordingly, the accounting for the share exchange will be identical to that resulting from a reverse acquisition, except no goodwill will be recorded.  Under share reverse takeover accounting, the post reverse acquisition comparative historical financial statements of the legal acquirer, Source are those of the legal acquiree, Moneytech, which is considered to be the accounting acquirer.  Share and per share amounts stated have been retroactively adjusted to reflect the merger.

Organization
Moneytech delivers its product offerings through ‘The Moneytech Exchange’, which is a real-time core banking platform, developed in-house and which continues to be upgraded with the support of the Australian Federal Government’s Research and Development program.

The Moneytech Exchange serves as the backbone of the business in Australia by providing internet banking style access to Moneytech’s customers and back-office systems to Moneytech staff.

The Company offers a range of innovative financial products and services to businesses and consumers in Australia and the United States through its principal operating subsidiaries, Moneytech and WikiTechnologies, Inc. The Company recently formed a new corporation in the United States, Moneytech USA, Inc.

When used in these notes, the terms "Company," "we," "our," or "us" mean Source Financial, Inc. and its subsidiaries.

Restatements

Subsequent to the issuance of the Company's financial statements for the fiscal year ended June 30, 2013, the Company determined that certain transactions and presentation in the financial statements had not been accounted for properly in the Company's financial statements.  Specifically, the amount of the value available on the card for the consumer in certain gift card and similar programs had been improperly recognized in revenue and cost of revenues.  Also, the provision for income tax and deferred tax was incorrectly calculated.  The Company also used this opportunity to realign operating expenses and cost of revenue to conform to future financials filed.

The Company has restated the consolidated balance sheet, consolidated statement of operations and comprehensive (loss) income, consolidated statement of stockholders’ equity, consolidated statement of cash flows for the fiscal years ended June 30, 2013 and 2012 to give effect to these changes.

The effects of these restatements and reclassifications are as follows:

BALANCE SHEETS	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	June 30, 2012	June 30, 2012	June 30, 2012	June 30, 2013	June 30, 2013	June 30, 2013
ASSETS
CURRENT ASSETS
TOTAL CURRENT ASSETS	33,919,346	-	33,919,346	35,974,537	-	35,974,537

NON-CURRENT ASSETS
Intangible assets	3,467,872	-	3,467,872	3,512,767	-	3,512,767
Deferred tax asset	2,155,244	(114,156)	2,041,089	988,860	141,594	1,130,454
Property, plant and equipment	684,786	-	684,786	578,136	-	578,136
Other assets	-	-	-	95,973	-	95,973
Goodwill	-	-	-	69,057	-	69,057
TOTAL NON-CURRENT ASSETS	6,307,902	(114,156)	6,193,747	5,244,793	141,594	5,386,387

TOTAL ASSETS	$40,227,248	$(114,156)	$40,113,093	$41,219,330	$141,594	$41,360,924

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade and other payables	6,597,747	(1)	6,597,746	5,250,399	-	5,250,399
Wholesale loan facility	24,688,865	-	24,688,865	25,669,388	-	25,669,388
Cash reserve	703,003	-	703,003	2,731,094	-	2,731,094
TOTAL CURRENT LIABILITIES	31,989,615	(1)	31,989,614	33,650,881	-	33,650,881

NON-CURRENT LIABILITIES
TOTAL NON-CURRENT LIABILITIES	218,574	-	218,574	45,665	-	45,665

TOTAL LIABILITIES	32,208,189	(1)	32,208,188	33,696,546	-	33,696,546

EQUITY
Preferred stock	50	-	50	50	-	50
Common stock	530,000	-	530,000	996,164	(1)	996,163
Common stock to be issued	-	-	-	-	33,837	33,837
Additional paid-in capital	14,639,149	1	14,639,150	14,496,411	(33,836)	14,462,575
Other accumulated comprehensive gain (loss)	(244,289)	(8,769)	(253,058)	(1,052,144)	(27,618)	(1,079,762)
Accumulated deficit	(6,905,851)	(105,386)	(7,011,237)	(6,917,697)	169,212	(6,748,485)
TOTAL EQUITY	8,019,059	(114,154)	7,904,905	7,522,784	141,594	7,664,378

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,227,248	$(114,155)	$40,113,093	$41,219,330	$141,594	$41,360,924

STATEMENTS OF OPERATIONS	Reported	Adjustments	Restated		Reported	Adjustments	Restated
	June 30, 2012	June, 30 2012	June, 30 2012		June 30, 2013	June 30, 2013	June 30, 2013
Revenue	$4,171,622	$-	$4,171,622		$6,098,374	$(793,244)	$5,305,130
Cost of revenue	2,622,383	92,844	2,715,227		3,700,918	(699,345)	3,001,573
Gross profit	1,549,239	(92,844)	1,456,395		2,397,456	(93,899)	2,303,557

Operating expenses
Compensation expenses	807,671	(960)	806,711		859,754	(129,486)	730,268
Research and development expense	199,144	-	199,144		472,229	-	472,229
Bad debt expenses	78,038	-	78,038		393,774	-	393,774
Occupancy expenses	254,145	(33,145)	221,000		276,615	(22,483)	254,132
Depreciation expense	129,246	(92,844)	36,402		169,743	(93,899)	75,844
General and administration expenses	207,629	19,307	226,936		99,251	151,969	251,220
Total operating expenses	1,675,873	(107,642)	1,568,231		2,271,366	(93,899)	2,177,467
(loss) Income from operations	(126,634)	14,798	(111,836)	126,090

Other income / (expense)
Interest income	109,899	-	109,899		114,309	-	114,309
Research and development grant	302,876	-	302,876		526,962	-	526,962
Other (expense) income	-	(14,797)	(14,797)		(182,566)	-	(182,566)
Finance costs	(28,555)	-	(28,555)		(16,797)	-	(16,797)
Total other income	384,220	(14,797)	369,423		441,908	-	441,908
(Loss) income from operations before income taxes	257,586	1	257,587		567,998	-	567,998
Income tax expense	-	179,647	179,647		579,844	(274,598)	305,246
Net (loss) income	257,586	(179,646)	77,940		(11,846)	274,598	262,752
Other comprehensive income	(253,444)	164	(253,280)		(807,855)	(18,849)	(826,704)
Comprehensive (loss) income	$4,142	$(179,482)	$(175,340)		$(819,701)	$255,749	$(563,952)

Net income (loss) per share:
Basic	$0.049	$(0.034)	$0.015		$(0.002)	$0.052	$0.049
Diluted	$0.049	$(0.034)	$0.015		$(0.002)	$0.052	$0.049

STATEMENTS OF CASH FLOWS	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	June 30, 2012	June 30, 2012	June 30, 2012	June 30, 2013	June 30, 2013	June 30, 2013
Net income (loss)	$257,586	$(179,646)	$77,940	$(11,846)	$274,598	$262,752
Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation & amortization	594,011	-	594,011	697,017	-	697,017
(Increase) / decrease in assets:
Trade receivables	(7,765,220)	-	(7,765,220)	(3,555,934)	-	(3,555,934)
Inventories	3,440	-	3,440	(120,644)	-	(120,644)
Deferred tax assets	-	179,646	179,646	579,844	(274,598)	305,246
Other assets	(862,462)	-	(862,462)	324,906	-	324,906
Increase/ (decrease) in current liabilities:
Trade payables	3,737,665	-	3,737,665	(769,094)	-	(769,094)
Net cash used in operating activities	(4,034,980)	-	(4,034,980)	(2,855,751)	-	(2,855,751)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(790,967)	-	(790,967)	(824,747)	-	(824,747)

CASH FLOWS FROM FINANCING
ACTIVITIES
Net cash provided by financing activities	7,751,988	-	7,751,988	6,096,650	-	6,096,650

Net cash provided by operations	2,926,041	-	2,926,041	2,416,152	-	2,416,152

Effect of exchange rate changes on cash and cash equivalents	(163,975)	-	(163,975)	(827,350)	-	(827,350)
Net increase in cash and cash equivalents	2,762,066	-	2,762,066	1,588,802	-	1,588,802
Cash and cash equivalents at the beginning of the period	2,854,959	-	2,854,959	5,617,025	-	5,617,025

Cash and cash equivalents at the end of the period	5,617,025	-	5,617,025	7,205,827	-	7,205,827

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$-	$-	$-	$-	$-	$-
Interest payments	$1,711,920	$-	$1,711,920	$1,905,471	$-	$1,905,471

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED)

Basis of Presentation
The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”).

Principles of Consolidation
The consolidated financial statements include the accounts of Source and its wholly owned subsidiaries Moneytech, Moneytech Finance Pty Ltd, mPayments Pty Ltd., Moneytech POS Pty Ltd., Moneytech Services Pty Ltd, Moneytech USA and Wikitechnologies, Inc., collectively referred to as the Company.  Moneytech USA was formed and Wikitechnologies, Inc. was acquired on June 30, 2013.  All material intercompany accounts, transactions and profits were eliminated in consolidation.

Reclassifications
Certain prior year amounts were reclassified to conform to the presentation in the current year. The reclassifications did not have an effect on the results of operations or the cash flow.

Equity Investments
The Company uses the equity method of accounting for investments when the percentage of ownership of the investment is between 20% and 50%.  The Company includes the proportionate share of the profit or loss as part of the carrying value of the investment.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Exchange (Loss) Gain
During the fiscal years ended June 30, 2013 and 2012, the transactions of Moneytech and its wholly owned subsidiaries were denominated in foreign currency and were recorded in Australian dollar (AUD) at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income
The accounts of Moneytech and its wholly owned subsidiaries were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD with the AUD as the functional currency.  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period.  Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction.  Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Reportable Segment
The Company has one reportable segment.   The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenue
Cost of revenue includes; programs licensed; operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services, including inventory valuation adjustments; costs associated with the delivery of consulting services; and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

Research and Development
Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products, is generally shortly before the products are put into service. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.  Certain research and development costs are available for reimbursement by the Australian government.  Research and development expense is included as an operating expense and research and development grant income is reported as other income.

Income Taxes
The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

At June 30, 2013 and 2012, the Company had not taken any significant uncertain tax positions on its tax returns for 2012 and prior years or in computing its tax provision for 2013.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities.  The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company has a diversified customer base, most of which are in Australia.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.  The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties
The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies
Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.  Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Equivalents
Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  At June 30, 2013, the Company had $7,205,827 in cash, of which $7,137,539 was on deposit in Australia and not covered by insurance.  At June 30, 2012, the Company had $5,617,025 in cash in Australia which was not covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Allowance for Doubtful Accounts
The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventory
Inventories are valued at the lower of cost (determined on a weighted average basis) or market.  Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower.  As of June 30, 2013 and 2012, inventory only consisted of finished goods.

Property, Plant & Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Computer software	3 to 10 years
Computer hardware	5 to 15 years
Furniture and equipment	3 to 5 years

As of June 30, 2013 and 2012, Property, Plant & Equipment consisted of the following:

	2013	2012
Office equipment	$35,949	$26,970
Furnitures and fixtures	249,770	229,713
Computers and software	1,282,317	1,349,340
Accumulated Depreciation	(989,900)	(921,237)
	$578,136	$684,786

As of June 30, 2013 and 2012, depreciation expense consisted of the following:

	2013	2012
Depreciation, operating	$75,844	$36,402
Depreciation, cost of revenue	107,723	111,735
Total depreciation expense	$183,567	$148,137

Fair Value of Financial Instruments
For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company.  ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.  The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of June 30, 2013, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Earnings Per Share (EPS)
Basic EPS is computed by dividing income available to common shareholders and equivalents by the weighted average number of common shares and equivalents outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for period ended June 30, 2013 and 2012:

	FOR THE YEAR ENDED
	2013	2012
Net income	$262,752	$77,940

Weighted average number of shares used in computing basic and diluted net income per share:

Basic	5,313,661	5,300,000
Diluted	5,313,680	5,300,000

Net income per share
Basic	$0.049	$0.015
Diluted:	$0.049	$0.015

Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not amortized but is evaluated for impairment at the reporting unit level annually as of June 30, or more frequently if events or changes in circumstances indicate that impairment may exist.

Effective October 1, 2011, the Company adopted ASU 2011-08, which allows the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. This step serves as the basis for determining whether it is necessary to perform the two-step goodwill impairment test. The two-step test first compares the fair value of the reporting unit to its carrying value. If the fair value exceeds the carrying value, no impairment exists, and the second step is not performed. If the fair value is less than the carrying value, the second step is performed to compute the amount of the impairment by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The adoption did not have a material impact on the consolidated financial statements.

The Company evaluated its goodwill for impairment on June 30, 2013, and concluded there was no impairment as of that date.

Intangible Assets
The Company records identifiable intangible assets at fair value on the date of acquisition and evaluates the useful life of each asset.  Finite-lived intangible assets primarily consist of software development capitalized. Finite-lived intangible assets are amortized on a straight-line basis and are tested for recoverability if events or changes in circumstances indicate that their carrying amounts may not be recoverable. These intangibles have useful lives ranging from 1 to 10 years. No events or changes in circumstances indicate that impairment existed as of June 30, 2013.

Stock-Based Compensation
The Company accounts for its stock-based compensation in accordance with SFAS No. 123R, “Share-Based Payment, an Amendment of FASB Statement No. 123” (codified in FASB ASC Topic 718 and 505).  The Company recognizes in the statement of operations the grant-date fair value of stock options and other equity-based compensation issued to employees. Non-employees stock based compensation is accounted for according to ASC 718.

Recently Issued Accounting Pronouncements
In December 2010, the FASB issued ASU 2010-29, which provides requirements over pro forma revenue and earnings disclosures related to business combinations. The ASU requires disclosure of revenue and earnings of the combined business as if the combination occurred at the start of the prior annual reporting period only. The Company adopted ASU 2010-29 effective October 1, 2011. The adoption did not have a material impact on the consolidated financial statements.

In June 2011, the FASB issued ASU 2011-05, which impacts the presentation of comprehensive income. The guidance requires components of other comprehensive income to be presented with net income to arrive at total comprehensive income. This ASU impacts presentation only and does not impact the underlying components of other comprehensive income or net income. In December 2011, the FASB issued an amendment to ASU 2011-05, which defers the requirement to present components of reclassifications of other comprehensive income on the face of the income statement. All other components of ASU 2011-05 are effective October 1, 2012. Adoption is not expected to have a material impact on the consolidated financial statements.

In July 2012, the FASB issued ASU 2012-02, which will allow an entity to first assess qualitative factors to determine whether it is necessary to perform a quantitative impairment test for indefinite-lived intangible assets. The standard was adopted on October 1, 2012, and did not have a material impact on the consolidated financial statements.

Note 3 – SHARE EXCHANGE AGREEMENT (RESTATED)

On June 30, 2013, Source consummated the transactions contemplated by the Exchange Agreement. Accordingly Source acquired all of the issued and outstanding shares of stock of Moneytech in exchange for the issuance in the aggregate of 5,300,000 shares of common stock which shares represented in excess of 50% of the issued and outstanding capital stock of Source after the consummation of the Exchange Agreement and the transactions contemplated thereby.  Pursuant to a separate agreement, the President of Moneytech received 5,000 shares of Preferred Series B Stock of Source.  The Series B Preferred shares have certain control provisions (see note 15)

In connection with the exchange agreement, on June 30, 2013, Source, Marco Garibaldi (“Garibaldi”), Edward DeFeudis (“DeFeudis”), and Eaton & Van Winkle LLP (the”Agent”) entered into an Escrow Agreement.  As a condition to the exchange agreement, Garibaldi has agreed to deposit in escrow with the Agent 1,120,000 shares of Source Common Stock (the “Garibaldi Shares”), DeFeudis has agreed to deposit in escrow with the Agent 1,120,000 shares of Source Common Stock (the “DeFeudis Shares”) and Source has agreed to deposit in escrow with the Agent 1,000 shares of the common stock of Wiki Sub, representing all of the outstanding shares of Wiki Sub (the “Wiki Sub Shares,” and together with the Garibaldi Shares and the DeFeudis Shares, the “Escrow Shares”), on the terms and subject to the conditions set forth in the Escrow Agreement.

During the term of the Escrow Agreement, the operations of WikiTechnologies will be directed by Messrs. Garibaldi and DeFeudis.  If during the twelve-month period commencing July 1, 2013, (the “Earn-Out Period”),  WikiTechnologies achieves revenues of $4.2 million, a gross profit percentage of 25% and breaks even (the “Benchmarks”), the Garibaldi Shares and DeFeudis Shares will be returned to Messrs. Garibaldi and DeFeudis and the WikiTechnologies Shares will be returned to us.  If the Benchmarks are not met during the Earn-Out Period, at our option, the Garibaldi Shares and DeFeudis Shares will be cancelled and returned to treasury, and the WikiTechnologies Escrow Shares will be delivered to Messrs. DeFeudis and Garibaldi, and we will no longer own WikiTechnologies.  Further, if, at any point during the Earn-Out Period, the Company sells WikiTechnologies, merges WikiTechnologies with another entity, disposes of the assets of WikiTechnologies, or takes any other action to compromise the ability of WikiTechnologies to meet the Benchmarks, the Benchmarks will be deemed to have been achieved, and the Garibaldi Shares and DeFeudis Shares will be returned to Messrs. Garibaldi and DeFeudis. Under the terms of the Exchange Agreement, we are under no obligation to take affirmative action(s) to further the objectives of WikiTechnologies, except that we have agreed to seek to raise up to $2,000,000 in a private placement and to allocate one-half of the first $800,000 of net proceeds and the next $200,000 of net proceeds to the business of WikiTechnologies.  In addition, the Exchange Agreement provides that at any time during the Earn-Out Period our Board of Directors in its discretion may determine that we will keep WikiTechnologies and cause the Garibaldi Shares and DeFeudis Shares to be delivered to Messrs. Garibaldi and DeFeudis.

As a result of the exchange agreement, the reorganization was treated as an acquisition by the accounting acquiree that is being accounted for as a recapitalization and as a reverse merger by the legal acquirer for accounting purposes. Pursuant to the recapitalization, all capital stock shares and amounts and per share data have been retroactively restated.  Accordingly, the financial statements include the following:

(1)   The balance sheet consists of the net assets of the accounting acquirer at historical cost and the net assets of the legal acquirer at fair value.

(2)  The statements of operations include the operations of the accounting acquirer for the period presented and the operations of the legal acquirer from the date of the merger.

Note 4 – TRADE RECEIVABLES, NET (RESTATED)

Trade receivables consist principally of accounts receivable and trade financing and other financial services to small to medium sized businesses and individuals, principally in Australia.  Trade receivables are recorded at the invoiced amount and net of allowances for doubtful accounts.  Trade receivables bear interest. The allowance for doubtful accounts represents management’s estimate of the amount of probable credit losses in existing accounts receivable, as determined from a review of past due balances and other specific account data. Account balances are written off against the allowance when management determines the receivable is uncollectible.

Collectability of trade receivables is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment of trade receivables is raised when there is objective evidence that the consolidated entity or parent entity will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization and default or delinquency in payments (more than 60 days overdue) are considered indicators that the trade receivable may be impaired. The amount of the impairment allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

All trade receivables must be paid within 122 days.  Trade receivables not paid in full by this time are considered overdue and once 30 days past due are considered delinquent.

As of June 30, 2013 and 2012, trade receivables consist of the following:

	2013	2012
Trade receivables	$27,740,315	$27,328,853
Allowance for bad debt	(731,475)	(751,563)
Total trade receivables, net	$27,008,840	$26,577,290

Note 5 – OTHER ASSETS

Other assets consist of the following as of June 30, 2013 and 2012:

Other current assets	2013	2012
Research and development grant receivable	$401,852	$602,834
Insurance claim receivable	269,556	528,280
Prepayment	66,922	30,551
Other assets	82,396	68,938
	$820,726	$1,230,603

Other non current assets	2013	2012
Deferred payment processing cost	$50,000	$-
Prepaid gift card establishment fees	45,973	-
	$95,973	$-

Note 6 – INTANGIBLE ASSETS (RESTATED)

Intangible assets consist of the following as of June 30, 2013 and 2012:

	2013	2012
Moneytech software	$4,574,761	$5,101,997
mPayments software	664,880	-
Domain name	198,353	-
Accumulated amortization	(1,925,227)	(1,634,125)
	$3,512,767	$3,467,872

The intangible assets are amortized over 10-12 years.  Amortization expense of $513,450 and $445,874 was included in cost of revenues for the years ended June 30, 2013 and 2012, respectively.

Amortization for the Company’s intangible assets over the next five fiscal years from June 30, 2013 is estimated to be:

June 30, 2014	$456,650
June 30, 2015	456,650
June 30, 2016	456,650
June 30, 2017	456,650
June 30, 2018	456,650
Thereafter	1,229,517
Total	$3,512,767

Note 7 – GOODWILL

On November 9, 2012, Moneytech purchased Moneytech Pos Pty. Ltd. (“MPos”).  The goodwill was acquired with the acquisition of MPos.

As of June 30, 2013, the Goodwill comprised of the following:

2013
Acquisition cost of Moneytech POS Pty Ltd.	$98,180
Fixed assets received	(54,695)
Liability assumed	25,572
Acquisition cost assigned to goodwill	$69,057

The Company performed an impairment test relating to goodwill arising from its acquisitions and concluded that there was no impairment as to the carrying value of goodwill as of June 30, 2013.

Note 8 – TRADE AND OTHER PAYABLES

As of June 30, 2013 and 2012, trade and other payables consist of the following:

	2013	2012
Trade payables	$4,848,656	$6,337,545
Employee benefits	122,097	55,959
Other liabilities	279,646	204,242
Total payables	$5,250,399	$6,597,746

Note 9 –CURRENT LIABILITIES

	2013	2012
Wholesale loan facility	$25,669,388	$24,688,865
Cash reserve	2,731,094	703,003
	$28,400,482	$25,391,868

Wholesale Loan Facility
The Company has a secured line of credit with a bank in Sydney Australia for up to AUD $30,000,000 for the Company to use as of June 30, 2013 and AUD $25,000,000 as of June 30, 2012.  The line of credit is secured mainly by trade receivables.  Interest is charged at the banks reserve rate plus an agreed upon margin from the bank.  The agreement is currently set to expire on December 31, 2013 and can be renewed annually in September.   The Company has requested the renewal and is awaiting final bank approval.  Interest expense charged to cost of revenue related to the loan for the year ended June 30, 2013 and 2012 was approximately USD $1,905,471 and USD $1,711,920, respectively.

Cash Reserve
The Company is required to maintain certain cash reserves with its senior debt provider in accordance with the Receivables Purchase Agreement (RPA) between the parties. The Required Cash Reserve amount may be provided by the Company or its customers and is held in a ‘Cash Reserve Account’ with its senior debt provider in accordance with the RPA’s terms and conditions.  The Required Cash Reserve balance is adjusted based on the RPA and the total facility limit provided to the Company by the senior lender.

Note 10 – NON-CURRENT LIABILITY

	6/30/2013	6/30/2012
Shareholders loans	$45,665	$218,574
	$45,665	$218,574

Shareholders Loan

The Company had an accrued interest amount payable to a shareholder in the amount of AUD $165,153 as of June 30, 2012.  The loan was paid during the fiscal year ended June 30, 2013.  There was no interest charged on the balance.

The company has a loan payable in the amount of AUD $50,000 to a shareholder.  The loan is due and payable on September 30, 2014.  Interest of 8% is only payable if Moneytech has positive retained earnings at the time of repayment.

Note 11 – RELATED PARTY TRANSACTIONS

In the years ended June 30, 2013 and 2012, the Company paid a company controlled by the President of Moneytech for consulting services in the amount of $209,500 and $201,299 respectively.

Note 12 – INCOME TAX (RESTATED)

The following is the income tax expense reflected in the Statement of Operations for the years ended June 30, 2013 and 2012:

INCOME TAX EXPENSE	June 30
	2013	2012
Income tax expense - current	$-	$-
Income tax expense - deferred	305,246	179,647
Total	$305,246	$179,647

The following are the components of income before income tax reflected in the Statement of Operations for the years ended June 30, 2013 and 2012:

COMPONENTS OF INCOME BEFORE INCOME TAX	June 30
	2013	2012
Income (loss) from USA operations	$-	$-
Income from Australian operations	567,998	257,587
(Loss) income before Income tax	$567,998	$257,587
Income tax	$305,246	$179,647
Effective tax rate	54%	70%

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the years ended June 30, 2013 and 2012:

INCOME TAX RATE RECONCILIATION	June 30
	2013	2012
US statutory rates	34%	34%
Tax rate difference	(4)%	(4)%
Research and development	24%	40%
Tax expenses at actual rate	54%	70%

The following are the components of deferred tax reflected in the Balance Sheet and Statement of Operations for the years ended June 30, 2013 and 2012:

COMPONENTS OF DEFERRED TAX EXPENSE	June 30
	2013	2012
Tax losses carried forward	$348,179	$242,351
Doubtful debts reserve	(18,827)	(51,403)
Accruals	(24,106)	(11,301)
	305,246	179,647

COMPONENTS OF DEFERRED TAX ASSET	June 30
	2013	2012
Tax losses carried forward	$1,592,888	$2,116,283
Doubtful debts reserve	219,442	225,469
Accruals	36,891	17,187
	1,849,221	2,358,939

Deferred tax assets - current	$718,767	$317,850
Deferred tax assets - non current	1,130,454	2,041,089
	1,849,221	2,358,939

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

As of June 30, 2013, Moneytech had approximately $5,309,627 in net operating loss (“NOL”) carry forward available to offset future taxable income in Australia.  The NOLs can be carried forward without expiration in Australia.  Management believes that all NOLs will be utilized in the near future and therefore no allowance was made.

As of June 30, 2013, Source had NOL’s of approximately $13 million dollars to offset future taxable income in the US.  Federal NOLs can generally be carried forward 20 years.  However, under Internal Revenue Code section 382 due to the change in ownership there are certain limitations placed on the NOL carryover and Source may only use approximately $161,500 per year of the available NOL.  The deferred tax assets of the US entities at December 31, 2013 were fully reserved.  Management believes it is more likely than not that these assets will not be realized in the near future.

Note 13 - GEOGRAPHIC SEGMENT INFORMATION (RESTATED)

As a result of the reverse merger on June 30, 2013 the Company operates in two regions: Australia and United States of America.

All inter-company transactions are eliminated in consolidation. For the twelve months ended June 30, 2013 and 2012, geographic segment information is as follows:

	Twelve Months Ended June 30, 2013				Twelve Months Ended June 30, 2012
	Australia	USA	Elimination	Consolidated	Australia	USA	Elimination	Consolidated
Revenue	5,305,130	$-	$-	$5,305,130	$4,171,622	$-	$-	$4,171,622
Cost of Revenue	3,001,573	-	-	3,001,573	2,715,227	-	-	2,715,227
Total Expenses	2,177,467		-	2,177,467	1,568,231	-	-	1,568,231
Other Income (Expense)	441,908	-	-	441,908	369,423	-	-	369,423
Net Income (Loss) before tax	567,998		-	567,998	257,587	-	-	257,587
Assets	41,034,499	326,425	-	41,360,924	40,113,093	-	-	40,113,093
Debt	33,693,546	3,000	-	33,696,546	32,208,188	-	-	32,208,188

Note 14 – EQUITY INVESTMENT (RESTATED)

On January 16, 2013 the Company entered into an agreement whereby it received a 37.5% equity interest in 360 Market Pty. Limited (“360”) in exchange for allowing 360 to utilize certain license rights.  There was no exchange of cash or debt for the transaction and it was accounted for on the historical cost basis with a $0 value.  The investment is accounted for by the equity method since the Company obtained a 37.5% equity interest.  Due to the continuous loss from inception through June 30, 2013 incurred by 360,  the Company did not recognize any income or return from the investment as doing so would have created a negative carrying value in the investment account.  The Company discontinued using the equity method rather than establish a negative balance.  The investment retains a zero balance until subsequent investee profits eliminate all unrealized losses.  In addition, 360 has had a negative equity position since inception of the investment thereby precluding any other disclosure regarding our underlying position in the net equity of 360.

Note 15 –STOCKHOLDERS’ EQUITY

Preferred Stock
The Company has 10,000,000 shares Preferred Stock authorized at a par value of $0.01 and there were no shares issued and outstanding as of June 30, 2012 and 5,000 shares of Class B, Preferred Stock issued and outstanding as of June 30, 2013.

Under the terms of the Class B Certificate of Designation, the holder(s) of the Series B have the right, until June 30, 2018, to (A) elect the majority of the Company’s Board of Directors and (B) vote on all other matters to come before the holders of common stock (the “Common Shareholders”) with each vote per Series B Preferred Share equal to 1,000 shares of common stock.

After June 30, 2018, the Series B Preferred Shares shall have no voting rights and shall be redeemable by the Company for the sum of one tenth of a cent ($0.001) per Series B Preferred Share. The Series B Preferred Shares will not have any conversion rights and shall not be entitled to receive any dividends, distributions, or other economic or financial interest in the Company, and in the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Series B Preferred, the holders of Series B Preferred Shares will be entitled to receive out of the Company’s assets, whether such assets are capital or surplus, of any nature, the sum of one-tenth of a cent ($0.001) per Series B Preferred Share, after payment to the holders of the Common Stock and the holders of any other series or class of the Company’s equity securities ranking senior to the Common Stock.

Common Stock
The Company has 500,000,000 and 250,000,000 shares of Common Stock authorized at a par value of $0.10 as of June 30, 2013 and 2012, respectively.  There were 9,961,632 and 5,300,000 shares issued and outstanding as of June 30, 2013 and 2012, respectively.  The Company has 338,368 shares to be issued as of June 30, 2013, respectively.  Each Common Stock holder will have one (1) vote.

Each Common Stock holder will have one (1) vote.

Dividend Policy
The Company has not yet adopted a policy regarding the payment of dividends and no dividends have been declared.

Note 16 – RESTRICTED STOCKS

As of June 30, 2013, the Company has 338,638 shares to be issued for services performed prior to the exchange agreement.

Number of Shares
Granted but not issued at June 30, 2012	-

Issued during fiscal year ended June 30, 2012	-
Granted during fiscal year ended June 30, 2012	338,368
Granted but not issued at June 30, 2013	338,368

Note 17 –STOCK OPTIONS

On April 19, 2013, the Company entered into an agreement with a software developer. Upon achievement of certain milestones, the contractor can receive up to 100,000 Performance Based Stock Options at an exercise price of $2.50 per share.  The option vest and become exercisable immediately upon grant with a 3 year life.

As of June 30, 2013, 7,000 of the Performance Based Stock Options have been earned.

Number of Shares
Outstanding at June 30, 2012	-
Exercisable at June 30, 2012	-

Granted	7,000
Exercised	-
Expired	-

Outstanding at June 30, 2013	7,000
Exercisable at June 30, 2013	7,000

Options outstanding at June 30, 2013 are as follow:

Exercise Price	Total Options Outstanding	Weighted Average Remaining Life (Years)	Total Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$2.50	7,000	3	$2.50	7,000	$2.50

Note 18 –COMMITMENTS

The Company leases two offices under a renewable operating leases expiring on August 31, 2014 and July 31, 2015.  The aggregate monthly rent is approximately $11,189.  For the years ended June 30, 2013 and 2012, the rental expense was $157,522 and $110,278.

Future minimum rental payments required under operating leases as of June 30, 2013 are as follows:

June 30,
2014	$134,264
2015	34,935
2016	1,256
$170,455

The Company has entered into three employment agreements with certain members of management of the Company. Two agreements terminate as of May 29, 2015 and the other one continues until terminated.  Future minimum salaries required under the employment agreement as of June 30, 2013 are as follows:

June 30,
2014	$490,000
2015	470,000
2016	250,000
2017	250,000
2018	250,000
$1,710,000

Note 19 –SUBSEQUENT EVENTS

Management has evaluated events subsequent through October 14, 2013 for transactions and other events that may require adjustment of and/or disclosure in such financial statements and these included:

•	The shareholders and board of directors voted to reduce the authorized common stock to 50,000,000 common shares and 1,000,000 preferred shares.
•	The Company granted options to purchase 75,000 shares of common stock to three board members pursuant to the 2013 Omnibus Incentive Plan.
•
The Company authorised the issuance of 350,000 restricted shares of common stock, being 179,638 restricted shares granted for consulting services undertaken prior to the Share Exchange June 30, 2013 and 170,632 restricted shares granted for consulting services to be provided after the Share Exchange June 30, 2013.

•	The Company granted options to purchase 25,000 shares of common stock to an employee.

SOURCE FINANCIAL, INC. AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED AND AS AT
DECEMBER 31, 2013 (UNAUDITED)

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013 AND JUNE 30, 2013

(UNAUDITED)
(RESTATED)

	December 31, 2013
ASSETS	(Unaudited)	June 30, 2013
	(Restated)	(Restated)
CURRENT ASSETS
Cash and cash equivalents	$6,899,738	$7,140,539
Trade receivables, net	26,768,591	27,008,840
Inventories	206,180	220,377
Deferred tax asset	268,440	718,767
Other current assets	1,499,491	817,048
Net assets of discontinued operations	247,805	326,425
TOTAL CURRENT ASSETS	35,890,245	36,231,996

NON-CURRENT ASSETS
Intangible assets, net	3,339,148	3,314,413
Deferred tax asset	1,371,271	1,130,454
Property, plant and equipment, net	502,724	569,031
Other assets	-	45,973
Goodwill	67,659	69,057
TOTAL NON-CURRENT ASSETS	5,280,802	5,128,928
TOTAL ASSETS	$41,171,047	$41,360,924

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Trade and other payables	$5,258,287	$5,247,399
Wholesale loan facility	25,593,086	25,669,388
Cash reserve	2,648,529	2,731,094
Net liabilities of discontinued operations	221,911	3,000
TOTAL CURRENT LIABILITIES	33,721,813	33,650,881

NON-CURRENT LIABILITIES

Shareholder loans	44,731	45,665
TOTAL NON-CURRENT LIABILITIES	44,731	45,665

TOTAL LIABILITIES	33,766,544	33,696,546

STOCKHOLDERS' EQUITY
Preferred stock, $0.01 par value, 1,000,000 shares authorized	-	-
Designated as Series B Preferred stock, , $0.01 par value, 5,000 shares authorized, 5,000 issued and outstanding	50	50
Common Stock, $0.001 and $0.1 par value, 50,000,000 shares authorized,
9,811,632 and 9,961,632 shares issued and outstanding at December 31, 2013 and June 30, 2013, respectively	9,812	996,163
Common stock to be issued, 509,000 and 338,368 respectively	509	33,837
Treasury stock	150	-
Additional paid-in capital	15,942,270	14,462,575
Other accumulated comprehensive loss	(1,236,019)	(1,079,762)
Accumulated deficit	(7,312,269)	(6,748,485)
TOTAL STOCKHOLDERS' EQUITY	7,404,503	7,664,378
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$41,171,047	$41,360,924

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE (LOSS) INCOME
FOR THE THREE AND SIX MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)
(RESTATED)

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	December 31, 2013 (Restated)	December 31, 2012 (Restated)	December 31, 2013 (Restated)	December 31, 2012 (Restated)
Revenue	$1,521,818	$1,237,067	$2,714,213	$2,342,316
Cost of revenue	723,508	698,258	1,497,715	1,409,004
Gross profit	798,310	538,809	1,216,498	933,312

Operating Expenses

Compensation expenses	251,521	200,545	369,074	321,402
Research and development expense	109,397	116,724	218,795	236,115
Bad debt expenses	30,259	61,736	251,252	68,686
Occupancy expenses	70,104	59,176	129,176	112,119
Depreciation expense	16,833	18,866	36,907	29,921
General and administration expenses	476,395	100,447	645,671	147,954
Total operating expenses	954,509	557,494	1,650,875	916,197
(Loss) income from operations	(156,199)	(18,685)	(434,377)	17,115

Other Income (Expense)
Interest income	26,383	23,925	53,222	54,093
Research and development grant	111,900	93,483	295,200	186,948
Finance costs	(284)	-	(284)	(141)
Other income	426	(1,199)	(2,643)	(6,127)
Total Other Income	138,425	116,209	345,495	234,773

(Loss) income from continuing operations before income taxes	(17,774)	97,524	(88,882)	251,888
Provision for income taxes	128,220	75,263	177,372	167,384
Net (loss) income from continuing operations	(145,994)	22,261	(266,254)	84,504
Net loss from discontinued operations	(104,678)	-	(297,530)	-
Net (loss) income	(250,672)	22,261	(563,784)	84,504

Other comprehensive income
Foreign currency translation	(297,550)	(61,961)	(156,257)	175,839
Comprehensive (loss) income	$(548,222)	$(39,700)	$(720,041)	$260,343

Net (loss) income per share
Basic and Diluted:
Continuing operations	$(0.014)	$0.004	$(0.026)	$0.016
Discontinued	$(0.010)	$-	$(0.028)	$-
Total	$(0.024)	$0.004	$(0.054)	$0.016

Weighted average number of shares used in computing basic and diluted net (loss) income per share:
Basic	10,470,632	5,300,000	10,449,303	5,300,000
Diluted	10,470,632	5,300,000	10,449,303	5,300,000

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’EQUITY
DECEMBER 31, 2013
(UNAUDITED)
(RESTATED)

	Common Stock		Preferred Stock		Treasury	Additional Paid in	Comprehensive	Accumulated	Stockholders'
	Shares	Amount	Shares	Amount	Stock	Capital	Loss	Deficit	Equity
Balance June 30, 2013 (Restated)	10,300,000	$1,030,000	5,000	$50	-	$14,462,575	$(1,079,762)	(6,748,485)	$7,664,378

Issuance of stock options	-	-	-	-	-	115,492	-	-	115,492

Compensation in respect of option and restricted stock granted to employees, directors and third- parties	170,632	17,063	-	-	-	327,611	-	-	344,674

Change in par value of shares	-	(1,036,592)	-	-	-	1,036,592	-	-	-

Return of stock	-	(150)	-	-	150	-	-	-	-

Net (loss) income for the six months ended December 31, 2013	-	-	-	-	-	-	(156,257)	(563,784)	(720,041)

Balance December 31, 2013 (Restated)	10,470,632	$10,321	5,000	$50	150	$15,942,270	$(1,236,019)	$(7,312,269)	$7,404,503

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2013 AND 2012
(UNAUDITED)

	December 31, 2013 (Restated)	December 31, 2012 (Restated)
Net (loss) income	$(563,784)	$84,504
Net (loss) from discontinued operations	(297,530)	-
Net (loss) income from continuing operations	(266,254)	84,504

Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	357,687	345,507
Stock options and shares issued for compensation	178,356	-

(Increase) decrease in assets:
Trade receivables, net	(316,347)	32,103
Inventories	10,034	(108,826)
Deferred tax asset	177,379	167,384
Other assets	(460,933)	85,329
Increase (decrease) in current liabilities:
Trade payables	187,821	(1,191,086)
Net cash used in operating activities	(132,257)	(585,085)

Cash flows from investing activities
Purchase of property, plant and equipment	(73,053)	(588,536)
Development of intangible assets	(322,875)	-
Net cash used in investing activities	(395,928)	(588,536)

Cash flows from financing activities
Wholesale loan facility, net	457,395	531,199
Capital Reserve	(28,096)	347,921
Shareholder loans, net	-	(71,470)
Net cash provided by financing activities	429,299	807,650

Net cash (used in) continuing operations	(98,886)	(365,971)

Cash flows from discontinued operations
Net cash (used in) operating activities from discontinued operations	(209,381)	-
Net cash (used in) investing activities from discontinued operations	(5,906)	-
Net cash provided by financing activities from discontinued operations	150,000	-
Net cash (used in) discontinued operations	(65,287)	-

Effect of exchange rate changes on cash and cash equivalents	(141,916)	124,483
Net decrease in cash and cash equivalents	(306,089)	(241,488)
Cash and cash equivalents at the beginning of the period - from continuing operations	7,140,539	5,617,025
Cash and cash equivalents at the beginning of the period - from discontinued operations	65,288	-
Cash and cash equivalents at the end of the period	$6,899,738	$5,375,537

Supplemental disclosures
Cash paid during the period for:
Income tax payments	$-	$-
Interest payments	$888,684	$901,130
Supplemental schedule of non-cash financing activities:
Issuance of stock options	$115,492	$-
Restricted stock compensation	$344,674	$-

The accompanying notes are an integral part of the unaudited consolidated financial statements

SOURCE FINANCIAL, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2013
(UNAUDITED)

Note 1 – BASIS OF PRESENTATION AND ORGANIZATION (RESTATED)

Basis of Presentation
The accompanying condensed consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“US GAAP”) and with the instructions to Form 10-Q.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to U.S. GAAP rules and regulations for presentation of interim financial information. Therefore, the unaudited condensed interim consolidated financial statements should be read in conjunction with the audited annual financial statements for the years ended June 30, 2013 and 2012. Current and future financial statements may not be directly comparable to the Company’s historical financial statements.  However, except as disclosed herein, there have been no material changes in the information disclosed in the notes to the financial statements for the year ended June 30, 2013 included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission. The unaudited consolidated financial statements should be read in conjunction with the financial statements included in the Form 10-K. In the opinion of Management, all adjustments considered necessary for a fair presentation, consisting solely of normal recurring adjustments, have been made. Operating results for the six months ended December 31, 2013 are not necessarily indicative of the results that may be expected for the year ending June 30, 2014.

Restatements
Subsequent to the issuance of the Company's financial statements for the three and six months ended December 31, 2013, the Company determined that certain transactions and presentation in the financial statements had not been accounted for properly in the Company's financial statements.  Specifically, the amount of the value available on the card for the consumer in certain gift card and similar programs had been improperly recognized in revenue and cost of revenues.  Also, the provision for income tax and deferred tax was incorrectly calculated.  The Company also used this opportunity to realign operating expenses and cost of revenue to conform to future financials filed.

The Company has restated its consolidated balance sheet as of December 31, 2013 and fiscal year ended June 30, 2013, consolidated statement of operations and comprehensive (loss) income for the three and six months ended December 31, 2013 and 2012, consolidated statement of stockholders’ equity, consolidated statement of cash flows for the six months ended December 31, 2013 and 2012 to give effect to these changes.

The effects of these restatements and reclassifications are as follows:

BALANCE SHEET	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	Dec 31, 2013	Dec 31, 2013	Dec 31, 2013	June 30, 2013	June 30, 2013	June 30, 2013

ASSETS
CURRENT ASSETS
TOTAL CURRENT ASSETS	35,890,245	-	35,890,245	36,231,996	-	36,231,996

NON-CURRENT ASSETS
Intangible assets	3,339,148	-	3,339,148	3,314,413	-	3,314,413
Deferred tax asset	1,081,531	289,740	1,371,271	988,860	141,594	1,130,454
Property, plant and equipment	502,724	-	502,724	569,031	-	569,031
Other assets	-	-	-	45,973	-	45,973
Goodwill	67,659	-	67,659	69,057	-	69,057
TOTAL NON-CURRENT ASSETS	4,991,062	289,740	5,280,802	4,987,334	141,594	5,128,928

TOTAL ASSETS	$40,881,307	$289,740	$41,171,047	$41,219,330	$141,594	$41,360,924

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
TOTAL CURRENT LIABILITIES	33,721,813	-	33,721,813	33,650,881	-	33,650,881

NON-CURRENT LIABILITIES
TOTAL NON-CURRENT LIABILITIES	44,731	-	44,731	45,665	-	45,665

TOTAL LIABILITIES	33,766,544	-	33,766,544	33,696,546	-	33,696,546

EQUITY
Preferred stock	50	-	50	50	-	50
Common stock	9,812	-	9,812	996,163	-	996,163
Common stock to be issued	509	-	509	33,837	-	33,837
Treasury stock	150	-	150	-	-	-
APIC	15,942,270	-	15,942,270	14,462,575	-	14,462,575
Other accumulated comprehensive gain (loss)	(1,200,861)	(35,158)	(1,236,019)	(1,052,144)	(27,618)	(1,079,762)
Accumulated deficit	(7,637,167)	324,898	(7,312,269)	(6,917,697)	169,212	(6,748,485)
TOTAL EQUITY	7,114,763	289,740	7,404,503	7,522,784	141,594	7,664,378

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$40,881,307	$289,740	$41,171,047	$41,219,330	$141,594	$41,360,924

STATEMENTS OF OPERATIONS	Three months ended			Six months ended
	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	Dec 31, 2013	Dec 31, 2013	Dec 31, 2013	Dec 31, 2013	Dec 31, 2013	Dec 31, 2013

Revenue	$1,581,716	$(59,898)	$1,521,818	$2,955,168	$(240,955)	$2,714,213
Cost of revenue	783,425	(59,917)	723,508	1,738,669	(240,954)	1,497,715
Gross profit	798,291	19	798,310	1,216,499	(1)	1,216,498

Operating expenses
Compensation expenses	251,521	-	251,521	369,074	-	369,074
Research and development expense	109,397	-	109,397	218,795	-	218,795
Bad debt expenses	30,259	-	30,259	251,252	-	251,252
Occupancy expenses	70,123	(19)	70,104	132,041	(2,865)	129,176
Depreciation expense	16,813	20	16,833	36,907	-	36,907
General and administration expenses	476,376	19	476,395	642,806	2,865	645,671
Total operating expenses	954,489	20	954,509	1,650,875	-	1,650,875
(loss) Income from operations	(156,198)	(1)	(156,199)	(434,376)	(1)	(434,377)

Other income / (expense)
Interest income	26,383	-	26,383	53,222	-	53,222
Research and development grant	111,900	-	111,900	295,200	-	295,200
Other (expense) income	3,713	(3,287)	426	3,713	(6,356)	(2,643)
Finance costs	(284)	-	(284)	(284)	-	(284)
Total other income	141,712	(3,287)	138,425	351,851	(6,356)	345,495

(Loss) income from operations before income taxes	(14,486)	(3,288)	(17,774)	(82,525)	(6,357)	(88,882)
Income tax expense	299,187	(170,967)	128,220	339,416	(162,044)	177,372

Net (loss) income from continuing operations	(313,673)	167,679	(145,994)	(421,941)	155,687	(266,254)
Net loss from discontinued operations	(104,678)	-	(104,678)	(297,530)	-	(297,530)
Net (loss) income	(418,351)	167,679	(250,672)	(719,471)	155,687	(563,784)
Other comprehensive income	(287,468)	(10,082)	(297,550)	(148,717)	(7,540)	(156,257)
Comprehensive (loss) income	$(705,819)	$157,597	$(548,222)	$(868,188)	$148,147	$(720,041)

Net (loss) income per share:
Basic and Diluted Continuting operations	$(0.030)	$0.016	$(0.014)	$(0.041)	$0.015	$(0.026)
Discontinued	$(0.010)	$-	$(0.010)	$(0.028)	$-	$(0.028)
Total	$(0.040)	$0.016	$(0.024)	$(0.069)	$0.015	$(0.054)

STATEMENTS OF OPERATIONS	Three months ended			Six months ended
	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	Dec 31, 2012	Dec 31, 2012	Dec 31, 2012	Dec 31, 2012	Dec 31, 2012	Dec 31, 2012

Revenue	$1,309,608	$(72,541)	$1,237,067	$2,616,913	$(274,597)	$2,342,316
Cost of revenue	770,794	(72,536)	698,258	1,683,600	(274,596)	1,409,004
Gross profit	538,814	(5)	538,809	933,313	(1)	933,312

Operating expenses
Compensation expenses	231,954	(31,409)	200,545	386,883	(65,481)	321,402
Research and development expense	118,057	(1,333)	116,724	236,115	-	236,115
Bad debt expenses	61,736	-	61,736	68,686	-	68,686
Occupancy expenses	64,862	(5,686)	59,176	123,489	(11,370)	112,119
Depreciation expense	18,870	(4)	18,866	29,921	-	29,921
General and administration expenses	62,277	38,170	100,447	71,621	76,333	147,954
Total operating expenses	557,756	(262)	557,494	916,715	(518)	916,197
(loss) Income from operations	(18,942)	257	(18,685)	16,598	517	17,115

Other income / (expense)
Interest income	23,925	-	23,925	54,093	-	54,093
Research and development grant	93,483	-	93,483	186,948	-	186,948
Other (expense) income	-	(1,199)	(1,199)	(141)	-	(141)
Finance costs	-	-	-	-	(6,127)	(6,127)
Total other income	117,408	(1,199)	116,209	240,900	(6,127)	234,773

(Loss) income from operations before income taxes	98,466	(942)	97,524	257,498	(5,610)	251,888
Income tax expense	90,158	(14,895)	75,263	95,078	72,306	167,384
Net (loss) income from continuing operations	8,308	13,953	22,261	162,420	(77,916)	84,504
Net loss from discontinued operations	-	-	-	-	-	-
Net (loss) income	8,308	13,953	22,261	162,420	(77,916)	84,504
Other comprehensive income	(63,565)	1,604	(61,961)	178,363	(2,524)	175,839
Comprehensive (loss) income	$(55,257)	$15,557	$(39,700)	$340,783	$(80,440)	$260,343

Net (loss) income per share:
Basic and Diluted Continuing operations	$0.002	$0.003	$0.004	$0.031	$(0.015)	$0.016
Discontinued	$-	$-	$-	$-	$-	$-
Total	$0.002	$0.003	$0.004	$0.031	$(0.015)	$0.016

STATEMENTS OF CASH FLOWS	Reported	Adjustments	Restated	Reported	Adjustments	Restated
	Dec 31, 2013	Dec 31, 2013	Dec 31, 2013	Dec 31, 2012	Dec 31, 2012	Dec 31, 2012

Net income (loss)	$(719,470)	$155,686	$(563,784)	$162,420	$(77,916)	$84,504
Net (loss) from discontinued operations	(297,530)	-	(297,530)	-	-	-
Net (loss) income from continuing operations	(421,940)	155,686	(266,254)	162,420	(77,916)	84,504

Adjustments to reconcile net loss to net cash used in operating activities:

Depreciation & amortization	357,687	-	357,687	345,507	-	345,507
Stock options and shares issued for compensation	178,356	-	178,356	-	-	-

(Increase) / decrease in assets:
Trade receivables	(316,347)	-	(316,347)	32,103	-	32,103
Inventories	10,034	-	10,034	(108,826)	-	(108,826)
Deferred tax assets	333,067	(155,686)	177,381	88,950	78,434	167,384
Other assets	(460,935)	-	(460,935)	85,329	-	85,329
Increase / (decrease) in current liabilities:
Trade payables	187,821	-	187,821	(1,191,086)	-	(1,191,086)
Net cash used in operating activities	(132,257)	-	(132,257)	(585,603)	518	(585,085)
CASH FLOWS FROM INVESTING
ACTIVITIES
Purchase of property, plant and equipment	(73,053)	-	(73,053)	(588,018)	(518)	(588,536)
Purchase of subsidiary	(322,875)	-	(322,875)	-	-	-
Net cash used in investing activities	(395,928)	-	(395,928)	(588,018)	(518)	(588,536)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	429,299	-	429,299	807,650	-	807,650

Net cash (used in) operations	(98,886)	-	(98,886)	(365,971)	-	(365,971)

Cash flows from discontinued operations
Net cash (used in) discontinued operations	(65,287)	-	(65,287)	-	-	-

Effect of exchange rate changes on cash and cash equivalents	(141,916)	-	(141,916)	124,483	-	124,483
Net increase in cash and cash equivalents	(306,089)	-	(306,089)	(241,488)	-	(241,488)
Cash and cash equivalents at the beginning of the period	7,140,539	-	7,140,539	5,617,025	-	5,617,025

Cash and cash equivalents at the end of the period	6,899,738	-	6,899,738	5,375,537	-	5,375,537

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$6,356	$(6,356)	$-	$95,078	$(95,078)	$-
Interest payments	$888,684	$-	$888,684	$901,130	$-	$901,130

Note 2 – DISCONTINUED OPERATIONS

In January 2014, management decided to return the ‘Wiki Technology’ entity to Edward DeFeudis and Marco Garibaldi as per the terms of the Share Exchange Agreement (“Share Exchange Agreement”) dated May 30, 2013.  The decision was taken because revenue and profitability benchmarks as per the Share Exchange Agreement were unlikely to be met.  Revenue and expenses, and gains and losses relating to the discontinued business have been reclassified from the results of continuing operations and are reflected as net loss from discontinued operations in the statement of operations and comprehensive (loss) income.

The assets and liabilities and operating results of the discontinued operation are summarized as follows:

ASSETS AND LIABILITIES OF DISCONTINUED OPERATIONS	12/31/2013	6/30/2013

Current assets
Cash and cash equivalents	$3,312	$65,288
Other current assets	675	3,678
Total current assets	3,987	68,966
Non Current Assets
Fixed Assets	12,869	9,105
Intellectual property	195,949	198,354
Other assets	35,000	50,000
Total Non Current assets	243,818	257,459
Total Assets	247,805	326,425

Current Liabilities
Trade Creditors	3,000	3,000
Provisions and accruals	3,912
Intercompany liabilities	64,999
Total Current Liabilities	71,911	3,000
Non Current Liabilities
Shareholder loans	150,000
Total Non Current liabilities	150,000	-
Total Liabilities	221,911	3,000

Net Assets	$25,894	$323,425

NET RESULT FROM DISCONTINUED OPERATIONS	FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012
Revenue	$2,647	$-
Cost of Revenue	70,460	-
Gross Profit (Loss)	(67,813)	-
Operating Expenses	230,277	-
(Loss) from operations	(298,090)	-
Other income	560	-
(Loss) before tax	(297,530)	-
Tax	-	-
(Loss) after tax	$(297,530)	$-

The discontinued operations of Wiki Technologies, Inc. were reported in the United States of America segment in our geographic segment information as per Note 16.

Note 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (RESTATED)

Principles of Consolidation
The consolidated financial statements include the accounts of Source Financial, Inc (“Source”) and its wholly owned subsidiaries Moneytech Limited (“Moneytech”), Moneytech Finance Pty Ltd, mPayments Pty Ltd., Moneytech POS Pty Ltd., Moneytech Services Pty Ltd, Moneytech USA and WikiTechnologies, Inc., collectively referred to as the Company.  All material intercompany accounts, transactions and profits were eliminated in consolidation.

Equity Investments
The Company uses the equity method of accounting for investments when the percentage of ownership of the investment is between 20% and 50%.  The Company includes the proportionate share of the profit or loss as part of the carrying value of the investment.

Use of Estimates
The preparation of financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Significant estimates include collectability of accounts receivable, accounts payable, sales returns and recoverability of long-term assets.

Exchange (Loss) Gain
During the three and six months ended December 31, 2013 and 2012, the transactions of Moneytech and its wholly owned subsidiaries were denominated in foreign currency and were recorded in Australian dollar (AUD) at the rates of exchange in effect when the transactions occurred. Exchange gains and losses are recognized for the different foreign exchange rates applied when the foreign currency assets and liabilities are settled.

Foreign Currency Translation and Comprehensive (Loss) Income
The accounts of Moneytech Limited and its wholly owned subsidiaries were maintained, and its financial statements were expressed, in AUD. Such financial statements were translated into USD with the AUD as the functional currency.  All assets and liabilities were translated at the exchange rate at the balance sheet date, stockholder’s equity is translated at the historical rates and income statement items are translated at the average exchange rate for the period.  Transactions in foreign currencies are initially recorded at the functional currency rate ruling at the date of transaction.  Any differences between the initially recorded amount and the settlement amount are recorded as a gain or loss on foreign currency transaction in the consolidated statements of operations. The resulting translation adjustments are reported under other comprehensive income as a component of shareholders’ equity.

Reportable Segment
The Company has one reportable segment.   The Company’s activities are interrelated and each activity is dependent upon and supportive of the other. Accordingly, all significant operating decisions are based on analysis of financial products provided as a single global business.

Revenue Recognition
Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectability is probable. Revenue generally is recognized net of allowances for returns and any taxes collected from customers and subsequently remitted to governmental authorities.

Cost of Revenue
Cost of revenue includes: programs licensed, operating costs including costs of funds and related product support service centers to drive traffic to our websites, costs incurred to support and maintain products and services, including inventory valuation adjustments, costs associated with the delivery of consulting services, and the amortization of capitalized intangible software costs. Capitalized intangible software costs are amortized over the estimated lives of the products.

Research and Development
Research and development expenses include payroll, employee benefits, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, and the amortization of purchased software code and services content. Such costs related to software development are included in research and development expense until the point that technological feasibility is reached, which for our software products is generally shortly before the products are put into service. Once technological feasibility is reached, such costs are capitalized and amortized to cost of revenue over the estimated lives of the products.  Certain research and development costs are eligible for reimbursement by the Australian government.  Research and development expense is included as an operating expense and research and development grant income is reported as other income.

Income Taxes
The Company utilizes FASB Accounting Standards Codification (ASC) Topic 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that were included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company follows FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, (codified in FASB ASC Topic 740). When tax returns are filed, it is likely that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination. Interest associated with unrecognized tax benefits is classified as interest expense and penalties are classified in selling, general and administrative expenses in the statements of income.

At December 31, 2013 and 2012, the Company had not taken any significant uncertain tax positions on its tax returns for 2012 and prior years or in computing its tax provision.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities.  The Company places its cash in what it believes to be credit-worthy financial institutions.  The Company has a diversified customer base, most of which are in Australia.  The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures.  The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Risks and Uncertainties
The Company is subject to risks from, among other things, competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies
Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur.  The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves judgment.  In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought.

If the assessment of a contingency indicates it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements.  If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.  Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents
Cash and equivalents include cash in hand and cash in demand deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.  At December 31, 2013, the Company had $6,899,738 in cash, all of which was on deposit in Australia and not covered by insurance.  At June 30, 2013, the Company had $7,140,539 in cash in Australia which was not covered by insurance.  The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in bank accounts.

Allowance for Doubtful Accounts
The Company maintains reserves for potential credit losses on accounts receivable.  Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.

Inventory
Inventories are valued at the lower of cost (determined on a weighted average basis) or market.  Management compares the cost of inventories with the market value and allowance is made to write down inventories to market value, if lower.  As of December 31, 2013 and June 30, 2013, inventory only consisted of finished goods.

Property, Plant & Equipment
Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated useful life of the asset or the lease term. The estimated useful lives of our property and equipment are generally as follows:

Computer software	3 to 10 years

Computer hardware	5 to 15 years

Furniture and equipment	3 to 5 years

As of December 31, 2013 and June 30, 2013, Property, Plant & Equipment consisted of the following:

	12/31/2013	6/30/2013
Office equipment	$35,221	$35,949
Furniture and fixtures	225,269	229,927
Computers and software	1,282,160	1,282,317
Accumulated Depreciation	(1,039,926)	(979,162)
	$502,724	$569,031

As of December 31, 2013 and 2012, depreciation expense consisted of the following:

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Depreciation, operating	$16,833	$18,866	$36,907	$29,921
Depreciation, cost of revenue	30,527	26,510	56,576	55,936
Total depreciation expense	$47,360	$45,376	$93,483	$85,857

Fair Value of Financial Instruments
For certain of the Company’s financial instruments, including cash and equivalents, restricted cash, accounts receivable, accounts payable, accrued liabilities and short-term debt, the carrying amounts approximate their fair values due to their short maturities.  ASC Topic 820, “Fair Value Measurements and Disclosures,” requires disclosure of the fair value of financial instruments held by the Company.  ASC Topic 825, “Financial Instruments,” defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures.  The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest.  The three levels of valuation hierarchy are defined as follows:

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company analyzes all financial instruments with features of both liabilities and equity under ASC 480, “Distinguishing Liabilities from Equity,” and ASC 815.

As of December 31, 2013, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value.

Earnings per Share (EPS)
Basic EPS is computed by dividing income available to common shareholders and equivalents by the weighted average number of common shares and equivalents outstanding for the period. Diluted EPS is computed similar to basic net income per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if all the potential common shares, warrants and stock options had been issued and if the additional common shares were dilutive. Diluted EPS is based on the assumption that all dilutive convertible shares and stock options were converted or exercised. Dilution is computed by applying the treasury stock method for the outstanding options and the if-converted method for the outstanding convertible preferred shares. Under the treasury stock method, options and warrants are assumed to be exercised at the beginning of the period (or at the time of issuance, if later), and as if funds obtained thereby were used to purchase common stock at the average market price during the period. Under the if-converted method, convertible outstanding instruments are assumed to be converted into common stock at the beginning of the period (or at the time of issuance, if later).

The following table sets for the computation of basic and diluted earnings per share for the three and six months ended December 31, 2013 and 2012:

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net (loss) income from continuing operations	$(145,994)	$22,261	$(266,254)	$84,504
Net result from discontinued operations	(104,678)	-	(297,530)	-
Net (loss) income	$(250,672)	$22,261	$(563,784)	$84,504

Weighted average number of shares used in computing basic and diluted net (loss) income

Basic	10,470,632	5,300,000	10,449,303	5,300,000
Dilutive effect of stock options	-	-	-	-
Diluted	10,470,632	5,300,000	10,449,303	5,300,000

	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Net (loss) income per share
Basic and diluted:
Continuing operations	$(0.014)	$0.004	$(0.026)	$0.016
Discontinued	$(0.010)	$-	$(0.028)	$-
Total	$(0.024)	$0.004	$(0.054)	$0.016

The options to purchase up to 62,996 shares of common stock were anti-dilutive during the three and six months ended December 31, 2013.

Goodwill
Goodwill represents the excess of the purchase price over the fair value of the net assets acquired in a business combination. Goodwill is not amortized but is evaluated for impairment at the reporting unit level annually as of June 30, or more frequently if events or changes in circumstances indicate that impairment may exist.

Effective October 1, 2011, the Company adopted ASU 2011-08, which allows the Company to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying value. This step serves as the basis for determining whether it is necessary to perform the two-step goodwill impairment test. The two-step test first compares the fair value of the reporting unit to its carrying value. If the fair value exceeds the carrying value, no impairment exists, and the second step is not performed. If the fair value is less than the carrying value, the second step is performed to compute the amount of the impairment by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The adoption did not have a material impact on the consolidated financial statements.

The Company evaluated its goodwill for impairment on December 31, 2013, and concluded there was no impairment as of that date.

Intangible Assets
The Company records identifiable intangible assets at fair value on the date of acquisition and evaluates the useful life of each asset.  Finite-lived intangible assets primarily consist of software development capitalized. Finite-lived intangible assets are amortized on a straight-line basis and are tested for recoverability if events or changes in circumstances indicate that their carrying amounts may not be recoverable. These intangibles have useful lives ranging from 1 to 10 years. No events or changes in circumstances indicate that impairment existed as of December 31, 2013.

Stock-Based Compensation
We recognize all share-based payments to employees and to non-employee directors as compensation for service on our board of directors as compensation expense in the consolidated financial statements based on the fair values of such payments. Stock-based compensation expense recognized each period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. Forfeitures are estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

For share-based payments to consultants and other third-parties, compensation expense is determined at the “measurement date.” The expense is recognized over the vesting period of the award. Until the measurement date is reached, the total amount of compensation expense remains uncertain. We record compensation expense based on the fair value of the award at the reporting date. The awards to consultants and other third-parties are then revalued, or the total compensation is recalculated based on the then current fair value, at each subsequent reporting date.

Recently Issued Accounting Pronouncements
In July 2013, the FASB issued an accounting standards update intended to provide guidance on the presentation of unrecognized tax benefits, reflecting the manner in which an entity would settle, at the reporting date, any additional income taxes that would result from the disallowance of a tax position when net operating loss carryforwards, similar tax losses, or tax credit carryforwards exist. This accounting standard will be effective for the Company beginning June 1, 2014; early adoption is permitted. The Company has early adopted this guidance and the adoption did not have a material impact on the Company's consolidated financial position or results of operations.

Reclassification
Certain prior year amounts have been reclassified for consistency with the current period presentation. These reclassifications had no effect on the reported results of operations. The Company concluded that it was appropriate to reclassify some if its depreciation expenses as cost of goods sold, which previously was included in operating expenses.

Note 4 – TRADE RECEIVABLES, NET (RESTATED)

Trade receivables consist principally of accounts receivable and trade financing and other financial services to small to medium sized businesses and individuals, principally in Australia.  Trade receivables are recorded at the invoiced amount and net of allowances for doubtful accounts.  Trade receivables bear interest. The allowance for doubtful accounts represents management’s estimate of the amount of probable credit losses in existing accounts receivable, as determined from a review of past due balances and other specific account data. Account balances are written off against the allowance when management determines the receivable is uncollectible.

Collectability of trade receivables is reviewed on an ongoing basis. Debts which are known to be uncollectable are written off by reducing the carrying amount directly. A provision for impairment of trade receivables is raised when there is objective evidence that the consolidated entity or parent entity will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganization and default or delinquency in payments (more than 60 days overdue) are considered indicators that the trade receivable may be impaired. The amount of the impairment allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. Cash flows relating to short-term receivables are not discounted if the effect of discounting is immaterial.

All trade receivables must be paid within 122 days.  Trade receivables not paid in full by this time are considered overdue and once 30 days past due are considered delinquent.

As of December 31, 2013 and June 30, 2013, trade receivables consist of the following:

	12/31/2013	6/30/2013
Trade receivables	$27,602,077	$27,740,315
Allowance for bad debt	(833,486)	(731,475)
Total trade receivables, net	$26,768,591	$27,008,840

Note 5 – OTHER ASSETS

Other assets consist of the following as of December 31, 2013 and June 30, 2013:

Other current assets	12/31/2013	6/30/2013
Research & development grant receivable	$680,048	$401,852
Insurance claim receivable	172,572	269,556
Prepayment	76,083	66,922
Deferred compensation	216,811	-
Other assets	353,977	78,718
	$1,499,491	$817,048

Other non current assets	12/31/2013	6/30/2013
Prepaid gift card establishment fees	$-	$45,973
	$-	$45,973

Note 6 – INTANGIBLE ASSETS

Intangible assets consist of the following as of December 31, 2013 and June 30, 2013:

	12/31/2013	6/30/2013
Moneytech and mPayments software	$5,901,743	$5,239,641
Accumulated amortization	(2,562,595)	(1,925,228)
	$3,339,148	$3,314,413

The intangible assets are amortized over 10-12 years.  Amortization expense of $264,204 and $259,650 was included in cost of revenues for the six months ended December 31, 2013 and 2012, respectively.

Note 7 – GOODWILL

As of December 31, 2013 and June 30, 2013, the Goodwill was comprised of the following:

	12/31/2013	6/30/2013
Acquisition cost of Moneytech POS Pty Ltd.	$96,191	$98,180
Fixed assets received	(53,587)	(54,695)
Liability assumed	25,055	25,572
Acquisition cost assigned to goodwill	$67,659	$69,057

Note 8 – TRADE AND OTHER PAYABLES

As of December 31, 2013 and June 30, 2013, trade and other payables consist of the following:

	12/31/2013	6/30/2013
Trade payables	$5,137,073	$4,848,656
Employee benefits	125,171	279,646
Other liabilities	(3,957)	119,097
Total payables	$5,258,287	$5,247,399

Note 9 – CURRENT LIABILITIES

	12/31/2013	6/30/2013
Wholesale loan facility	$25,593,086	$25,669,388
Cash reserve	2,648,529	2,731,094
	$28,241,615	$28,400,482

Wholesale Loan Facility
The Company had a secured line of credit under a Receivables Purchase Agreement (“RPA”) with Westpac Banking Corporation for up to AUD$30 million for the Company to use as of December 31, 2013 and June 30, 2013.  The line of credit is secured mainly by trade receivables.  Interest is charged at the bank’s reserve rate plus an agreed upon margin from the bank.  The agreement is renewed annually on an agreed anniversary date, the latest of which was December 31, 2013.  In 2014, the facility limit was extended to AUD$40 million and renewed until December 31, 2014.  Interest expense charged to cost of revenue related to the loan for the six months ended December 31, 2013 and 2012 was approximately  USD $884,770 and USD $901,130, respectively.

Cash Reserve
The Company is required to maintain certain cash reserves with its senior debt provider in accordance with the RPA. The Required Cash Reserve amount may be provided by the Company or its customers and is held in a ‘Cash Reserve Account’ with its senior debt provider in accordance with the RPA’s terms and conditions.  The Required Cash Reserve balance is adjusted based on the RPA and the total facility limit provided to the Company by the senior lender.

Note 10 – NON-CURRENT LIABILITY

	12/31/2013	6/30/2013
Shareholders loans	$44,731	$45,665
	$44,731	$45,665

Shareholders’ Loan
The Company has a loan payable in the amount of AUD$50,000 to a shareholder.  The loan is due and payable on September 30, 2014.  Interest of 8% is only payable if Moneytech has positive retained earnings at the time of repayment.

Note 11 – STOCKHOLDERS’ EQUITY

Preferred Stock
The Company has 1,000,000 undesignated shares of Preferred Stock authorized, each having  a par value of $0.01, as of December 31, 2013 and had 10,000,000 undesignated shares of Preferred Stock authorized, each having a par value of $0.01, at June 30, 2013.  There were 5,000 shares of Series B Preferred Stock authorized, issued and outstanding as of December 31, 2013 and June 30, 2013 (the “Series B Preferred Shares”).  Under the terms of the Series B Preferred Stock Certificate of Designation, the holder(s) of the Series B Preferred Shares have the right, until June 30, 2018, to (A) elect the majority of the Company’s Board of Directors and (B) vote on all other matters to come before the holders of common stock (the “Common Stock”) with each vote per share of Series B Preferred Stock equal to 1,000 shares of Common Stock.

After June 30, 2018, the Series B Preferred Shares shall have no voting rights and shall be redeemable by the Company for the sum of one tenth of a cent ($0.001) per Series B Preferred Share. The Series B Preferred Shares will not have any conversion rights and shall not be entitled to receive any dividends, distributions, or other economic or financial interest in the Company, and in the event of a liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, the holders of Class B Preferred Shares will be entitled to receive out of the Company’s assets, whether such assets are capital or surplus, of any nature, the sum of one-tenth of a cent ($0.001) per Series B Preferred Share, after payment to the holders of the Common Stock and the holders of any other series or class of the Company’s equity securities ranking senior to the Common Stock.

Common Stock
The Company has 50,000,000 shares of Common Stock authorized, each having a par value of $0.001, as of December 31, 2013 and had 500,000,000 shares of Common Stock authorized, each having a par value of $0.10, as of June 30, 2013.  There were 9,811,632 shares issued and outstanding as of December 31, 2013 and 9,961,632 shares issued and outstanding as of June 30, 2013.  The Company has 509,000 and 338,368 shares to be issued as of December 31, 2013 and June 30, 2013, respectively.  Each share of Common Stock is entitled to one (1) vote.

On October 3, 2013, the Company amended and restated the certificate of incorporation to decrease the number of authorized shares of Common Stock and Preferred Stock to 50,000,000 and 1,000,000 respectively.  The Company also reduced the par value of the Common Stock to $0.001 from $0.10.

On October 29, 2013, 150,000 shares which had previously been issued to contractors were cancelled and returned to treasury because performance criteria relating to the issuance of these shares had not been met.

Note 12 – STOCK COMPENSATION

Restricted shares
On July 23, 2013, the Company entered into a consulting agreement to promote the Company's image in both the industry and capital markets. In connection with the agreements, the Company was to issue 170,632 shares of Common Stock valued at $2.02 (stock price at grant date), and recorded $344,675 as deferred compensation.  During the three and six months ended December 31, 2013, the Company amortized $73,065 and $127,863 respectively as stock-based compensation.
Number of shares
Granted but not issued June 30, 2013	338,368
Issued during six months ended December 31, 2013	-
Granted during six months ended December 31, 2013	170,632
Granted but not issued December 31, 2013	509,000

Note 13 – STOCK OPTIONS

On April 19, 2013, the Company entered into an agreement with a software developer.  Upon achievement of certain milestones, the contractor can receive up to 100,000 Performance Based Stock Options at an exercise price of $2.50 per share.  The options vest and become exercisable immediately upon grant with a 3 year life.  As of December 31, 2013, 13,000 of the Performance Based Stock Options are vested. The FV of the options was calculated using the following assumptions: estimated life of three years, volatility of 351%, risk free interest rate of .35%, and dividend yield of 0%. The grant date FV of options was $249,995.

On July 19, 2013, the Company granted 75,000 Stock Options to each of the three non-employee directors pursuant to the Omnibus Incentive Plan.  These Stock Options are exercisable at an exercise price of $2.02 per share.  The options vest as to 2,083 shares per non-employee director on September 30, 2013, and as to an additional 2,083 shares each on the last day of each calendar month thereafter through and including August 31, 2016, except that the right to exercise the Options shall vest as to an additional 2,095 shares on the last day of August 31, 2016.  The options become exercisable immediately upon vesting and continue in force through June 30, 2020 (the "Expiration Date"), unless sooner terminated as provided herein and in the Plan. The FV of the options was calculated using the following assumptions: estimated life of seven years, volatility of 755%, risk free interest rate of 2.02%, and dividend yield of 0%. The grant date FV of options was $454,500.

On August 22, 2013, the Company granted 25,000 Stock Options to a contractor.  These Stock Options are exercisable at an exercise price of $1.30 per share.  The options vested and become exercisable immediately upon granting and continue in force through August 22, 2016 (the "Expiration Date"), unless sooner terminated as provided by the agreement. The FV of the options was calculated using the following assumptions: estimated life of three years, volatility of 843%, risk free interest rate of .82%, and dividend yield of 0%. The grant date FV of options was $32,500.

The Company recorded $45,369 and $115,491 option expense in the three and six months respectively ended December 31, 2013.

The following is a summary of the activity and position as of December 31, 2013.

Number of Stock Options
Outstanding at June 30, 2013	100,000
Granted	250,000
Exercised	-
Expired	-
Outstanding at December 31, 2013	350,000
Exercisable at December 31, 2013	62,996

Options outstanding at December 31, 2013 are as follows:

		Weighted	Total
		Average	Weighted		Weighted
		Remaining	Average		Average
	Total Options	Life	Exercise	Options	Exercise
Exercise Price	Outstanding	(Years)	Price	Exercisable	Price
$1.30 to $2.50	350,000	5.412	$1.70	62,996	$1.70

The fair value of the equity instruments granted was determined using the closing price on the day the shares were granted in the case of shares issued and using the Black and Scholes option valuation model in the case of share options granted.

Note 14 – RELATED PARTY TRANSACTIONS

During the three and six months ended December 31, 2013 and 2012, the Company paid a company controlled by the President of Moneytech for consulting services $96,782 and $52,977 (three months ended December 31, 2013 and 2012), respectively, and $122,449 and $105,943 (six months ended December 31, 2013 and 2012), respectively.

Note 15 – INCOME TAX (RESTATED)

The following is the income tax expense reflected in the Statement of Operations for the six months ended December 31, 2013 and 2012:

INCOME TAX EXPENSE	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Income tax expense - current	$-	$-	$-	$-
Income tax expense - deferred	128,220	75,263	177,372	167,384
Total	$128,220	$75,263	$177,372	$167,384

The following are the components of income before income tax reflected in the Statement of Operations for the six months ended December 31, 2013 and 2012:

COMPONENTS OF INCOME BEFORE INCOME TAX	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
(Loss) income from continuing operations	$(17,774)	$97,524	$(88,882)	$251,888
Net loss from discontinued operations	(104,678)	-	(297,530)	-
(Loss) income before Income tax	$(122,452)	$97,524	$(386,412)	$251,888

Loss from USA operations	$(489,315)	$-	$(807,091)	$-
Income from Australian operations	366,863	97,524	420,679	251,888
(Loss) income before Income tax	$(122,452)	$97,524	$(386,412)	$251,888
Income tax	128,220	75,263	177,372	167,384
Effective tax rate	(104)%	77%	(46)%	66%

The Company did not have a United States tax paying entity during the six months ended December 31, 2012.

The following is a reconciliation of the provision for income taxes at the US federal income tax rate to the income taxes reflected in the Statement of Operations for the six months ended December 31, 2013 and 2012:

INCOME TAX RATE RECONCILIATION	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
US statutory rates	34%	34%	34%	34%
Tax rate difference	(4)%	(4)%	(4)%	(4)%
Research and development	(14)%	47%	(13)%	36%
USA losses	(120)%	-%	(63)%	-%
Tax expenses at actual rate	(104)%	77%	(46)%	66%

The following are the components of deferred tax reflected in the Statement of Operations for the six months ended December 31, 2013 and 2012:

COMPONENTS OF DEFERRED TAX EXPENSE	FOR THE THREE MONTHS ENDED		FOR THE SIX MONTHS ENDED
	12/31/2013	12/31/2012	12/31/2013	12/31/2012
Tax losses carried forward	$140,643	$76,687	$217,176	$133,141
Doubtful debts reserve	(8,751)	8,158	(36,133)	41,107
Accruals	(3,672)	(9,582)	(3,671)	(6,864)
	128,220	75,263	177,372	167,384

The following are the components of deferred tax reflected in the Balance Sheet as of December 31, 2013 and June 30, 2013:

COMPONENTS OF DEFERRED TAX ASSET	12/31/2013	6/30/2013
Tax losses carried forward	$1,349,971	$1,592,888
Doubtful debts reserve	250,046	219,442
Accruals	39,694	36,890
	1,639,711	1,849,221
Deferred tax assets - current	$268,440	$718,767
Deferred tax assets - non current	1,371,271	1,130,454
	1,639,711	1,849,221

Deferred income taxes arise from temporary differences between the tax and financial statement recognition of revenue and expense. In evaluating the ability to recover the deferred tax assets within the jurisdiction from which they arise, the Company considered all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, tax planning strategies and recent financial operations. In projecting future taxable income, the Company began with historical results adjusted for changes in accounting policies and incorporates assumptions including the amount of future pretax operating income, the reversal of temporary differences, and the implementation of feasible and prudent tax planning strategies. These assumptions require significant judgment about the forecasts of future taxable income and are consistent with the plans and estimate the Company are using to manage the underlying businesses. In evaluating the objective evidence that historical results provide, the Company consider three years of cumulative operating income (loss).

As of December 31, 2013, Moneytech had approximately $4,499,904 in net operating loss (“NOL”) carry forward available to offset future taxable income in Australia.  The NOLs can be carried forward without expiration in Australia.  Management believes that all NOLs will be utilized in the near future and therefore no allowance was made.

As of December 31, 2013, Source had NOL’s of approximately $13 million dollars to offset future taxable income in the US.  Federal NOLs can generally be carried forward 20 years.  However, under Internal Revenue Code section 382 due to the change in ownership there are certain limitations placed on the NOL carryover and Source may only use approximately $161,500 per year of the available NOL.  The deferred tax assets of the US entities at December 31, 2013 were fully reserved.  Management believes it is more likely than not that these assets will not be realized in the near future.

Note 16 – GEOGRAPHIC SEGMENT INFORMATION (RESTATED)

As a result of the reverse acquisition on June 30, 2013 the Company operates in two regions: Australia and United States of America.  All inter-company transactions are eliminated in consolidation.

For the three months ended December 31, 2013 and 2012, geographic segment information is as follows:

	Three Months Ended December 31, 2013				Three Months Ended December 31, 2012
	Australia	USA	Elimination	Consolidated	Australia	USA	Elimination	Consolidated
Revenue	$1,519,644	$2,174	$-	$1,521,818	$1,237,067	$-	$-	$1,237,067
Cost of Revenue	721,304	2,204	-	723,508	698,258	-	-	698,258
Total Expenses	658,072	296,437	-	954,509	557,494	-	-	557,494
Other Income (Expense)	138,425	-	-	138,425	116,209	-	-	116,209
Net Income (Loss) before tax from continuing operations	278,693	(296,467)	-	(17,774)	97,524	-	-	97,524
Discontinued operations	-	(104,678)	-	(104,678)	-	-	-	-
Assets	41,037,889	7,154,616	7,021,458	41,171,047	40,702,647	-	-	40,702,647
Debt	33,609,632	553,117	396,205	33,766,544	32,538,169	-	-	32,538,169

For the six months ended December 31, 2013 and 2012, geographic segment information is as follows:

	Six Months Ended December 31, 2013				Six Months Ended December 31, 2012
	Australia	USA	Elimination	Consolidated	Australia	USA	Elimination	Consolidated
Revenue	$2,712,039	$2,174	$-	$2,714,213	$2,342,316	$-	$-	$2,342,316
Cost of Revenue	1,495,511	2,204	-	1,497,715	1,409,004	-	-	1,409,004
Total Expenses	1,141,343	509,532	-	1,650,875	916,197	-	-	916,197
Other Income (Expense)	345,495		-	345,495	234,773	-	-	234,773
Net Income (Loss) before tax from continuing operations	420,680	(509,562)	-	(88,882)	251,888	-	-	251,888
Discontinued operations	-	(297,530)	-	(297,530)	-	-	-	-
Assets	41,037,889	7,154,616	7,021,458	41,171,047	40,702,647	-	-	40,702,647
Debt	33,609,632	553,117	396,205	33,766,544	32,538,169	-	-	32,538,169

Note 17 – EQUITY INVESTMENT (RESTATED)

On January 16, 2013 the Company entered into an agreement whereby it received a 37.5% equity interest in 360 Market Pty. Limited (“360”) in exchange for allowing 360 to utilize certain license rights.  There was no exchange of cash or debt for the transaction and it was accounted for on the historical cost basis with a $0 value.  The investment is accounted for by the equity method since the Company obtained a 37.5% equity interest.  Due to the continuous loss from inception through September 30, 2013 incurred by 360,  the Company did not recognize any income or return from the investment as doing so would have created a negative carrying value in the investment account.  The Company discontinued using the equity method rather than establish a negative balance.  The investment retains a zero balance until subsequent investee profits eliminate all unrealized losses.  In addition, 360 has had a negative equity position since inception of the investment thereby precluding any other disclosure regarding our underlying position in the net equity of 360.

Note 18 – COMMITMENTS

The Company leases two offices under renewable operating leases expiring on August 31, 2014 and July 31, 2015.  The aggregate monthly rent is approximately USD $11,228.  For the three months ended December 31, 2013 and 2012, the rental expense was USD $33,684 and USD $38,805, respectively.  For the six months ended December 31, 2013 and 2012, the rental expense was USD $69,283 and USD $71,819, respectively.

Future minimum rental payments required under operating leases as of December 31, 2013 are as follows:

June 30, 2014	$106,478
2015	12,800
$119,278

Note 19 – SUBSEQUENT EVENTS

Management has evaluated events subsequent through February 14, 2014 for transactions and other events that may require adjustment of and/or disclosure in such financial statements and these included:

•
In January 2014, management decided to return the ‘WikiTechnologies’ entity to Edward DeFeudis and Marco Garibaldi as per the Share Exchange Agreement.  The decision was taken because revenue and profitability benchmarks set forth in the Share Exchange Agreement were unlikely to be met.  On February 14, 2014,  pursuant to a Settlement Agreement, the outstanding shares of  Wiki Technologies, Inc.  were returned to Edward DeFeudis and Marco Garibaldi, and   Edward DeFeudis and Marco Garibaldi relinquished their right to the 2,240,000 shares of our Common Stock held in escrow on their behalf,  of which 2,130,000 shares was returned to us for cancellation.